As filed with the Securities and Exchange Commission on February 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5030	95-4463937
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

990 Biscayne Blvd., Suite 501
Miami, Florida 33132

(904) 496-0027

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael McLaren

Director and Chief Executive Officer

Safe & Green Holdings Corp.

990 Biscayne Blvd., Suite 501

Miami, Florida 33132

(646) 240-4235

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Ross D. Carmel, Esq.
Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, New York 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 7, 2025

19,270,190 Shares of Common Stock

This prospectus relates to resale from time to time by Alumni Capital LP, a Delaware limited Partnership (the “Investor”) of our common stock, par value $0.01 per share (the “Common Stock”), in an offering amount of up to $100,000,000 (the “ELOC Shares”), which would represent approximately 19,270,190 shares of Common Stock based on the closing price of our shares on the Nasdaq Capital Market, LLC, or “Nasdaq”, on February 3, 2025 of $0.68 per share, that have been or may be issued by us to the Investor pursuant to an equity purchase agreement, dated as of January 21, 2025, by and between us and the Investor (the “ELOC Purchase Agreement”) establishing a committed equity facility (the “Facility” or “Equity Line of Credit”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ELOC Shares by the Investor. However, we may receive up to $100,000,000 million in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of the ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. See “Plan of Description” for a description of the ELOC Purchase Agreement and the Facility and “Selling Shareholder” for additional information regarding the Investor.

The Investor may offer, sell or distribute all or a portion of the ELOC Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these ELOC Shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Investor. The Investor is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and will pay or assume any discounts, commissions or concessions received by them except as set forth in the ELOC Purchase Agreement. Although the Investor is obligated to purchase our ELOC Shares under the terms of the ELOC Purchase Agreement to the extent we choose to sell such ELOC Shares to it (subject to certain conditions), there can be no assurances that the Investor will sell any or all of the ELOC Shares purchased under the ELOC Purchase Agreement pursuant to this prospectus.

This prospectus describes the general manner in which the Shares may be offered and sold by the Investor. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus. Any such prospectus supplement may also add, update or change information in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement carefully before you invest. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Given the relative lack of liquidity in our stock, sales of our Common Stock under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities. Our Common Stock is listed on the Nasdaq under the symbol “SGBX.” On February 3, 2025, the last reported sale price of our Common Stock on Nasdaq was $0.68 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2025

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Securities offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.safeandgreenholdings.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Securities offered hereunder.

Unless the context otherwise requires, the terms ““we,” “us,” “our,” “the Company,” “Safe & Green” and “our business” refer to Safe & Green Holdings Corp. and “this offering” refers to the offering contemplated in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our Securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

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About this Prospectus

This prospectus describes the general manner in which the Investor may offer, from time to time, up to 19,270,190 Shares held by the Investor as described in the cover page of this prospectus. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Investor have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Documents by Reference,”.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus or any prospectus supplement, the statement in that document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of the Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 7 and the financial statements and related notes included in this prospectus.

Corporate Information

We were incorporated in the State of Delaware on December 29, 1993 under the name PC411, INC. On January 12, 1999, we changed our name to CDSI Holdings, Inc. On November 4, 2011, CDSI Merger Sub, Inc., our wholly owned subsidiary, completed a reverse merger with and into SG Building Blocks, Inc. (“SG Building”), with SG Building surviving the reverse merger as our wholly owned subsidiary. Also on November 4, 2011, we changed our name to SG Blocks, Inc. On December 16, 2022, we changed our name to Safe & Green Holdings Corp. In addition, on December 16, 2022, our then wholly-owned subsidiary, SGB Development Corp. changed our name to Safe and Green Development Corporation by filing a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. Prior to our emergence from bankruptcy in June 2016, our Common Stock was quoted on the OTC Bulletin Board. Our Common Stock is currently listed for trading on the Nasdaq Capital Market under the symbol “SGBX.”

Our principal offices are located at 990 Biscayne Blvd., #501, Office 12, Miami, Florida 33132. Our website address is www.safeandgreeenholdings.com. The information contained in, and that can be accessed through our website, is not incorporated into and is not a part of this prospectus. Our phone number is (646) 240-4235.

Business Overview

We operate in the following four segments: (i) manufacturing and construction services; (ii) medical; (iii) real estate development; and (iv) environmental. The manufacturing and construction segment designs and manufactures modular structures built in our factories using raw materials that are Made-in-America. In the medical segment we have previously used our modular technology to offer prefabricated health facilities for on-site immediate COVID-19 testing and plan to provide our modular technology to offer turnkey solutions to medical testing and treatment and generating revenue from medical testing. Our real estate development segment’s current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. The environmental segment, the newest segment, plans to offer a sustainable medical and waste management solution that will utilize a patented technology to collect waste and treat waste for safe disposal.

We are a provider of modular facilities (“Modules”). We currently provide Modules made out of both code-engineered cargo shipping containers and traditional construction using wood and steel framing for use as both permanent or temporary structures for residential housing use and commercial use. Prior to the COVID-19 pandemic, the Modules we supplied were primarily for retail, restaurant and military use and were manufactured by third party suppliers using our proprietary technology and design and engineering expertise, which modifies code-engineered cargo shipping containers and purpose-built modules for use for safe and sustainable commercial, industrial and residential building. In March 2020, in response to the COVID-19 pandemic we began increasing our focus on providing our Modules as health care facilities for deployable medical response solutions. In September 2020, we acquired substantially all the assets of Echo DCL, LLC, a Texas limited liability company (“Echo”), except for Echo’s real estate holdings. Echo was a container/modular manufacturer based in Durant, Oklahoma specializing in the design and construction of permanent modular and temporary modular buildings and was one of our key supply chain partners. This acquisition allowed us to have more control over the manufacturing process and, as a result, we have increased our product offerings to add Modules made out of wood, steel and traditional construction materials.

During 2021, through our former subsidiary, Safe and Green Development Corporation. (“SG DevCorp” or “SG Development”) we also began to focus on acquiring property to build multi-family housing projects in underserved regions utilizing the manufacturing services of our subsidiary SG Echo, LLC (“SG Echo”). In March 2022, we formed SG Environmental Solutions Corp. (“SG Environmental”) to focus on biomedical waste removal utilizing a patented technology that it licenses to shred and disinfect biomedical waste, rendering the waste disinfected, unrecognizable, and of no greater risk to the public health than residential household waste. In March 2023, we formed Safe and Green Medical Corporation (“SG Medical”), to focus on providing our Modules as health care facilities with various clinics and labs that cater to the specific needs of local communities. To date, we have not generated revenue from SG Environmental or SG Medical.

During 2024, our ownership in SG DevCorp fell below 50%, and we deconsolidated SG DevCorp from our financial statements (the “Deconsolidation”). The decrease in ownership percentage resulted from additional equity transactions of SG DevCorp. As of September 30, 2024, we account for our investment in SG DevCorp on the equity method.  The Deconsolidation represents a strategic shift in our operations and will have a major effect on our operations and financial results. Prior year financial statements for 2023 and 2022 have been restated to present the operations of SG DevCorp as a discontinued operation.

Recent Developments

Merger

On February 2, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and New Asia Holdings, Inc., a Nevada corporation (“NAHD”), pursuant to which NAHD will be merged into a to-be-formed subsidiary of the Company (the “Merger”). Following this Merger, the NAHD operating subsidiaries will be indirect, wholly owned subsidiaries of the Company.

As merger consideration, the Company will issue four million (4,000,000) Series A non-voting convertible preferred shares of the Company, par value $1.00 (the “Preferred Shares”), to the NAHD shareholders. Each Preferred Share has the right to convert into shares of common stock of the Company at a ratio of 1 to 15 (each Preferred Share will convert into 15 shares of common stock of the Company), provided, however, that such conversion is subject to the approval of a majority of the Company’s common shareholders.

The Merger Agreement contain customary representations, warranties, and covenants. The Merger Agreement also contain conditions to the completion of the Merger including the filing of the articles of incorporation and/or organization for the merger subsidiaries, and the adoption of board resolutions and/or sole member resolutions by the merger subsidiaries approving the Merger. There are no assurances that the parties will satisfy all of the conditions to the merger.

The parties expect to complete these transactions as soon as practicable following the satisfaction or waiver of the condition to the Merger.

Following the Merger, NAHD and its subsidiaries Olenox Corp., a Nevada corporation, and Machfu Inc., a Delaware corporation, will be indirect, wholly owned subsidiaries of the Company.

As a result of the transaction, which positively impacts stockholders’ equity by approximately $60 million, as of the date of this filing the Company believes it has stockholders’ equity of at least $2.5 million as required by Nasdaq Listing Rule 5550(b)(1) (the “Rule”). The Company is awaiting Nasdaq’s confirmation that it has evidenced compliance with the Rule.

Reverse Stock Split

On May 2, 2024, we effected a 1-for-20 reverse stock split of our outstanding Common Stock (“Reverse Split”). As a result of the Reverse Split, each of our stockholders received one new share of Common Stock for every 20 shares such stockholder held immediately prior to the effective time of the Reverse Split. The Reverse Split affected all of our issued and outstanding shares of Common Stock equally. The Reverse Split also affected our outstanding stock options, warrants and other exercisable or convertible securities and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued as a result of the Reverse Split. Any fractional shares that would have otherwise resulted from the Reverse Split was paid in cash, at an amount equal to the resulting fractional interest in one share of the Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on May 2, 2024. Except as indicated otherwise herein, the calculations based on outstanding Common Stock amounts after May 2, 2024 reflect the Reverse Split. Except where indicated otherwise therein, the documents incorporated by reference herein do not reflect the Reverse Split.

Nasdaq Continued Listing Rule Compliance

On April 19, 2024, we received a delinquency letter from the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we were not in compliance with the continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) (“Rule 5250(c)(1)”), which requires timely filing of periodic reports with the SEC for continued listing. On May 13, 2024, we received a letter (the “May 13 Compliance Notice”) from Nasdaq notifying the Company that it was now in compliance with Rule 5250(c)(1). Based on the May 7, 2024 and May 10, 2024 filings of the Company’s Form 10-K and Form 10-K/A, respectively, for the year ended December 31, 2023, Nasdaq has determined that the Company has regained compliance with Rule 5250(c)(1), and this matter is now closed according to the May 13 Compliance Notice.

On May 10, 2024, we received a letter (the “Delisting Notice”) from Nasdaq notifying the Company that Nasdaq previously notified the Company on November 7, 2023 that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”), which requires a minimum bid price of at least $1.00 per share for continued listing. On May 16, 2024, the Company received a letter (the “May 16 Compliance Notice”) from Nasdaq notifying the Company that it was now in compliance with Rule 5550(a)(2). Based on the Company’s closing bid price at or greater than $1.00 per share for 10 consecutive business days, from May 2, 2024 to May 15, 2024, Nasdaq has determined that the Company has regained compliance with Rule 5550(a)(2), and this matter is now closed according to the May 16 Compliance Notice.

Nasdaq Deficiency Notice

On May 16, 2024, the Company received a letter (the “Deficiency Notice”) from Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(1) (“Rule 5550(b)(1)”) because the stockholders’ equity of the Company of ($6,334,859), as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, was below the minimum requirement of $2.5 million. As of May 17, 2024, the Company does not have a market value of listed securities of $35 million, or net income from continued operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, the alternative quantitative standards for continued listing on Nasdaq.

The notification received has no immediate effect on the Company’s continued listing on Nasdaq, subject to the Company’s compliance with the other continued listing requirements.

In accordance with Nasdaq’s Listing Rules, the Company had 45 calendar days from the date of the Deficiency Notice, or no later than June 30, 2024, to submit a plan to regain compliance with Rule 5550(b)(1) (a “Compliance Plan”). The Company has submitted a Compliance Plan within 45 calendar days of the date of the Deficiency Notice and will evaluate available options to regain compliance. The Company was granted up to 180 calendar days from May 16, 2024, to evidence compliance with Rule 5550(b)(1).

On November 18, 2024, we received a letter from Nasdaq notifying the Company that the Company did not meet the terms of the extension granted by Nasdaq for the Company to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b). As a result, unless the Company requests an appeal of this determination by November 25, 2024, trading of the company’s common stock will be suspended at the opening of business on November 27, 2024, and the Company’s securities will be removed from listing and registration on The Nasdaq Stock Market. The Company filed the requisite appeal and was granted a hearing at a Nasdaq panel to present its plan to cure to the deficiency, at which time the panel may grant up to 6 months’ time for the Company to reach the required minimum of $2,500,000 in stockholders’ equity.

On December 12, 2024, the Company received a letter from Nasdaq notifying the Company that for the preceding 30 consecutive business days (October 30, 2024 through December 11, 2024), the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). The Company has an initial compliance period of 180 calendar days, or until June 10, 2025, to regain compliance, which may be achieved if the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of ten consecutive business days. If the Company does not achieve compliance by June 10, 2025, the Company may be eligible for additional time to comply.

Smaller Reporting Company

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. As a result of being considered a “smaller reporting company,” we will be entitled to certain exemptions regarding the disclosure that we are required to provide in our SEC filings. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

THE OFFERING

Securities being offered by the Investor:	The ELOC Shares that we may elect, in our sole discretion, to issue and sell to the Investor, from time to time from, in a maximum offering amount of up to $100,000,000 million, which would represent approximately 19,270,190 shares of Common Stock based on the closing price of our shares on the Nasdaq on February 3, 2025, of $0.68 per share.

Common Stock outstanding immediately prior to this offering:	6,035,011 shares of Common Stock.

Common Stock to be outstanding after this offering:(1)	25,305,201 shares of Common Stock.

Use of proceeds:	We will not receive any proceeds from any sale of the ELOC Shares by the Investor. However, we may receive up to $100,000,000 million in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of our ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. We intend to use any proceeds from the facility for working capital and general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds”.

Dividend policy:	We have never declared or paid any dividends on our Common Stock. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings to fund business development and growth, and we do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

Risk factors:	Investing in our Securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

Plan of Distribution:	The Investor may sell all or a portion of the ELOC Shares and the Shares beneficially owned by them and offered hereby from time to time directly in a number of different ways. Registration of the ELOC Shares and the Shares covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Trading market and symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SGBX” The Common Stock offered hereby will trade on the Nasdaq Capital Market under the symbol “SGBX.”
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Transfer agent:	The transfer agent and registrar for our Common Shares is Equiniti Trust Company, LLC.

(1)	The number of Common Shares outstanding immediately following this offering is based on 19,270,190 shares of Common Stock outstanding and reserved as of February 3, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our expected use of proceeds from this offering.

●	From time to time we have, and may in the future, experience a shortfall in cash.

●	Our auditors have expressed substantial doubt about our ability to continue as a going concern.

●	We have incurred net losses in prior periods and there can be no assurance that we will generate income in the future.

●	We will need to raise additional capital to fund our existing operations.

●	A material disruption of our suppliers or SG Echo’s facilities could prevent us from meeting customer demand.

●	We are dependent on the services of key personnel, a few customers and vendors.

●	The loss of one or a few customers or vendors could have a material adverse effect on us.

●	Changes in general economic conditions and geopolitical and other conditions may adversely impact our business.

●	Our clients may adjust, cancel or suspend the contracts in our backlog.

●	Our liability for estimated warranties may be inadequate.

●	We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations.

●	The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate.

●	Our business depends on the construction industry and general business, financial market and economic conditions.

●	There can be no assurance of market acceptance of Modules or modular construction techniques.

●	Unfavorable global economic conditions, including any adverse macroeconomic conditions or geopolitical events could adversely affect our business, financial condition, results of operations or liquidity.

●	Access to financing sources may not be available on favorable terms, or at all, which could adversely affect our ability to maximize our returns.

●	We may not achieve some or all of the expected benefits of the Separation.

●	To date we have not generated any revenue from SG Environmental or SG Medical.

●	We currently do not intend to pay dividends on our Common Stock. Consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our Common Stock.

●	We may issue shares of preferred or common stock in the future, which could dilute your percentage ownership of the Company.

●	Our failure to comply with continued listing requirements of the Nasdaq Capital Market.

●	Risks relating to ownership of our Common Stock, including high volatility and dilution.

The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our securities. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to this Offering

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business and cause the market price of our Common Stock to decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors. We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our Board of Directors, may further dilute the equity ownership of our stockholders.

We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 75,000,000 shares of our Common Stock and 5,405,010 shares of preferred stock. In certain circumstances, the Common Stock, as well as the awards available for issuance under our stock incentive plan, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock, including pursuant to outstanding equity awards, would further dilute the percentage ownership of us held by holders of Common Stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

Because we will not declare cash dividends on our Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering. See “Market Information For Securities And Dividend Policy.”

It is not possible to predict the actual number of ELOC Shares, if any, we will sell under the ELOC Purchase Agreement to the Investor, or the actual gross proceeds resulting from those sales.

Effective as of January 21, 2025, we entered into the ELOC Purchase Agreement with the Investor, pursuant to which the Investor has committed to purchase up to $100,000,000 of shares of the Company’s Common Stock, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. The Company’s Common Stock that may be issued under the ELOC Purchase Agreement may be sold by us to the Investor at our discretion from time to time.

We generally have the right to control the timing and amount of any sales of our Common Stock to the Investor under the ELOC Purchase Agreement. Sales of the Company’s Common Stock, if any, to the Investor under the ELOC Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some or none of the Company’s Common Shares that may be available for us to sell to the Investor pursuant to the ELOC Purchase Agreement.

Because the purchase price per share to be paid by the Investor for the Company’s Common Stock that we may elect to sell to the Investor under the ELOC Purchase Agreement, if any, will fluctuate based on the market prices of the Company’s Common Stock prior to each issuance made pursuant to the ELOC Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of the Company’s Common Stock that we will sell to the Investor under the ELOC Purchase Agreement, the purchase price per share that the Investor will pay for shares purchased from us under the ELOC Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the ELOC Purchase Agreement, if any.

Moreover, although the ELOC Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 million of shares of the Company’s Common Stock to the Investor, only 19,270,190 shares of the Company’s Common Stock is being registered for resale under the registration statement that includes this prospectus. If we elect to sell to the Investor all of the 19,270,190 shares of the Company’s Common Shares being registered for resale under this prospectus, depending on the market price of the Company’s Common Shares prior to each advance made pursuant to ELOC Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $100,000,000 million available to us under the ELOC Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to the Investor under the ELOC Purchase Agreement more than the 19,270,190 shares of the Company’s Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100,000,000 million under the ELOC Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Investor of any such additional shares of the Company’s Common Stock we wish to sell from time to time under the ELOC Purchase Agreement, which the SEC must declare effective. Any issuance and sale by us under the ELOC Purchase Agreement of the Company’s Common Stock in addition to the 19,270,190 shares of the Company’s Common Stock being registered for resale by the Investor under the registration statement that includes this prospectus could cause additional dilution to our stockholders.

We are not required or permitted to issue any shares of the Company’s Common Stock under the ELOC Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Investor will not be required to purchase any shares of the Company’s Common Stock if such sale would result in the Investor’s beneficial ownership exceeding 4.99% of the then issued and outstanding shares of the Company’s Common Stock. Our inability to access a part or all of the amount available under the ELOC Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Investors who buy ELOC Shares from the Investor at different times will likely pay different prices.

Pursuant to the ELOC Purchase Agreement, we will have discretion, to vary the timing, price and number of shares sold to the Investor. If and when we elect to sell the ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement, after the Investor has acquired such ELOC Shares, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Investor in this offering as a result of future sales made by us to Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Investor under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Rule 144 sales in the future may have a depressive effect on our share price.

All of the outstanding Common Stock held by the present officers, directors, and affiliate shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding Common Stock. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if our company is a current reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registration of common shares of present shareholders, may have a depressive effect upon the price of the common shares in any market that may develop.

The sale of a substantial amount of ELOC Shares and Shares in the public market could adversely affect the prevailing market price of our Common Stock.

We are registering for resale an aggregate of up to $100,000,000 million of ELOC Shares. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when the Investor may sell such shares in the public markets. Furthermore, in the future, we may issue additional Common Stock or other equity or debt securities convertible into Common Stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Outstanding warrants and future sales of our Securities may further dilute the Common Stock and adversely impact the price of our Common Stock.

As of February 3, 2025, we had 6,035,011 shares of Common Stock issued and outstanding. As of February 3, 2025, we have outstanding unexercised warrants to purchase 5,809,799 shares of Common Stock Common Shares. If the holder of our free trading shares wanted to sell these shares, there might not be enough purchasers to maintain the market price of our Common Stock on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our Common Stock and the value of your investment.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Common Stock or other securities convertible into or exchangeable for our Common Stock that could result in further dilution to the investor purchasing our Common Stock in this offering or result in downward pressure on the price of our Common Stock. We may sell our Common Stock or other securities in any other offering at prices that are higher or lower than the prices paid by the investor in this offering, and the investor purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our Common Stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

The market for our Common Stock may not provide investors with adequate liquidity.

Liquidity of the market for our Common Stock depends on a number of factors, including our financial condition and operating results, the number of holders of our Common Stock, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot predict the extent to which investor interest in the Company will maintain a trading market in our Common Stock, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling Common Stock that they hold.

Since we do not expect to pay any cash dividends for the foreseeable future, investors may be forced to sell their stock in order to obtain a return on their investment.

We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Instead, we plan to retain any earnings to finance our operations and growth plans discussed elsewhere or incorporated by reference in this prospectus. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our Common Stock.

The trading price of our Common Stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our share price is highly volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Common Stock at or above the public offering price and you may lose some or all of your investment.

Our management will have broad discretion over the use of the proceeds we receive from the sale of the ELOC Shares made pursuant to the ELOC Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of the ELOC Shares made pursuant to the ELOC Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not enhance our operating results or the value of our Common Shares.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Stock.

In order to maintain the listing of our Common Stock on the Nasdaq Capital Market, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with such applicable listing standards.

In addition, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iii), if the Company’s Common Stock trade below $0.10 per share for 10 consecutive trading days, the Company could be subject to a Nasdaq delisting notification which could result in the delisting of the Company’s Common Stock from the Nasdaq Capital Market immediately unless appealed or unless the Nasdaq provides a compliance period in which to cure such bid price deficiency.

If the Common Stock is not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that the Common Stock are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Common Stock;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Upon delisting from the Nasdaq Capital Market, our Common Stock would be traded over-the-counter inter-dealer quotation system, more commonly known as the OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the securities exchanges, such as the Nasdaq Capital Market, or Exchange-listed Stocks. Many OTC stocks trade less frequently and in smaller volumes than Exchange-listed Stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the values of OTC stocks are often more volatile than Exchange-listed Stocks. Additionally, institutional investors are usually prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed.

In addition, if our Common Stock is delisted, your ability to transfer or sell your Common Stock may be limited and the value of those securities will be materially adversely affected.

If our Common Stock become subject to the penny stock rules, it may be more difficult to sell our Common Stock.

The Securities and Exchange Commission (“SEC” or the “Commission”) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Bulletin Board does not meet such requirements and if the price of our Common Stock is less than $5.00 and our Common Stock is no longer listed on a national securities exchange such as Nasdaq, our stock may be deemed a penny stock. The penny stock rules require a broker-dealer, at least two business days prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver to the customer a standardized risk disclosure document containing specified information and to obtain from the customer a signed and dated acknowledgment of receipt of that document. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore shareholders may have difficulty selling their shares.

We may issue additional debt and equity securities, which are senior to our Common Stock as to distributions and in liquidation, which could materially adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders.

Any additional preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

The unfavorable outcome of any future litigation, arbitration or administrative action could have a significant adverse impact on our financial condition or results of operations.

From time to time, we are a party to litigation, arbitration, or administrative actions. Our financial results and reputation could be negatively impacted by unfavorable outcomes to any future litigation or administrative actions, including those related to the Foreign Corrupt Practices Act, the U.K. Bribery Act, or other anti-corruption laws. There can be no assurances as to the favorable outcome of any litigation or administrative proceedings. In addition, it can be very costly to defend litigation or administrative proceedings and these costs could negatively impact our financial results.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our securities could decrease, which might cause our stock price and trading volume to decline.

We incur significant increased costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to new compliance initiatives.

As a public company in the United States, we incur significant legal, accounting and other expenses that we did not incur previously. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive-compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of their initial public offering. We intend to take advantage of this new legislation but cannot assure you that we will not be required to implement these requirements sooner than planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our consolidated net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Risks Relating to our Financial Position and Capital Requirements.

From time to time, we have, and may in the future experience a shortfall in cash, and our ability to obtain additional financing on acceptable terms, if at all, may be limited.

At September 30, 2024 and December 31, 2023, we had cash and cash equivalents and a short-term investment, collectively, of $256,957 and $14,212 respectively. However, during the nine months ended September 30, 2024 and September 30, 2023 we reported a net loss attributable to common stockholders of Safe & Green Holdings Corp. of $(11,511,655) and $(12,683,098), respectively, and used $9,915,916 and $4,671,863 of cash for operations, respectively. If we are not successful with our efforts to increase revenue, we may from time to time experience a shortfall in cash. If there is a shortfall, we may be forced to reduce operating expenses, among other steps, all of which would have a material adverse effect on our operations going forward. On December 15, 2023, Mr. Galvin voluntarily deferred his salary for the December 15, 2023 and December 31, 2023 pay periods as a cost saving measure. In addition, on December 14, 2023, Mr. Galvin loaned $75,000 to the Company. The loan will be interest free (subject, however to any interest which may be imputed under applicable income tax laws) and is due and payable by December 14, 2024. During the nine months ended September 30, 2024, we financed our operations from proceeds of short-term notes payables and warrants.

We may also seek to obtain debt or additional equity financing to meet any cash shortfalls both in the public company or our subsidiaries. The type, timing and terms of any financing we may select will depend on, among other things, our cash needs, the availability of other financing sources and prevailing conditions in the financial markets. However, there can be no assurance that we will be able to secure additional funds if needed and that, if such funds are available, the terms or conditions would be acceptable to us, especially in light of the fact that our ability to sell securities registered on our registration statement on Form S-3 will be limited until such time as we are S-3 eligible and thereafter when the market value of our voting securities held by non-affiliates is $75 million or more. If we are unable to secure additional financing, further reduction in operating expenses might need to be substantial in order for us to ensure enough liquidity to sustain our operations. Any equity financing would be dilutive to our stockholders. If we incur debt, we will likely be subject to restrictive covenants that significantly limit our operating flexibility and require us to encumber our assets. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures will be significantly limited. While the Debenture is outstanding, we are prohibited from entering into any variable rate transactions and from incurring or suffering to exist debt other than certain specified permitted debt. Any of the above limitations could force us to significantly curtail or cease our operations, and you could lose all of your investment in our Securities. These circumstances have raised substantial doubt about our ability to continue as a going concern, and continued cash losses may risk our status as a going concern. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm contains a note stating that the accompanying financial statements have been prepared assuming we will continue as a going concern. At September 30, 2024 and December 31, 2023, we had cash and cash equivalents and a short-term investment, collectively, of $256,957 and $14,212, respectively. However, during the nine months ended September 30, 2024 and September 30, 2023, we reported a net loss attributable to common stockholders of Safe & Green Holdings Corp. of $(11,511,655) and $(12,683,098), respectively, and used $9,915,916 and $4,671,863 of cash for operations, respectively. We have incurred losses since inception, have negative working capital of $(11,237,132) as of September 30, 2024 and have negative operating cash flows, which has raised substantial doubt about our ability to continue as a going concern.

We have incurred net losses in prior periods, and there can be no assurance that we will generate income in the future.

Our ability to achieve profitability will depend upon our ability to generate and sustain substantially increased revenues. We may continue to incur operating losses in the future as we execute our growth strategy. The likelihood that we will generate net income in the future must be considered in light of the difficulties facing the construction and real estate development industry as a whole, economic conditions and the competitive environment in which we operate. Our operating results for future periods are subject to numerous uncertainties, and we may not achieve sufficient revenues to achieve profitability.

To date we have not generated revenue from SG Environmental or SG Medical and there can be no assurance that we will be able to do so in the future.

In 2022 we formed SG Environmental to focus on biomedical waste removal. In 2023, we formed SG Medical to focus on providing our Modules as health care facilities with various clinics and labs that cater to the specific needs of local communities. To date, these subsidiaries have not generated any revenue from their respective operations and there can be no assurance that they will do so in the future. Each business is subject to all of the risks associated with a new business.

An impairment of goodwill could have a material adverse effect on our financial condition and results of operations.

As of December 31, 2023, our goodwill has been fully impaired. We performed an impairment test of our goodwill annually during the fourth quarter of our fiscal year or when events occur or circumstances change that would more-likely-than-not indicate that goodwill might be impaired. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill may not be recoverable, include a decline in stock price and market capitalization, reduced future cash flow estimates and slower growth rates in our industry. Our annual impairment tests resulted in $1,309,330 impairment of goodwill during fiscal 2023 and $0 during fiscal 2022. Deterioration in estimated future cash flows in our reporting unit could result in further future goodwill impairment. Changes to our business strategy, changes in industry or market conditions, changes in operating performance or other indicators of impairment could cause us to record a significant impairment charge during the period in which the impairment is determined, negatively impacting our results of operations and financial position.

We will need to raise additional capital to fund our existing operations. If we or our subsidiaries are unable to raise capital when needed, we would be compelled to delay, reduce or eliminate our development or commercialization efforts.

We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. However, we have estimated our current additional funding needs based on assumptions that may prove to be wrong. Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. Additional capital may not be available to us at such times or in the amounts we need. Even if capital is available, it might be available only on unfavorable terms. Until such time, if ever, as we can generate substantial revenue, we expect to finance our operations through a combination of public or private equity offerings, debt financings, governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties. If access to sufficient capital is not available as and when needed, our business will be materially impaired and we may be required to cease operations, curtail one or more product development or commercialization programs, significantly reduce expenses, sell assets, seek a merger, or joint venture partner, file for protection from creditors or liquidate all our assets.

Our failure to timely register the First Tranche Commitment Shares and shares of our Common Stock issuable under the Debenture and the Peak Warrant we issued to Peak could have a material adverse effect on our business, financial condition, results of operations and cash flows.

On January 12, 2024, we closed a private placement offering and issued to Peak the Debenture, the First Tranche Commitment Shares and the Peak Warrant. In connection with the Peak financing, we entered into a registration rights agreement with Peak One where we agreed to file a registration statement within 45 days to register the First Tranche Commitment Shares and the shares of Common Stock issuable under the Debenture and the Peak Warrant with the SEC and to use our reasonable efforts to have the registration statement declared effective within 90 calendar days from January 11, 2024. In the event we were to default on our obligation to register the First Tranche Commitment Shares, the shares of Common Stock issuable under the Debenture and the Peak Warrant as agreed, Peak One may, among other things, increase the interest rate applicable to the Debenture to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law and accelerate the immediate payment of the full indebtedness due under the Debenture, in an amount equal to one hundred fifteen percent (115%) of the then outstanding principal amount and accrued and unpaid interest. The acceleration of the Debenture issued to Peak One could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to our Business

Our residential construction business is difficult to evaluate because we changed our business model in June 2021 and have a limited operating history and limited information.

In 2021 we terminated our licensing business model for our residential construction business in the United States and are currently developing and constructing our own residential developments. In 2019 we had entered into one license agreement for use of our technology for construction of residences in the United States. We terminated this license agreement in June 2021. There is a risk that we will be unable to successfully generate income from this business model. Although we believe that we will experience increased revenue, there can be no assurance that we will not experience increased costs and generate less income with this new business model than we anticipate. We are subject to many risks associated with currently developing and constructing our own residential developments, such as our dependence upon third parties to provide services and supply required materials. Even if we generate increased revenue as anticipated, there can be no assurance that we will be profitable. We are subject to the risks inherent to the operation of a new business enterprise, and cannot assure you that we will be able to successfully address these risks.

Our ability to meet our workforce needs is crucial to our results of operations and future sales and profitability.

We rely on the existence of an available hourly workforce to manufacture our products. We cannot assure you that we will be able to attract and retain qualified employees to meet current or future manufacturing needs at a reasonable cost, or at all. Also, although none of our employees are currently covered by collective bargaining agreements, we cannot assure you that our employees will not elect to be represented by labor unions in the future. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees. Significant increases in manufacturing workforce costs could materially adversely affect our business, financial condition or results of operations.

Given our fixed cost base our profitability is highly sensitive to changes in sales volume and production levels.

The fixed cost levels of operating SG Echo can put pressure on profit margins when sales volume and/or production levels decline. Our profitability depends, in part, on our ability to spread fixed costs over a sufficiently large number of products sold and shipped, and if we make a decision to reduce our rate of production, gross or net margins could be negatively affected. Consequently, decreased demand or the need to reduce production can lower our ability to absorb fixed costs and materially impact our financial condition or results of operations.

A material disruption at our suppliers’ facilities or Echo’s facilities could prevent us from meeting customer demand, reduce our sales and negatively affect our overall financial results.

Any of the following events could cease or limit operations unexpectedly: fires, floods, earthquakes, hurricanes, on-site or off-site environmental incidents or other catastrophes; global pandemic; supply chain disruptions; utility and transportation infrastructure disruptions; labor difficulties; other operational problems; or war, acts of terrorism or other unexpected events. Any downtime or damage at our suppliers’ facilities or SG Echo’s facilities could prevent us from meeting customer demand for our products or require us to make more expensive purchases from a competing supplier. If our suppliers were to incur significant downtime, our ability to satisfy customer requirements could be impaired, resulting in customers seeking products from other distributors, as well as decreased customer satisfaction and lower sales and operating income.

A natural disaster, the effects of climate change, or other disruptions at our Echo facilities could adversely affect our business, financial condition, and results of operations.

We rely on the continuous operation of our SG Echo facilities, both of which are located in Durant, Oklahoma, for the production of our Modules. Any natural disaster or other serious disruption to our facility due to fire, flood, earthquake, or any other unforeseen circumstance would adversely affect our business, financial condition, and results of operations. In addition, adverse weather conditions, such as increased frequency and/or severity of storms, or floods could impair our ability to operate by damaging our facilities and equipment or restricting product delivery to customers. The occurrence of any disruption at our manufacturing facilities, even for a short period of time, may have an adverse effect on our productivity and profitability, during and after the period of the disruption. These disruptions may also cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage. Although we maintain property, casualty, and business interruption insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all potential natural disasters or other disruptions to our manufacturing facility.

We are dependent on our executive officers and management team, and the unexpected loss of their services may adversely affect our operations.

Our success depends highly upon the personal efforts and abilities of our executive officers and management team, which is comprised of a small number of people. The loss of the services of any of our executive officers or members of our management team could have a material adverse effect on our business.

The loss of one or a few customers could have a material adverse effect on us.

A few customers have in the past, and may in the future, account for a significant portion of our revenues in any one year or over a period of several consecutive years. For example, for the three months ended September 30, 2024 approximately 84% of our revenue was generated from one customer and for the year ended December 31, 2023, approximately 87% of our revenue was generated from one customer. Although we have contractual relationships with many of our significant customers, our customers may unilaterally reduce or discontinue their contracts with us at any time. The loss of business from a significant customer could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on certain vendors to supply us with materials and products that, if we were unable to obtain, could adversely affect our business.

We have relationships with key materials vendors, and we rely on suppliers for our purchases of products from them. Any inability to obtain materials or services in the volumes required and at competitive prices from our major trading partners, the loss of any major trading partner or the discontinuation of vendor financing (if any) may seriously harm our business because we may not be able to meet the demands of our customers on a timely basis in sufficient quantities or at all. Other factors, including reduced access to credit by our vendors resulting from economic conditions, may impair our vendors’ ability to provide products in a timely manner or at competitive prices. We also rely on other vendors for critical services such as transportation, supply chain and professional services. Any negative impacts to our business or liquidity could adversely impact our ability to establish or maintain these relationships. There were no vendors representing 10% or more of the Company’s total cost of revenue for the three and nine months ended September 30, 2024 and 2023.

We currently are, and may in the future be, subject to legal proceedings or investigations, the resolution of which could negatively affect our profitability and cash flows in a particular period.

The nature of our operations exposes us to possible litigation claims, including disputes relating to our operations and commercial and contractual arrangements. Often the litigation matters are not totally within our control. We will contest these matters vigorously and will make insurance claims where appropriate, but because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters. The costs associated with litigation matters could have a material adverse effect on our financial condition and profitability. In addition, our profitability or cash flow in a particular period could be affected by an adverse ruling in any litigation currently pending in the courts or by litigation that may be filed against us in the future. We are also subject to government regulation, which could result in administrative proceedings in the future.

We may have difficulty protecting our proprietary manufacturing processes, which could adversely affect our ability to compete.

We use a proprietary manufacturing process that allows us to be code-compliant in our Safe & Green™ product. Such manufacturing process is unique to the construction industry and is important to ensure our continued success, and we cannot assure you that our efforts to protect our proprietary rights will be sufficient or effective. If other companies replicate our methodology, we could lose our competitive advantage. Any future patent or trademark applications may not lead to issued patents and registered trademarks in all instances. We also cannot be assured that the scope of any patents issued in the future will be sufficiently broad to offer meaningful protection. Others may develop or patent similar or superior technologies, products or services, and our intellectual property rights may be challenged, invalidated, misappropriated or infringed by others. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our business and revenue could be materially and adversely affected.

We depend on third parties for transportation services, and limited availability or increases in costs of transportation could adversely affect our business and operations.

Our business depends on the transportation of a large number of products, via railroad or truck. We rely primarily on third parties for transportation of the products we manufacture or distribute and for the delivery of our raw materials. We are also subject to seasonal capacity constraints and weather-related delays for both rail and truck transportation. If any of our third-party transportation providers were to fail to deliver raw materials to us or our Modules to our customers in a timely manner, we may be unable to complete projects in a timely manner and may, among other things, incur penalties for late delivery or be unable to use the Modules as intended. In addition, if any of these third parties were to cease operations or cease doing business with us, we may be unable to replace them at reasonable cost. Any failure of a third-party transportation provider to deliver raw materials to us or finished Modules to our customers in a timely manner could harm our reputation, negatively affect our customer relationships, and have a material adverse effect on our operating results, cash flows, and financial condition. Additionally, an increase in transportation rates or fuel surcharges could adversely affect our sales, profitability, and cash flows.

Expansion of our operations may strain resources, and our failure to manage growth effectively could adversely impact our operating results and harm our ability to attract and retain key personnel.

Increased orders for our Modules have placed, and may continue to place, a strain on our operational, financial, and managerial resources and personnel. In addition, execution of our growth strategy will require further substantial capital and effective planning. Significant rapid growth on top of our current operations could greatly strain our internal resources, leading to a lower quality of customer service, reporting problems, and delays, resulting in a loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow could place an additional strain on our personnel, management systems, liquidity, and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower, no or negative growth, critical shortages of cash and a failure to achieve or sustain profitability.

Our clients may adjust, cancel or suspend the contracts in our backlog; as such, our backlog is not necessarily indicative of our future revenues or earnings. In addition, even if fully performed, our backlog is not a good indicator of our future gross margins.

Backlog represents the total dollar amount of revenues we expect to record in the future as a result of performing work under contracts we have been awarded. Backlog may fluctuate significantly due to the timing of orders or awards for large projects and is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as revenue. We include in backlog only those contracts for which we have reasonable assurance that the customer can obtain the permits for construction and can fund the construction. As of December 31, 2023, our backlog totaled approximately $1.9 million and as of September 30, 2024, our backlog totaled approximately $1.9 million. We cannot provide assurance that our backlog will be realized as revenues in the amounts reported or, if realized, will result in profits. In accordance with industry practice, substantially all of our contracts are subject to cancellation, termination or suspension at our customer’s discretion. In the event of a project cancellation, we generally would not have a contractual right to the total revenue reflected in our backlog. Projects can remain in backlog for extended periods of time because of the nature of the project and the timing of the particular services required by the project. In addition, the risk of contracts in backlog being cancelled or suspended generally increases during periods of widespread economic slowdowns or in response to changes in commodity prices.

The contracts in our backlog are subject to changes in the scope of services to be provided and adjustments to the costs relating to the contracts. The revenue for certain contracts included in backlog is based on estimates. Additionally, our performance of our individual contracts can affect greatly our gross margins and, therefore, our future profitability. We can provide no assurance that the contracts in backlog, assuming they produce revenues in the amounts currently estimated, will generate gross margins at the rates realized in the past.

Our liability for estimated warranties may be inadequate, which could materially adversely affect our business, financial condition and results of operations.

We are subject to construction defect and warranty claims arising in the ordinary course of business. These claims are common in the construction industry and can be costly. At this time, our third-party providers offer guarantees and warranties in accordance with industry standards that flow through to our clients. A large number of warranty claims could have a material adverse effect on our results of operations.

We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations and guidelines.

Although we expect all of our associates (i.e., employees), officers and directors to comply at all times with all applicable laws, rules and regulations, there are instances in which subcontractors or others through whom we do business may engage in practices that do not comply with applicable regulations or guidelines. It is possible that our associates may become aware of these practices and not take steps to prevent them. If we learn of practices relating to Modules constructed on our behalf that do not comply with applicable regulations or guidelines, we will move actively to stop the non-complying practices as soon as possible, and we will take disciplinary action with regard to our associates who were aware of the practices, including in some instances terminating their employment. However, regardless of the steps we take, we may be subject to fines or other governmental penalties, and our reputation may be negatively affected.

Environmental, health and safety laws and regulations and any changes to, or liabilities arising under, such laws and regulations could have a material adverse effect on our financial condition, results of operations and liquidity.

We are subject to a variety of federal, state and local laws and regulations relating to, among other things: the release or discharge of materials into the environment; the management, use, generation, treatment, processing, handling, storage, transport or disposal of solid and hazardous wastes and materials; and the protection of public and employee health and safety and the environment. These laws and regulations may expose us to liability for the conduct of others or for our actions, even if such actions complied with all applicable laws at the time these actions were taken. These laws and regulations may also expose us to liability for claims of personal injury or property or natural resource damage related to alleged exposure to, or releases of, regulated or hazardous materials. The existence of contamination at properties we or our subsidiaries own, lease or operate could also result in increased operational costs or restrictions on our ability to use those properties as intended, including for purposes of construction materials distribution. In addition, because such properties are generally situated adjacent to or near industrial companies, such properties may be at an increased risk of having environmental contaminants from other properties spill or migrate onto or otherwise affect our properties.

Despite our compliance efforts, there is an inherent risk of liability in the operation of our business, especially from an environmental standpoint, and, from time to time, we may be in noncompliance with environmental, health and safety laws and regulations. These potential liabilities or non-compliances could have an adverse effect on our operations and profitability. In some instances, we must have government approvals, certificates, permits or licenses in order to conduct our business, which may require us to make significant capital, operating and maintenance expenditures to comply with environmental, health and safety laws and regulations. Our failure to obtain and maintain required approvals, certificates, permits or licenses or to comply with applicable governmental requirements could result in sanctions, including substantial fines or possible revocation of our authority to conduct some or all of our operations. The cost of complying with such laws could have a material adverse effect on our financial condition, results of operations and liquidity.

Our operating results will be subject to fluctuations and are inherently unpredictable.

In order to achieve profitability, we will need to generate and sustain higher revenue while maintaining reasonable cost and expense levels. We have incurred losses since inception. We do not know if our revenue will grow, or if it will grow sufficiently to outpace our expenses, which we expect to increase as we expand our operational capacity. We may not be able to become profitable on a quarterly or an annual basis. Our quarterly revenue and operating results will be difficult to predict and have in the past fluctuated from quarter to quarter. The amount, timing and mix of project sales, often for a single medium or large-scale project, may cause large fluctuations in our revenue and other financial results. Further, our revenue mix of high margin materials sales versus lower margin projects can fluctuate dramatically quarter to quarter, which may adversely affect our revenue and financial results in any given period. Finally, our ability to meet project completion schedules for an individual project and the corresponding revenue impact under the percentage-of-completion method of recognizing revenue, may similarly cause large fluctuations in our revenue and other financial results. This may cause us to miss guidance announced by us.

We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses are fixed in the short-term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss any guidance announced by us.

Cybersecurity risks related to the technology used in our operations and other business processes, as well as security breaches of company, customer, employee and vendor information, could adversely affect our business.

We rely on various information technology systems to capture, process, store and report data and interact with customers, vendors and employees. Despite security and controls design, as the prevalence of cyber-attacks continues to increase, our information technology systems, and those of our third-party providers, could become subject to increased security threats, such as phishing and malware incidents. Our security measures may be unable to prevent certain security breaches, and any such network, system, data or other breaches could result in misappropriation of sensitive data, transactional errors, theft of funds, business disruptions, loss of or damage to intellectual property, loss of customers and business opportunities, unauthorized access to or disclosure of confidential or personal information (which could cause a breach of applicable data protection legislation), regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensatory costs and additional compliance costs, any of which could have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows.

Because the techniques used to obtain unauthorized access to, or disable, degrade or sabotage, information technologies systems change frequently, and may not be recognized until after they have been launched against a target, we may be unable to anticipate these techniques, implement adequate preventative measures or remediate any breach in a timely or effective manner. In addition, the development and maintenance of preventative or detective measures is costly, and requires ongoing monitoring and updating as technologies change and efforts to circumvent security measures become more sophisticated. As well as incurring additional costs, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the systems, or we may be unable to successfully integrate and launch new systems as planned without disruptions to our operations. Misuse of internal applications, theft of intellectual property, trade secrets, funds or other corporate assets and inappropriate disclosure of confidential information could stem from such incidents.

Despite our efforts, we remain potentially vulnerable to cyber-attacks and security breaches, and any such attack or breach could adversely affect our reputation, business, financial condition or results of operations.

We could suffer adverse tax and other financial consequences if we are unable to utilize our net operating loss carryforwards.

At December 31, 2023, we had tax net operating loss carry forwards totaling approximately $31.6 million. The net operating loss expires beginning 2030 through 2037 for those losses generated in 2017 and prior years. Approximately $18 million of such net operating losses will carry forward indefinitely and be available to offset up to 80% of future taxable income each year. At December 31, 2023, we had a valuation allowance of approximately $13.2 million, primarily related to net operating loss carry forwards that are not more likely than not to be utilized due to an inability to carry back these losses in most states and short carry forward periods that exist in certain states. If we are unable to use our net operating losses, we may be required to record charges or reduce our deferred tax assets, which could have an adverse effect on our results of operations.

Risks Relating to our Industry and Other Adverse Economic Conditions

Unfavorable global economic conditions, including any adverse macroeconomic conditions or geopolitical events could adversely affect our business, financial condition, results of operations or liquidity.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks, and uncertainty about economic and geopolitical stability. Following the COVID-19 pandemic and in connection with geopolitical conflicts, global economic and business activities continue to face widespread uncertainties. A severe or prolonged economic downturn, or additional global financial or political crises, could result in a variety of risks to our business, including our ability to raise additional capital when needed on acceptable terms, if at all. The extent of the impact of these conditions on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected timeframe, as well as that of third parties upon whom we rely, will depend on future developments which are uncertain and cannot be predicted. A weak or declining economy also could strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business. Furthermore, our stock price may decline due in part to the volatility of the stock market and the general economic downturn.

Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we did not have any cash or cash equivalent balances on deposit with Silicon Valley Bank, uncertainty and liquidity concerns in the broader financial services industry remain.

While we do not have any direct operations in the Middle East, geopolitical tensions and ongoing conflicts in the region, particularly between Israel and Palestine, may lead to global economic instability and fluctuating energy prices that could materially affect our business. It is not possible to predict the broader consequences of the Israel-Palestinian war, including related geopolitical tensions, and the measures and actions taken by other countries in respect thereof, which could materially adversely affect global trade, currency exchange rates, regional economies and the global economy.

The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate, and we expect this cyclicality and seasonality to continue in the future.

The construction industry is highly cyclical and seasonal and is influenced by many international, national and regional economic factors, including the availability of consumer and wholesale financing, seasonality of demand, consumer confidence, interest rates, income levels and general economic conditions, including inflation and recessions. As a result of the foregoing factors, the revenues and operating results we derive from customers will fluctuate and we currently expect them to continue to fluctuate in the future. Moreover, we have experienced, and may continue to experience, operating losses during cyclical downturns in the construction market. These and other economic factors could have a material adverse effect on demand for our products and our financial condition and operating results.

Our business depends on the construction industry and general business, financial market and economic conditions.

The construction industry is significantly affected by changes in general and local economic and real estate conditions, such as employment levels, consumer confidence, demographic trends, housing demand, inflation, deflation, interest rates and credit availability. Changes in these general and local economic conditions or deterioration in the broader economy could negatively impact the level of purchases, capital expenditures and creditworthiness of our indirect customers and suppliers, and, therefore, our royalty income and financial condition, results of operations and cash flows. Changes in these economic conditions may affect some of our regions or markets more than others. If adverse conditions affect our larger markets, they could have a proportionately greater impact on us than on some other companies. In addition, any uncertainty regarding global economic conditions such as raising gas prices may have an adverse effect on the results of operations and financial condition of us or our customers, distributors and suppliers, such as negative effects of currency exchange fluctuations. A shortage of labor in the construction industry could also have an impact on our financial results.

Our business relies on private investment and a slower than expected economy may adversely affect our results.

A significant portion of our sales are for projects with non-public owners, such as non-residential builders and home builders who make investments with private funds into their projects. Construction spending is affected by their customers’ ability to finance projects, which may be severely reduced due to high interest rates. Residential and nonresidential construction could decline if companies and consumers are unable to finance construction projects or if the economy slows or is stalled, which could result in delays or cancellations of capital projects. If the economy slows, or if housing starts and nonresidential projects do not increase, sales of our products directly by us to consumers and related services may decline, and our financial position, results of operations and liquidity could be materially adversely affected.

Risks Relating to the Manufacturing and Construction

Our financial condition and results of operations could be negatively affected if additional third-party financing for our customers does not become available.

Our business and earnings depend substantially on our customers’ ability to obtain financing for the development of their construction projects. The availability and cost of such financing is further dependent on the number of financial institutions participating in the industry, the departure of financial institutions from the industry, the financial institutions’ lending practices, the strength of the domestic and international credit markets generally, governmental policies and other conditions, all of which are beyond our control. In light of the current economic climate, some of our customers’ projects may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all. The availability of borrowed funds, especially for construction financing, has been greatly reduced, and lenders may require project developers to invest increased amounts of equity in a project in connection with both new loans and the extension of existing loans. Unfavorable changes in the availability and terms of financing in the industry will have a material adverse effect on certain privately financed projects.

Our results of operations also depend on the ability of any potential privately financed licensees to obtain loans for the purchase of new buildings. Over the past few years, lenders have tightened the credit underwriting standards, which have reduced lending volumes. If this trend continues, it would negatively impact our sales, which depend in large part on the availability and cost of financing. In addition, where our potential customers must sell their existing buildings or real estate in order to develop new buildings, increases in mortgage costs and/or lack of availability of mortgages could prevent buyers of potential customers’ existing buildings from obtaining the mortgages they need to complete their purchases, which would result in our potential customers’ inability to make purchases from us. If our potential customers cannot obtain suitable financing, our sales and results of operations would be adversely affected.

The construction industry is highly competitive, and such competition may increase the adverse effects of industry conditions, including the consolidation of the industry.

We operate in a very competitive environment characterized by competition from numerous local, regional and national builders. We may compete for financing, raw materials and skilled management and labor resources. A decline in construction starts could adversely affect demand for our buildings and our results of operations. Increased competition could require us to further increase our selling incentives and/or reduce our prices, which could negatively affect our profits. We may be unable to successfully expand into or compete in the markets in new geographic areas. In addition, while we believe our ESR may improve our competitive position by potentially expediting reviews and approvals by state and local building departments and certifying our specific quality control and design acceptance criteria, there is no assurance that it will have the desired impact.

There can be no assurance that Modules or modular construction techniques that utilize our technology and expertise will achieve market acceptance and grow; thus, the future of our business and the modular construction industry as a whole is uncertain.

There can be no assurance that we will achieve market acceptance for our technology and expertise or that the modular construction market will grow. Our business may be disrupted by the introduction of new products and services and is subject to changing consumer preferences and industry trends, which may adversely affect our ability to plan for the future development and marketing of our products. Although Modules have particular applications in a wide variety of market segments, there is no assurance that we will be able to expand our relationship within such market segments or, even if we do, that general market acceptance for our technology and expertise or Modules will continue to increase.

Government regulations and legal challenges may delay the start or completion of our projects, increase our expenses or limit our building activities, which could have a negative impact on our operations.

Various domestic rules and regulations concerning building, zoning, sales and similar matters apply to and/or affect the construction industry. Governmental regulation affects construction activities, as well as sales activities, mortgage lending activities and other dealings with consumers. These industries also have experienced an increase in state and local legislation in the United States and regulations that limit the availability or use of land. Municipalities may also restrict or place moratoriums on the availability of utilities, such as water and sewer taps. In some areas, municipalities may enact growth control initiatives, which restrict the number of building permits available in a given year. If governments in locations in which our customers operate take actions like the ones described, they could adversely affect our business by causing delays, increasing costs or limiting our customers’ ability to operate in those areas.

The dangers inherent in our operations, such as disruptions to our facilities and project sites, and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

While we believe our insurance coverage is adequate and in line with our industry’s standards, all construction, including modular construction, involves operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations, including, but not limited to, natural or man-made disruptions to our facilities and project sites. The failure of such structures during and after installation can result in similar injuries and damages. Although we believe that our insurance coverage is adequate, there can be no assurance that we will be able to maintain adequate insurance in the future at rates we consider reasonable, or that our insurance coverage will be adequate to cover future claims that may arise. Claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance that covers risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

Risks Relating to Being a Public Company

We incur significant costs as a result of operating as a public company and our management devotes substantial time to new compliance initiatives.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses. We are subject to the reporting and corporate governance requirements of the Exchange Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Act. Compliance with the various reporting and other requirements applicable to public companies requires considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel are devoting and will continue to need to devote a substantial amount of time to these compliance initiatives.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

Risks Relating to our Common Stock

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq” or the “Nasdaq Capital Market”), which imposes, among other requirements, a minimum bid requirement.

On November 7, 2023, we received a deficiency letter from the Listing Qualifications Department of the Nasdaq notifying us that for the preceding 30 consecutive business days (September 26, 2023 through November 6, 2023), our Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a compliance period of 180 calendar days, or until May 6, 2024, to regain compliance with Nasdaq Listing Rule 5550(a)(2). On May 10, 2024, the Company received a letter (the “Delisting Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that Nasdaq previously notified the Company on November 7, 2023 that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”), which requires a minimum bid price of at least $1.00 per share for continued listing. On May 16, 2014, the Company received a letter from Nasdaq stating that for the period from May 2, 2024 to May 15, 2024, the closing bid price of the Company’s common stock had been at $1.00 per share or greater, and accordingly the Company had regained compliance with Rule 5550(a)(2). However, the Company cannot provide assurances that it will be able to continue to comply with Rule 5550(a)(2) in the future.

On April 19, 2024, the Company received a letter from Nasdaq notifying it that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) (“Rule 5250(c)(1)”), which requires companies to timely file all required periodic financial reports with the SEC for continued listing. On May 13, 2024, the Company received a letter from Nasdaq notifying the Company that, based on the May 7, 2024 and May 10, 2024 filings of the Company’s Form 10-K and Form 10-K/A, respectively, for the year ended December 31, 2023, the Company had regained compliance with Rule 5250(c)(1). However, the Company cannot provide assurances that it will be able to continue to comply with Rule 5250(c)(1) in the future.

On May 16, 2024, the Company received a letter from Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(1) (“Rule 5550(b)(1)”) because the stockholders’ equity of the Company of ($6,334,859), as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, was below the minimum requirement of $2.5 million. As of the date of this Quarterly Report on Form 10-Q, the Company does not have a market value of listed securities of $35 million, or net income from continued operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, the alternative quantitative standards for continued listing on Nasdaq.  In accordance with Nasdaq’s Listing Rules, the Company had until June 30, 2024 to submit a plan to regain compliance with Rule 5550(b)(1). On July 25, 2024, Nasdaq notified the Company that, based on its review of the Company and the materials submitted by the Company to Nasdaq, Nasdaq Staff determined to grant the Company an extension to regain compliance with Rule 5550(b)(1) until November 12, 2024, subject to the Company regaining and evidencing compliance with Rule 5550(b)(1) by such date.

The Company expects to regain compliance with Rule 5550(b)(1) as a result of the recent private placement, cost-cutting initiatives aimed at achieving positive cash flow in 2024, ongoing debt reduction and other strategic initiatives; provided that there can be no assurances that such measures will be consummated or that they will achieve their intended effects. If the Company does not regain compliance with Rule 5550(b)(1) by November 12, 2024, Nasdaq will provide written notice that our common stock is subject to delisting. At such time, the Company would be entitled to appeal the delisting determination to a Nasdaq Hearing Panel (the “Panel”). The hearing request would stay any suspension or delisting action pending the conclusion of the hearing process and expiration of any additional extension period granted by the Panel following the hearing.

Any delisting of the Company’s common stock from Nasdaq, including as a result of its inability to regain compliance with Rule 5550(b)(1), could adversely affect the Company’s ability to attract new investors, reduce the liquidity of its outstanding shares of common stock, reduce its ability to raise additional capital, reduce the price at which its common stock trades, result in negative publicity and increase the transaction costs inherent in trading such shares with overall negative effects for the Company’s stockholders. The Company cannot assure its investors that its common stock, if delisted from Nasdaq, will be listed on another national securities exchange or quoted on an over-the-counter quotation system. In addition, delisting of the Company’s common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the Company’s common stock and might deter certain institutions and persons from investing in the Company’s securities at all. For these reasons and others, delisting could adversely affect the Company’s business, financial condition and liquidity.

The delisting of our Common Stock from Nasdaq may make it more difficult for us to raise capital on favorable terms in the future, or at all. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. Further, if our Common Stock were to be delisted from Nasdaq, our Common Stock would cease to be recognized as a covered security, and we would be subject to additional regulation in each state in which we offer our securities. Moreover, there is no assurance that any actions that we take to restore our compliance with the Nasdaq Minimum Bid Price Requirement would stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from falling below the Nasdaq minimum bid price required for continued listing again or prevent future non-compliance with other applicable Nasdaq listing requirements, including maintaining minimum levels of stockholders’ equity or market values of our Common Stock, our Common Stock could be delisted.

Our stock price has been subject to fluctuations in the past, has recently been volatile, and will likely continue to be subject to fluctuations and decline, due to factors beyond our control, and investors in our Common Stock may lose all or part of their investment in our company.

The trading price of our Common Stock has been and is expected to continue to be volatile and has been and may continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance for prospects. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	economic and market conditions or trends in our industry or the economy as a whole and, in particular, in the construction industry;

●	additions or departures of key personnel;

●	operating results that fall below expectations;

●	industry developments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	material litigation or government disputes;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	changes in financial estimates or recommendations by any securities analysts who follow our Common Stock;

●	the size of our market float and potential dilution due to the exercise of outstanding options and warrants;

●	future sales of our Common Stock by our officers, directors and significant stockholders, including sales pursuant to a registration statement filed to permit a significant stockholder to sell shares of our Common Stock, pursuant to certain registration rights granted to such stockholder;

●	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of the COVID-19 novel coronavirus, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock. Since the stock price of our Common Stock has fluctuated in the past, has recently been volatile and will likely be volatile in the future, investors in our Common Stock may lose all or part of their investment in our company. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that they might occur, could cause the price of our Common Stock to decline.

The price of our Common Stock could decline if there are substantial sales of our Common Stock, particularly sales by our directors, executive officers and significant stockholders. If our existing stockholders sell substantial amounts of our Common Stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our Common Stock, even if there is no relationship between such sales and the performance of our business.

In addition, shares subject to outstanding options under our stock incentive plan are and will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. Substantial sales of such shares, at that time, could depress the sale price of our Common Stock. In addition, the sale of shares underlying the Debenture and the Warrant could depress the sale price of our Common Stock.

Significant sales of our Common Stock, or the possibility that these sales may occur, might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, we may issue shares of our Common Stock in connection with investments or acquisitions in the future. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock.

The issuance of shares of our Common Stock upon the exercise of outstanding options, warrants and restricted stock units, the Debenture and the Warrant may dilute the percentage ownership of the then-existing stockholders and may make it more difficult to raise additional equity capital.

As of February 3, 2025, there are outstanding options, restricted stock units and warrants to purchase 341,220 and 5,809,799  shares of our Common Stock, respectively. The exercise of such options and warrants, the vesting of restricted stock units and the conversion of the Debenture would dilute the then-existing stockholders’ percentage ownership of our stock, and any sales in the public market of Common Stock underlying such securities could adversely affect prevailing market prices for the Common Stock.

The issuance of additional securities by our Board of Directors (the “Board” or “Board of Directors”) will dilute the ownership interests of our current stockholders and could discourage the acquisition of us.

Our Board, without any action by our stockholders, is authorized to designate and issue additional classes or series of capital stock (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such classes or series. The issuance of any new class or series of capital stock would not only dilute the ownership interest of our current stockholders but may also adversely affect the voting power and other rights of holders of Common Stock. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights of the holders of the existing class of common stock in terms of the payment of ordinary and liquidating dividends and voting rights.

In addition, the ability of the Board to designate and issue such shares could impede or deter an unsolicited tender offer or takeover proposal regarding us and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock and render more difficult the removal of current management, even if such removal may be in the stockholders’ best interests.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Any determination to pay dividends in the future will be at the discretion of our Board and will depend upon results of operations, financial condition, restrictions imposed by applicable law and other factors our Board deems relevant. Accordingly, if you purchase shares of our Common Stock, realization of a gain on your investment will depend on the appreciation of the price of our Common Stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our Common Stock.

If securities or industry analysts do not publish research or reports about our business or our industry, or publish negative reports about our business or our industry, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that securities or industry analysts publish about us, our business, our industry or our competitors. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, change their opinion of the prospects for our company in a negative manner or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Certain provisions of Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

Certain provisions of Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of our company, or limit the price that investors may be willing to pay in the future for shares of our Common Stock. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Such provisions may discourage, delay or prevent a merger or acquisition of the Company, including a transaction in which the acquirer may offer a premium price for our stock.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the Nasdaq Capital Market and if the price of our shares of Common Stock is less than $5.00, our Common Stock will be deemed a penny stock (meaning that our shares may be considered highly speculative and may trade infrequently, which can make them difficult to accurately price or sell). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

As a “smaller reporting company,” we may avail ourselves of reduced disclosure requirements, which may make our Common Stock less attractive to investors.

We are a “smaller reporting company” under applicable SEC rules and regulations, and we will continue to be a “smaller reporting company” for so long as either (i) the market value of our Common Stock held by non-affiliates as of the end of our most recently completed second quarter (“public float”) is less than $250 million or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and (A) no public float or (B) a public float of less than $700 million. As a “smaller reporting company,” we have relied on exemptions from certain SEC disclosure requirements that are applicable to other public companies. These exemptions include reduced financial disclosure and reduced disclosure obligations regarding executive compensation. Until such time as we cease to be a “smaller reporting company,” such reduced disclosure in our SEC filings may make it harder for investors to analyze our operating results and financial prospects. If some investors find our Common Stock less attractive as a result of our reduced disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our shares of Common Stock are from time to time thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our Common Stock has from time to time been “thinly-traded,” meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

USE OF PROCEEDS

Any sales of ELOC Shares by the Investor pursuant to this prospectus will be solely for the Investor’s account. We will not receive any proceeds from any such sales. However, we may receive up to $100,000,000 million in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of our ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of the ELOC Shares sold and the price at which the ELOC Shares are sold by us under the ELOC Purchase Agreement. The use of the Facility under the ELOC Purchase Agreement is subject to certain conditions, including the effectiveness of the registration statement of which this prospectus forms a part. Therefore, funds from the $100,000,000 million gross purchase price will not be immediately available, if at all, to us, and there can be no assurances that the Facility will be available to us at all times during its term or that such purchase price will ever become available. See “Plan of Distribution” and elsewhere in this prospectus for more information.

We intend to use any proceeds from the Facility for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. See “Risk Factors.”

The Investor will pay or assume any discounts, commissions or concessions received by them except as set forth in the ELOC Purchase Agreement. We will bear all other costs, fees and expenses incurred in effecting the registration of the ELOC Shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of counsel and independent registered public accountants.

We cannot currently determine the price or prices at which the ELOC Shares may be sold by the Investor under this prospectus.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale by the selling shareholder indicated below (the “Selling Shareholder”) of (i) 19,270,190 ELOC Shares that we may, in our discretion, elect to issue and sell to the Investor, from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement. We are registering the Common Stock pursuant to the provisions of the ELOC Purchase Agreement we entered into with the Investor on January 21, 2025, in order to permit it to offer the shares for resale from time to time. Except for the transactions contemplated by the ELOC Purchase Agreement or as otherwise disclosed in this prospectus, the Investor has not had any material relationship with us within the past three years, As used in this prospectus, the term “Selling Shareholder” means the Investor.

The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the of Common Stock by the Selling Shareholder. The second column lists the number of Common Stock beneficially owned by the Selling Shareholder, based on its ownership of the Common Shares, as of February 3, 2025, without regard to any limitations on exercises or conversion, as applicable. The third column lists the Common Stock being offered by this prospectus by the Selling Shareholder.

The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to Be Sold Pursuant to this Prospectus(1)		Number of Shares Owned After Offering	Percentage of Beneficial Ownership After Offering(2)(3)

Alumni Capital LP	0	19,270,190	(4)	19,270,190	76.15%

(1)	This number assumes the sale of the maximum amount of the Selling Shareholder’s shares to be sold pursuant to this prospectus, and is calculated on a fully diluted basis.
(2)	Number indicated is on a fully diluted basis, rounded to the nearest hundredth digit.
(3)	Percentage ownership indicated is on a fully diluted basis.
(4)	The shares include: 19,270,190 ELOC Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership of our Common Stock beneficially owned by our current directors, named executive officers, our directors and current executive officers as a group and our 5% stockholders as of February 3, 2025 and as adjusted to reflect the sale of the securities offered in this offering (assuming the issuance of all of the 19,270,190 shares of Common Stock being registered in this offering which are not outstanding as of February 3, 2025), by (i) each current director, (ii) each named executive officer, (iii) each person who we know to be the beneficial owner of more than 5% of our Common Stock, and (iv) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage ownership prior to this offering is based on  shares of our Common Stock outstanding as of February 3, 2025. Percentage ownership after this offering is based on 25,305,201 shares of our Common Stock outstanding and reserved for.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Safe and Green Development Corporation, 990 Biscayne Boulevard, #501, Office 12, Miami, Florida 33132.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned Prior to this Offering	Percentage of Common Stock Beneficially Owned After this Offering
Paul M. Galvin, Former Chairman and Former Chief Executive Officer	283,406	(1)	4.70%	1.12%
Michael McLaren, Chief Executive Officer
Jim Pendergast, Chief Operating Officer
Patricia Kaelin, Chief Financial Officer	11,750		*	*
William Rogers, Former Chief Operating Officer	9,088		*	*
Jill Anderson, Director	6,930		*	*
Shafron Hawkins, Director	11,210		*	*
Thomas Meharey, Director	3,772		*	*
Christopher Melton, Director	14,052	(2)	* %	*
David Villarreal, Former Director	16,552		* %	*
All current executive officers and directors as a group (7 persons)	56,802		0.94%	* %

5% Stockholders other than executive officers and directors
Armistice Capital, LLC(3)	218,287		3.62%	1.00%

*	Less than 1% ownership interest.
(1)	Includes 42,822 shares of Common Stock held directly by Mr. Galvin and 25 shares held by TAG Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in the Company. Mr. Galvin is a managing member of, and has a controlling interest in, TAG and may be deemed to beneficially own the share of Common Stock held by TAG, over which he has shared voting and dispositive power. Mr. Galvin disclaims beneficial ownership of the shares of Common Stock held by TAG except to the extent of his pecuniary interest therein. Also includes 1,190 options to purchase our Common Stock presently exercisable.
(2)	Includes 10 shares of Common Stock held in Mr. Melton’s retirement account, which Mr. Melton indirectly owns, and 4,424 shares of Common Stock held directly by Mr. Melton.
(3)

Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the Shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities of the Issuer held by the Master Fund and thus may be deemed to beneficially own the securities of the Issuer held by the Master Fund. Mr. Steven Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities of the Issuer held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities of the Issuer directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “SGBX.” The last reported sale price of our Common Stock on the Nasdaq Capital Market on February 3, 2025, was $0.68 per share of common stock.

Holders of Record

As of February 3, 2025, we had approximately 83 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be made at the discretion of our Board of Directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects, the terms of our outstanding indebtedness, and any other factors deemed relevant by our Board of Directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the accompanying items that are to be incorporated by reference hereto in this prospectus. Data as of and for the periods ended December 31, 2023 and 2022 has been derived from our audited financial statements incorporated by reference herein. Data as of and for the nine months ended September 30, 2024 and 2023 have been derived from our unaudited condensed financial statements incorporated by reference herein. Results for any interim period should not be construed as an inference of what our results would be for any full fiscal year or future period. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview of the Company

We operate in the following four segments: (i) manufacturing and construction services; (ii) medical; (ii) real estate development; and (iv) environmental. The manufacturing and construction segment designs and manufactures modular structures built in our factories using raw materials that are Made-in-America. In the medical segment we have previously used our modular technology to offer prefabricated health facilities for on-site immediate COVID-19 testing and plan to provide our modular technology to offer turnkey solutions to medical testing and treatment and generating revenue from medical testing. Our real estate development segment’s current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. The environmental segment, the newest segment, plans to offer a sustainable medical and waste management solution that will utilize a patented technology to collect waste and treat waste for safe disposal.

We are a provider of modular facilities. We currently provide Modules made out of both code-engineered cargo shipping containers and traditional construction using wood and steel framing for use as both permanent or temporary structures for residential housing use and commercial use. Prior to the COVID-19 pandemic, the Modules we supplied were primarily for retail, restaurant and military use and were manufactured by third party suppliers using our proprietary technology and design and engineering expertise, which modifies code-engineered cargo shipping containers and purpose-built modules for use for safe and sustainable commercial, industrial and residential building. In March 2020, in response to the COVID-19 pandemic we began increasing our focus on providing our Modules as health care facilities for deployable medical response solutions. In September 2020, we acquired substantially all the assets of Echo DCL, LLC, a Texas limited liability company, except for Echo’s real estate holdings. Echo was a container/modular manufacturer based in Durant, Oklahoma specializing in the design and construction of permanent modular and temporary modular buildings and was one of our key supply chain partners. This acquisition allowed us to have more control over the manufacturing process and, as a result, we have increased our product offerings to add Modules made out of wood, steel and traditional construction materials.

During 2021, through our subsidiary, SG DevCorp we also began to focus on acquiring property to build multi-family housing projects in underserved regions nationally utilizing the manufacturing services of Echo. In March 2022, we formed SG Environmental to focus on biomedical waste removal utilizing a patented technology that it licenses to shred and disinfect biomedical waste, rendering the waste disinfected, unrecognizable, and of no greater risk to the public health than residential household waste. In March 2023, we formed Safe and Green Medical Corporation, to focus on providing our Modules as health care facilities with various clinics and labs that cater to the specific needs of local communities. To date, we have not generated revenue from SG DevCorp, SG Environmental or SG Medical.

During 2024, our ownership in SG DevCorp fell below 50%, and we deconsolidated SG DevCorp from our financial statements (the “Deconsolidation”). As of September 30, 2024, we account for our investment in SG DevCorp on the equity method. Upon deconsolidation, we recognized a gain of $4,728,348 which resulted from the difference between the fair value of our investment upon deconsolidation, and the net assets and carrying value of the non-controlling interest. The Deconsolidation represents a strategic shift in our operations and will have a major effect on our operations and financial results. Prior year financial statements for 2023 and 2022 have been restated to present the operations of SG DevCorp as a discontinued operation.

Recent Developments

Spin-Off of SG DevCorp

In December 2022, we announced our plan to separate our company and SG DevCorp into two separate publicly traded companies. To implement the Separation, on September 27, 2023, we effected a pro rata distribution to our stockholders of approximately 30% of the outstanding shares of SG DevCorp’s common stock. In connection with the Distribution, each of our stockholders received 0.930886 shares of SG DevCorp’s common stock for every five (5) shares of our Common Stock held as of the close of business on September 8, 2023, the record date for the Distribution, as well as a cash payment in lieu of any fractional shares. Immediately after the Distribution, SG DevCorp was no longer a wholly owned subsidiary of ours and we held approximately 70% of SG DevCorp’s issued and outstanding securities. On September 28, 2023, SG DevCorp’s common stock began trading on the Nasdaq Capital Market under the symbol “SGD.”

In connection with the Separation and Distribution, we entered into a separation and distribution agreement and several other agreements with SG DevCorp. These agreements provide for the allocation between us and SG DevCorp of the assets, employees, liabilities and obligations (including, among others, investments, property, employee benefits and tax-related assets and liabilities) of us and our subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and SG DevCorp subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreements entered into with us included a tax matters agreement and a shared services agreement.

During 2024, our ownership in SG DevCorp fell below 50%, and we deconsolidated SG DevCorp from our financial statements (the “Deconsolidation”). As of September 30, 2024, we account for our investment in SG DevCorp on the equity method. Upon deconsolidation, we recognized a gain of $4,728,348 which resulted from the difference between the fair value of our investment upon deconsolidation, and the net assets and carrying value of the non-controlling interest. The Deconsolidation represents a strategic shift in our operations and will have a major effect on our operations and financial results.

Peak One January 2024 Private Placement

On January 11, 2024, we entered into the January 2024 Purchase Agreement and Registration Rights Agreement with Peak One, pursuant to which we agreed to issue, in a private placement offering, upon the satisfaction of certain conditions specified in the January 2024 Purchase Agreement, two debentures to Peak One in the aggregate principal amount of $1,300,000.

The closing of the first tranche was consummated on January 12, 2024 and we issued the Debenture in the principal amount of $650,000 to Peak One and the Peak Warrant to purchase up to 375,000 shares of our Common Stock to Peak One Investments. The Debenture was sold to Peak One for a purchase price of $585,000, representing an original issue discount of ten percent (10%). In connection with the January 2024 Offering, we paid $17,500 as a non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the transactions contemplated by the January 2024 Purchase Agreement and issued to Peak One and Peak One Investments an aggregate of 300,000 shares of our restricted Common Stock as commitment shares.

Under the January 2024 Purchase Agreement, a closing of the second tranche may occur subject to the mutual written agreement of Peak One and us and satisfaction of the closing conditions set forth in the January 2024 Purchase Agreement at any time after March 11, 2024, upon which we would issue and sell to Peak One, on the same terms and conditions, a second 8% convertible debenture in the principal amount of $650,000.00, and a second warrant to purchase up to 375,000 shares of our Common Stock, for a purchase price of $585,000, representing an original issue discount of ten percent (10%). The January 2024 Purchase Agreement further provides that at the closing of the second tranche we will pay $17,500 as an additional non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the transactions contemplated by the January 2024 Purchase Agreement and will issue an additional 300,000 shares of its restricted Common Stock as a commitment fee to Peak One and Peak One Investments.

As a result of the January 2024 Offering, the conversion price of the remaining $133,600 balance of the February 2023 Debenture was reduced to $0.46.

On May 1, 2024, we filed an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, par value $0.01 (the “Common Stock”), at a ratio of 1-for-20, with an effective time of 12:01 a.m. Eastern Time on May 2, 2024. Upon the opening of trading on May 2, 2024, the Common Stock began trading under the existing trading symbol “SGBX” on a split-adjusted basis under a new CUSIP number, 78418A604.

On October 30, 2024, we have successfully completed two substantial projects for a long-time customer, a large contractor to a U.S. government agency. The contracts, totaling 45 container-style office units, included one order for 15 units and another for 30 units, resulting in significant time and material savings for the customer. The entire design-to-completion process highlights SG Echo’s rapid production capabilities, high-quality manufacturing, and commitment to timely delivery. The office units, custom-designed from shipping containers, provide flexible, “plug-and-play” temporary office solutions for U.S. military operations. Each unit is built to meet strict safety and quality standards, underscoring SG Echo’s reputation for reliability, durability, and cost-effectiveness in modular construction. The quick turnaround time of the project emphasizes SG Echo’s efficiency and capability in supporting government projects on tight timelines.

On November 6, 2024, we entered into an agreement with a single investor that is an existing holder of warrants to purchase shares of common stock of the Company for cash (the “Existing Warrants”), wherein the investor agreed to exercise the Existing Warrants to purchase up 2,758,620 shares of common stock at a reduced exercise price of $0.8718 per share, resulting in gross proceeds of approximately $2.4 million, before deducting offering fees and other expenses payable by the Company. In consideration for the exercise of the Existing Warrants for cash, the investor received new warrants (the “New Warrants”) to purchase up to an aggregate of 5,517,240 shares of common stock. The New Warrants are exercisable after stockholder approval at an exercise price of $0.8718 per common share and will expire five years after stockholder approval. The Company issued and sold the New Warrants and any shares of common stock issuable upon exercise of the New Warrants in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.

On June 4, 2024, we received an expanded contract value in excess of $1,000,000, to construct an additional 11 container modules and related services for a government contractor to be used by an undisclosed major U.S. government agency, bringing the total container modules ordered and delivered to 26 units. On June 25, 2024, we received an expansion of an agreement to manufacture seven additional container-based electrical distribution centers as part of a multi-unit order for a client serving the big box retailer market, bringing the total units ordered to 11.

On July 25, 2024, we received an extension of time, through November 12, 2024, to regain compliance with Nasdaq’s Listing Rule 5550(b), which requires a minimum of $2,500,000 stockholders’ equity. We expect to regain full compliance with the minimum stockholders’ equity requirement as a result of the recent private placement, cost-cutting initiatives aimed at achieving positive cash flow in 2024, ongoing debt reduction, and other strategic initiatives underway.

On November 18, 2024, we received a letter from Nasdaq notifying the Company that the Company did not meet the terms of the extension granted by Nasdaq for the Company to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b). As a result, unless the Company requests an appeal of this determination by November 25, 2024, trading of the company’s common stock will be suspended at the opening of business on November 27, 2024, and the Company’s securities will be removed from listing and registration on The Nasdaq Stock Market. The Company filed the requisite appeal and was granted a hearing at a Nasdaq panel to present its plan to cure to the deficiency, at which time the panel may grant up to 6 months’ time for the Company to reach the required minimum of $2,500,000 in stockholders’ equity.

On December 12, 2024, the Company received a letter from Nasdaq notifying the Company that for the preceding 30 consecutive business days (October 30, 2024 through December 11, 2024), the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). The Company has an initial compliance period of 180 calendar days, or until June 10, 2025, to regain compliance, which may be achieved if the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of ten consecutive business days. If the Company does not achieve compliance by June 10, 2025, the Company may be eligible for additional time to comply.

Impact of Inflation

Inflation has caused increases on some of the Company’s costs for construction and manufacturing projects in progress and completed during the past two fiscal years, which has affected the Company’s revenue and income (loss) from continuing operations.

Impact of Coronavirus (COVID-19)

We have implemented business continuity plans designed to address and mitigate the impact of COVID-19 on our employees and business. Even though the global COVID-19 pandemic has ended, COVID-19 still remains a public health threat. As of the date hereof, our operations are not impacted by any COVID-19 related facility closures, lockdown measures, travel restrictions or similar limitations. However, new waves of COVID-19 or its variants could cause the reinstatement of such limitations, and such limitations may adversely impact our supply chains, the manufacturing of our products and our ability to obtain necessary materials, all of which could adversely affect our business, results of operations and financial condition.

Results of Operations

Nine Months Ended September 30, 2024 and 2023:

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended September 30, 2023
Total revenue	$3,932,592	$14,566,351
Total cost of revenue	3,618,031	15,138,225
Total payroll and related expenses	3,507,118	5,419,852
Total other operating expenses	1,829,370	4,052,957
Total operating loss	(5,021,927)	(10,044,683)
Total other expense	(8,119,147)	(22,450)
Total loss before income tax	(13,141,074)	(10,067,133)
Common stock deemed dividend	(1,146,594)	—
Income (loss) from discontinued operations	2,776,013	(2,615,965)
Net loss attributable to common stockholders of Safe & Green Holdings Corp.	$(11,511,655)	$(12,683,098)

Revenue

During the nine months ended September 30, 2024, we derived revenue from our construction segment. Total revenue for the nine months ended September 30, 2024 was $3,932,592 compared to $14,566,351 for the nine months ended September 30, 2023. This decrease of $10,633,759, or approximately 73%, was mainly driven by a decrease in revenues from construction services due to less jobs in progress.

Cost of Revenue and Gross Profit

Cost of revenue was $3,618,031 for the nine months ended September 30, 2024, compared to $15,138,225 for the nine months ended September 30, 2023. The decrease of $11,520,194, or a decrease of approximately 76%, is primarily related to the decrease in construction services during the nine months ended September 30, 2024.

Gross profit (loss) was $314,561 and $(571,874) for the nine months ended September 30, 2024 and 2023, respectively.

Gross profit (loss) margin percentage increased to 8% for the nine months ended September 30, 2024 compared to (4)% for the nine months ended September 30, 2023 primarily due to the recognition of losses on construction services recognized during the nine months ended September 30, 2023.

Operating Expenses

Payroll and related expenses for the nine months ended September 30, 2024 were $3,507,118 compared to $5,419,852 for the nine months ended September 30, 2023. This decrease was primarily caused by a decrease in the vesting of restricted stock units during the nine months ended September 30, 2024 as compared to the prior period, as well as the deconsolidation of SG DevCorp during 2024.

Other operating expenses (general and administrative expenses and marketing and business development expenses) for the nine months ended September 30, 2024 were $1,829,370 compared to $4,052,957 for the nine months ended September 30, 2023. This decrease was due to an overall decrease in operating expenses spend during the nine months ended September 30, 2024, as well as the deconsolidation of SG DevCorp during 2024.

Other Income (Expense)

Interest income for the nine months ended September 30, 2024 was $9,570 mainly derived from bank interest and interest associated with an outstanding note receivable. There was $22,002 of interest income for the nine months ended September 30, 2023. There was $186,634 and $690,618 of other income for the nine months ended September 30, 2024 and 2023, respectively. Interest expense for the nine months ended September 30, 2024 and 2023 was $(2,404,277) and $(735,070), respectively. The increase in interest expense resulted from an increase in notes payable balances during the nine months ended September 30, 2024. During the nine months ended September 30, 2024, there was a change in fair value of equity-based investments of $(5,590,666) recognized which resulted from the deconsolidation of SG DevCorp as well as $320,408 recognized from the disposition of SG DevCorp shares.

Income from Discontinued Operations

During the nine months ended September 30, 2024, there was a gain on deconsolidation of $4,738,348 recognized which resulted from the deconsolidation of SG DevCorp, as well as $1,952,335 in a net loss recognized.

Three Months Ended September 30, 2024 and 2023:

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023
Total revenue	$1,753,223	$3,965,361
Total cost of revenue	1,878,799	4,501,393
Total payroll and related expenses	1,761,827	591,130
Total other operating expenses	353,682	1,263,971
Total operating loss	(2,241,085)	(2,391,133)
Total other expense	(1,475,020)	(293,458)
Total loss before income tax	(3,716,105)	(2,684,591)
Add: Net income attributable non-controlling interest	—	—
Loss from discontinued operations	—	(923,543)
Net loss attributable to common stockholders of Safe & Green Holdings Corp.	$(3,716,105)	$(3,608,134)

Revenue

During the three months ended September 30, 2024, we derived revenue primarily from our construction segment. Total revenue for the three months ended September 30, 2024 was $1,753,223 compared to $3,965,361 for the three months ended September 30, 2023. This decrease of $2,212,138, or approximately 56%, was mainly driven by a decrease in construction services due to less jobs in progress.

Cost of Revenue and Gross Profit

Cost of revenue was $1,878,799 for the three months ended September 30, 2024, compared to $4,501,393 for the three months ended September 30, 2023. The decrease of $2,622,594, or a decrease of approximately 58%, is primarily related to the decrease in construction services during the three months ended September 30, 2024.

Gross loss was $(125,576) and $(536,032) for the three months ended September 30, 2024 and 2023, respectively.

Gross profit margin percentage increased to (7)% for the three months ended September 30, 2024 compared to (14)% for the three months ended September 30, 2023 primarily due to the recognition of losses on construction services recognized during the three months ended September 30, 2023.

Operating Expenses

Payroll and related expenses for the three months ended September 30, 2024 were $1,761,827 compared to $591,130 for the three months ended September 30, 2023. This increase was primarily caused by a decrease in the vesting of restricted stock units during the three months ended September 30, 2024 as compared to the prior year period.

Other operating expenses (general and administrative expenses and marketing and business development expenses) for the three months ended September 30, 2024 were $353,682 compared to $1,263,971 for the three months ended September 30, 2023. This decrease was due to an overall decrease in operating expenses spend during the three months ended September 30, 2024, as well as the deconsolidation of SG DevCorp during 2024.

Other Income (Expense)

There was $3,186 of interest income for the three months ended September 30, 2023. There was $2,652 and $102,128 of other income for the three months ended September 30, 2024 and 2023, respectively. Interest expense for the three months ended September 30, 2024 and 2023 was $864,007 and $398,772, respectively. The increase in interest expense resulted from an increase in notes payable balances during the three months ended September 30, 2024. Additionally, during the three months ended September 30, 2024, there was a change in fair value of equity-based investments of $(613,665) recognized which resulted from the deconsolidation of SG DevCorp.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carry forwards and, accordingly, no income tax benefit was provided.

Impact of Inflation

Inflation has caused increases on some of the Company’s estimated costs for construction projects in progress and completed during the past two fiscal years, which has affected the Company’s revenue and income (loss) from continuing operations.

Our operations for the nine months ended September 30, 2024 and 2023 may not be indicative of our future operations.

Liquidity and Capital Resources

As of September 30, 2024, and December 31, 2023, we had an aggregate of $256,957 and $14,212, respectively, of cash and cash equivalents and short-term investments.

Historically, our operations have primarily been funded through proceeds from equity and debt financings, as well as revenue from operations.

We have negative operating cash flows, which has raised substantial doubt about our ability to continue as a going concern for a period of one year after the date the financial statements in this Quarterly Report on Form 10-Q are issued.

We intend to meet our capital needs from revenue generated from operations and by containing costs, entering into strategic alliances, as well as exploring other options, including the possibility of raising additional debt or equity capital as necessary. There is, however, no assurance we will be successful in meeting our capital requirements prior to becoming cash flow positive. We do not have any additional sources secured for future funding, and if we are unable to raise the necessary capital at the times we require such funding, we may need to materially change our business plan, including delaying implementation of aspects of such business plan or curtailing or abandoning such business plan altogether.

On July 31, 2024, SG Building Blocks, Inc. (“SG Building”), a wholly owned subsidiary of the Company, entered into a Cash Advance Agreement (the “Fifth Cedar Cash Advance Agreement”) with Cedar Advance LLC (“Cedar”), pursuant to which SG Building sold to Cedar $1,957,150 of its future receivables for a purchase price of $1,350,000, less underwriting fees and expenses paid and the repayment of prior amounts due to Cedar, for net proceeds to SG Building of $285,180. Cedar is expected to withdraw $49,150 a week directly from SG Building until the $1,957,150 due to Cedar is paid in full. In the event of a default (as defined in the Fifth Cedar Cash Advance Agreement), Cedar, among other remedies, can demand payment in full of all amounts remaining due under the Fifth Cash Advance Agreement. SG Building’s obligations under the Fifth Cash Advance Agreement have been guaranteed by SG Echo, LLC, a wholly owned subsidiary of the Company.

On August 27, 2024, SG Building entered into a Cash Advance Agreement (the “Pawn Cash Advance Agreement”) with Pawn Funding (“Pawn”) pursuant to which SG Building sold to Pawn $599,600 of its future receivables for a purchase price of $400,000, less underwriting fees and expenses paid and the repayment of prior amounts due Pawn, for net funds provided of $360,000. Pursuant to the Pawn Cash Advance Agreement, Pawn is expected to withdraw $4,999.67 a week directly from SG Building until the $599,600 due to Pawn is paid in full. In the event of a default (as defined in the Pawn Cash Advance Agreement), Cedar, among other remedies, can demand payment in full of all amounts remaining due under the Pawn Cash Advance Agreement.

On August 28, 2024, the Company issued a promissory note (the “August 1800 Diagonal Note”) in favor of 1800 Diagonal in the principal amount of $290,000 for a purchase price of $250,000, representing an original issue discount of $40,000. A one-time interest charge of twelve percent (12%) be applied on the issuance date to the principal balance. Under the terms of the August 1800 Diagonal Note, beginning on February 28, 2025, the Company is required to make five monthly payments of accrued, unpaid interest and outstanding principal, subject to adjustment, in the amount of $40,600, with $162,400 being due on February 28, 2025. The Company has right to accelerate payments or prepay in full at any time with no prepayment penalty. The connection with the August 1800 Diagonal Note, the Company incurred $8,000 in debt issuance costs. The August 1800 Diagonal Note has default terms similar to the 1800 Diagonal Note as described above.

On September 20, 2024, SG Echo entered into a Loan and Security Agreement (the “Enhanced Loan Agreement”) with Enhanced Capital Oklahoma Rural Fund, LLC (“Enhanced”) pursuant to which SG Echo borrowed $4,000,000 (the “Principal”) from Enhanced, and whereby SG Echo executed and delivered a Secured Promissory Note (the “Enhanced Note”) to Enhanced to evidence SG Echo’s obligations under the Enhanced Loan Agreement. The Enhanced Note shall bear interest at a rate equal to the greater of (i) the Secured Overnight Financing Rate (“SOFR”) plus six and sixty-five tenths percent (6.65%) and (ii) ten percent (10.0%) per annum (the “Interest Rate”). SG Echo shall pay to Enhanced a closing fee of $80,000, which shall be due and payable on October 1, 2025, unless such date shall be extended by Lender. SG Echo’s obligations under the Enhanced Loan Agreement and the Enhanced Note have been guaranteed by the Company.

Pursuant to the terms of the Enhanced Note, SG Echo shall make monthly payments of accrued interest on the first business day of each calendar month until December 31, 2025. Commencing January 2026, SG Echo shall make monthly payments of accrued interest and additionally shall make a monthly principal payment on the Note in an amount equal to $22,222.22. The maturity date of the Note shall be the sixty-month anniversary of the closing date (the “Enhanced Maturity Date”). All outstanding principal and accrued interest shall be due and payable on the Enhanced Maturity Date.

Pursuant to the terms of the Enhanced Loan Agreement, on the closing date, $360,000 (the “Interest Reserve”) will be deposited in a segregated deposit account in SG Echo’s name, which account shall be subject to a Control Agreement in favor of the Lender (the “Interest Reserve Account”). Beginning February 1, 2025, Lender may withdraw the monthly interest payments due under the Enhanced Note from the Interest Reserve Account until the Interest Reserve has been fully withdrawn. SG Echo shall have no obligation to replenish amounts withdrawn from the Interest Reserve Account.

Pursuant to the terms of the Enhanced Loan Agreement, SG Echo shall grant Enhanced a first priority mortgage on the real property located at 101 Waldron Rd., Durant, Oklahoma. Additionally, SG Echo shall grant Lender a continuing security interest in, a general lien upon, collateral assignment of, and a right of set-off against all of SG Echo’s right, title, and interest in and to all assets of SG Echo.

In the event of default (as defined in the Enhanced Loan Agreement), Enhanced, among other remedies, can demand all amounts and/or liabilities owing from time to time by SG Echo to Enhanced pursuant to the Enhanced Loan Agreement and the Enhanced Note (with accrued interest thereon) and all other amounts owing under the Enhanced Loan Agreement due and payable.

We continue to generate losses from operations. As of September 30, 2024, our stockholders’ equity was $(8,158,927), compared to $(6,334,859) as of December 31, 2023, and we had an accumulated deficit of $84,303,865, compared to $75,930,805 as of December 31, 2023. Our net loss attributable to our common stockholders for the nine months ended September 30, 2024 was $(11,511,655) and net cash used in operating activities was $9,915,916.

We will need to generate additional revenues or secure additional financing sources, such as debt or equity capital, to fund future growth, which financing may not be available on favorable terms or at all. We are in the process of securing funding, which we believe will provide the needed working capital until we are cash flow positive, which we believe will be in the second half of 2024. If we are unable to raise the necessary capital at the times we require such funding, we may need to materially change our business plan, including delaying implementation of aspects of such business plan or curtailing or abandoning such business plan altogether.

Cash Flow Summary

	Nine Months Ended September 30,
	2024	2023
Net cash provided by (used in):
Operating activities	$(9,915,916)	$(4,671,863)
Investing activities	(401,448)	(692,603)
Financing activities	10,560,109	5,494,596
Net increase in cash and cash equivalents	$242,745	$130,130

Operating activities used net cash of $9,915,916 during the nine months ended September 30, 2024, and used net cash of $4,671,863 during the nine months ended September 30, 2023. Generally, our net operating cash flows fluctuate primarily based on changes in our profitability and working capital. Cash used in operating activities increased by approximately $5,244,053. Included in net cash used in operating activities was $1,593,347 and $83,039 used in operating activities by discontinued operations for the nine months ended September 30, 2024 and 2023, respectively.

Investing activities used net cash of $401,448 during the nine months ended September 30, 2024, and $692,603 net cash during the nine months ended September 30, 2023 a decrease in cash used of $291,155. This amount resulted from $8,007 in purchases of property and equipment, $125,000 received from the sale of equity-based investment and $154,089 in project development costs, as well as $364,352 used in discontinued operations.  Included in net cash used in investing activities was $364,352 and $59,609 used in investing activities by discontinued operations for the nine months ended September 30, 2024 and 2023, respectively.

Financing activities provided net cash of $10,560,109 during the nine months ended September 30, 2024. Financing activities provided $5,494,596 net cash during the nine months ended September 30, 2023.  This amount resulted from $5,143,298 in repayments of short-term notes payable, proceeds of $8,013,745 from the issuances of short-term notes payable, $494,213 received from a warrant inducement transaction, $30 from prefunded warrant exercise, and $3,619,253 from proceed from issuance of stock, as well as $3,576,166 received from discontinued operations. Included in net cash provided by financing activities was $3,576,166 and $3,708,175 provided by financing activities by discontinued operations for the nine months ended September 30, 2024 and 2023, respectively.

There can be no assurance that our customers will decide to and/or be able to proceed with these construction projects, or that we will ultimately recognize revenue from these projects in a timely manner or at all.

Off-Balance Sheet Arrangements

As of September 30, 2024 and December 31, 2023, we had no material off-balance sheet arrangements to which we are a party.

In the ordinary course of business, we enter into agreements with third parties that include indemnification provisions which, in our judgment, are normal and customary for companies in our industry sector. These agreements are typically with consultants and certain vendors. Pursuant to these agreements, we generally agree to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to actions taken or omitted by us. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. We have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, we have no liabilities recorded for these provisions as of June 30, 2024.

Critical Accounting Estimates

Our condensed consolidated financial statements have been prepared using generally accepted accounting principles in the United States of America (“GAAP”). In connection with the preparation of the financial statements, we are required to make assumptions and estimates and apply judgments that affect the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that we believe to be relevant at the time the consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in “Note 3— Summary of Significant Accounting Policies” of the notes to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q. We believe that the following accounting policies are the most critical in fully understanding and evaluating our reported financial results.

Share-based payments. We measure the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, including non-employee directors, the fair value of the award is measured on the grant date. For non-employees, the fair value of the award is generally re-measured on interim financial reporting dates and vesting dates until the service period is complete. The fair value amount is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. We recognize stock-based compensation expense on a graded-vesting basis over the requisite service period for each separately vesting tranche of each award. Stock-based compensation expense to employees and all directors is reported within payroll and related expenses in the consolidated statements of operations. Stock-based compensation expense to non-employees is reported within marketing and business development expense in the consolidated statements of operations.

Other derivative financial instruments. We classify as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provide a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement), provided that such contracts are indexed to our own stock. We classify as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if any event occurs and if that event is outside SGB’s control) or (ii) give the counterparty a choice of net-cash settlement or settlement shares (physical settlement or net-cash settlement). SGB assesses classification of common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required

Convertible instruments. We bifurcate conversion options from their host instruments and accounts for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract; (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP measures with changes in fair value reported in earnings as they occur; and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We determined that the embedded conversion options that were included in the previously outstanding convertible debentures should be bifurcated from their host and a portion of the proceeds received upon the issuance of the hybrid contract has been allocated to the fair value of the derivative. The derivative was subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Critical Accounting Estimates (continued)

Revenue recognition – We determine, at contract inception, whether we will transfer control of a promised good or service over time or at a point in time, regardless of the length of contract or other factors. The recognition of revenue aligns with the timing of when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To achieve this core principle, we apply the following five steps in accordance with its revenue policy:

(1)	Identify the contract with a customer

(2)	Identify the performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to performance obligations in the contract

(5)	Recognize revenue as performance obligations are satisfied

On certain contracts, the Company applies recognition of revenue over time, which is similar to the method the Company applied under previous guidance (i.e. percentage of completion). Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress toward complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.

Goodwill – The Company performs its impairment test of goodwill at the reporting unit level each fiscal year, or more frequently if events or circumstances change that would more likely than not reduce the fair value of its reporting unit below its carrying values. The Company performs a goodwill impairment test by comparing the fair value of the reporting unit with its carrying value and recognizes an impairment charge for the amount by which the carrying value exceeds the fair value, not to exceed the total amount of goodwill. The amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. There were no impairments during the nine months ended September 30, 2024 or 2023.

Intangible assets – Intangible assets consist of $68,344 of trademarks, and $6,706 of website costs that are being amortized over 5 years. The Company evaluated intangible assets for impairment during the year ended December 31, 2023 and determined that there was an $1,880,547 impairment loss for the year ended December 31, 2023 relating to intangible assets of proprietary knowledge and technology. The amortization expense for the nine months ended September 30, 2024 and 2023 was $10,251 and $140,437, respectively. The accumulated amortization as of September 30, 2024 and December 31, 2023 was $59,975 and $2,852,929, respectively.

New Accounting Pronouncements

See Note 4 to the accompanying consolidated financial statements for all recently adopted and new accounting pronouncements.

Non-GAAP Financial Information

In addition to our results under GAAP, we also present EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) attributable to common stockholders before interest expense, income tax benefit (expense), depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before certain non-recurring, unusual or non-operational items, such as litigation expense, stock issuance expense and stock compensation expense. We believe that adjusting EBITDA to exclude the effects of these items that are not closely associated with ongoing corporate operations provides management and investors with a meaningful measure that increases period-to -period comparability of our operating performance.

We believe the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. Our management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing us and our results of operations.

Our measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this Quarterly Report on Form 10-Q, limiting their usefulness as a comparative measure. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss) attributable to common stockholders, or any other measures of financial performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be substitutes for or superior to the information provided by our GAAP financial results. The non-GAAP information should be read in conjunction with our consolidated financial statements and related notes.

These measures also should not be construed as an inference that our future results will be unaffected by the non-recurring, unusual or non-operational items for which these non-GAAP measures make adjustments. Additionally, EBITDA and Adjusted EBITDA are not intended to be liquidity measures.

Non-GAAP Financial Information (continued)

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net gain (loss) attributable to common stockholders:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Net loss attributable to common stockholders of Safe & Green Holdings Corp.	$(3,716,105)	$(3,608,134)	$(11,511,655)	$(12,683,098)
Addback interest expense	864,007	398,772	2,404,277	735,070
Addback interest income	—	(3,186)	(9,570)	(22,002)
Addback depreciation and amortization	110,407	1,448,305	1,709,230	1,538,585
EBITDA (non-GAAP)	(2,741,691)	(1,764,243)	(7,407,718)	(10,431,445)
Common stock deemed dividend	—	—	1,146,594	—
Gain on deconsolidation-SG DevCorp (including noncontrolling interest portion)	—	—	(3,990,304)	—
Change in fair value of equity-based investments	613,665	—	5,590,666	—
Loss on disposition of equity-based investments	—	—	320,408	—
Addback litigation expense	43,801	—	356,046	17,361
Addback stock issued for services	—	—	—	484,825
Addback stock compensation expense	570,362	—	1,097,698	3,210,631
Adjusted EBITDA (non-GAAP)	$(1,513,863)	$(1,764,243)	$(2,886,610)	$(6,718,628)

Results of Operations

Our operations for the years ended December 31, 2023 and 2022 may not be indicative of our future operations.

Years Ended December 31, 2023 and 2022:

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Total revenue	$16,523,080	$24,393,946
Total cost of revenue	19,079,436	21,139,794
Total payroll and related expenses	6,052,629	4,431,355
Total other operating expenses	13,140,223	3,914,901
Total operating loss	(21,749,208)	(5,092,104)
Total other income (expense)	(808,157)	447,121
Total loss before income tax	(22,557,365)	(4,644,983)
Add: Net income attributable non-controlling interest	—	1,229,806
Loss from discontinued operations	(3,725,168)	(2,444,259)
Net loss attributable to common stockholders of Safe & Green Holdings Corp.	$(26,282,533)	$(8,319,048)

Revenue

During the year ended December 31, 2023, we derived substantially all of our revenue from the construction services segment. Total revenue for the year ended December 31, 2023 was $16,523,080 compared to $24,393,946 for the year ended December 31, 2022. Revenue decreased 32% in 2023, compared to the prior year.

Medical revenue decreased 100% in 2023 compared to the prior year. The majority of the medical revenue came from operations of our Clarity Mobile joint venture during 2022.

Construction services revenue increased 30% in 2023 compared to the prior year. The revenue growth primarily is due to the acquisition of Echo DCL, LLC in September 2020. The revenue growth reflects increased modular revenue from SG Echo’s manufacturing facility.

Cost of Revenue and Gross Profit

Cost of revenue was $19,079,436 for the year ended December 31, 2023, compared to $21,139,794 for the year ended December 31, 2022. The decrease of $2,060,358, or a decrease of approximately 10%, is primarily related to the decrease in construction services during the year ended December 31, 2023.

Gross profit (loss) was $(2,556,356) and $3,254,152 for the year ended December 31, 2023 and 2022, respectively.

Gross profit (loss) margin percentage decreased to (15)% for the year ended December 31, 2023 compared to 13% for the year ended December 31, 2022 primarily due to the recognition of losses on construction services recognized during the year ended December 31, 2023.

Operating Expenses

Payroll and related expenses for the year ended December 31, 2023 were $6,052,629 compared to $4,431,355 for the year ended December 31, 2022. This increase was primarily caused by an increase in the vesting of restricted stock units during the year ended December 31, 2023, as well as additional headcount at SG Echo.

Other operating expenses (general and administrative expenses and marketing and business development expenses) for the year ended December 31, 2023 were $13,140,223 compared to $3,914,901 for the year ended December 31, 2022. This increase was due to an overall decrease in operating expenses spend during the year ended December 31, 2023 and the recognition of an impairment loss of $5,976,445.

Other Income (Expense)

Interest income for the year ended December 31, 2023 was $119 mainly derived from bank interest. There was $73,821 of interest income for the year ended December 31, 2022. Other income for the year ended December 31, 2023 and 2022 was $782,097 and $403,146, respectively. Other income during 2023 primarily related to a legal settlement in the amount of $450,000. Interest expense for the year ended December 31, 2023 and 2022 was $1,430,372 and $29,846 respectively. The increase in interest expense resulted from additional notes payable entered into during 2023. Loss on asset disposal for the year ended December 31, 2022 was $25,265.

Loss from Discontinued Operations

During the years ended December 31, 2023 and 2022, we recognized a loss from discontinued operations in the amount of $3,725,168 and $2,444,259, respectively.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carryforwards and, accordingly, no income tax benefit was provided.

Impact of Inflation

The impact of inflation upon our revenue and income (loss) from continuing operations during each of the past two fiscal years has not been material to its financial position or results of operations for those years because we do not maintain any inventories whose costs are affected by inflation.

Liquidity and Capital Resources

As of December 31, 2023 and December 31, 2022, we had an aggregate of $17,448 and $582,776, respectively, of cash and cash equivalents. To date, we have financed our operations from revenue generated from operations and sales of our equity and to a lesser extent debt financing.

As of December 31, 2023, our stockholders’ equity (deficit) was $(6,334,859) compared to $14,439,562 as of December 31, 2022. Our net loss for the years ended December 31, 2023 and 2022 was $26,757,906 and $7,089,242 respectively. Net cash used in operating activities was $7,141,754 and $5,630,614 for the years ended December 31, 2023 and 2022, respectively.

Historically, our operations have primarily been funded through proceeds from equity and debt financings, as well as revenue from operations.

We have negative operating cash flows, which has raised substantial doubt about our ability to continue as a going concern.

If we are not successful with our efforts to increase revenue, we will experience, as we have from time to time in the past, a shortfall in cash. If there is a shortfall, we will be forced to reduce operating expenses, among other steps, all of which would have a material adverse effect on our operations going forward. On December 15, 2023, Mr. Galvin voluntarily deferred his salary for the December 15, 2023 and December 31, 2023 pay periods as a cost saving measure. In addition, on December 14, 2023, Mr. Galvin loaned $75,000 to the Company. The loan will be interest free (subject, however to any interest which may be imputed under applicable income tax laws) and is due and payable by December 14, 2024. In addition, we have issued various types of debt to provide funds for operations as set forth below.

We will also seek to obtain debt or additional equity financing to meet any cash shortfalls both in the public company or our subsidiaries. The type, timing and terms of any financing we may select will depend on, among other things, our cash needs, the availability of other financing sources and prevailing conditions in the financial markets. However, there can be no assurance that we will be able to secure additional funds if needed and that, if such funds are available, the terms or conditions would be acceptable to us. If we are unable to secure additional financing, further reduction in operating expenses might need to be substantial in order for us to ensure enough liquidity to sustain our operations. Any equity financing would be dilutive to our stockholders. If we incur debt, we will likely be subject to restrictive covenants that significantly limit our operating flexibility and require us to encumber our assets. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures will be significantly limited. While the Debenture is outstanding, we are prohibited from entering into any variable rate transactions and from incurring or suffering to exist debt other than certain specified permitted debt. Any of the above limitations could force us to significantly curtail or cease our operations. These circumstances have raised substantial doubt about our ability to continue as a going concern, and continued cash losses may risk our status as a going concern. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We will need to generate additional revenues or secure additional financing sources, such as debt or equity capital, to fund future operations, which financing may not be available on favorable terms or at all. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures will be significantly limited and we will need to significantly curtail or cease our operations.

October 2021 Registered Direct Offering

In October 2021, we completed a registered direct offering and concurrent private offering pursuant to which we sold an aggregate of 975,000 shares of common stock (48,750 as adjusted for the May Stock Split)  and pre-funded warrants to purchase up to 2,189,384 shares of Common Stock (109,469 as adjusted for the May Stock Split) and warrants to purchase 1,898,630 shares of Common Stock (94,932 as adjusted for the May Stock Split) which resulted in net proceeds of approximately $10,488,000 after deducting underwriting commission and other expenses related to the offering.

February 2023 Offering

On February 7, 2023, we closed a private placement offering (the “Offering”) of One Million One Hundred Thousand Dollars ($1,100,000.00) in principal amount of the Company’s 8% convertible debenture (the “Debenture”) and a warrant (the “Warrant”) to purchase up to Five Hundred Thousand (500,000) shares of our common stock (25,000 as adjusted for the May Stock Split), to Peak One Opportunity Fund, L.P. (“Peak One”). Pursuant to a Securities Purchase Agreement, dated February 7, 2023 (the “Purchase Agreement”), the Debenture was sold to Peak One for a purchase price of $1,000,000, representing an original issue discount of ten percent (10%). In connection with the offering the Company paid $15,000 as a non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the transactions contemplated by the Purchase Agreement and issued 50,000 shares of its restricted common stock (the “Commitment Shares”) (2,500 as adjusted for the May Stock Split)  to Peak One Investments, LLC (“Investments”), the general partner of Peak One.

The Debenture matures twelve months from its date of issuance and bear interest at a rate of 8% per annum payable on the maturity date. The Debenture is convertible, at the option of the holder, at any time, into such number of shares of common stock of the Company equal to the principal amount of the Debenture plus all accrued and unpaid interest at a conversion price equal to $1.50 (the “Conversion Price”) ($30.00 as adjusted for the May Stock Split), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and in the event the Company, at any time while the Debenture is outstanding, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues common stock or other securities convertible into, exercisable for, or otherwise entitle any person the right to acquire, shares of common stock, other than with respect to an Exempt Issuance (as defined in the Debenture), at an effective price per share that is lower than the then Conversion Price. In the event of any such anti-dilutive event, the Conversion Price will be reduced at the option of the holder to such lower effective price of the dilutive event, subject to a floor price of $0.40 per share, unless and until the Company obtains shareholder approval for any issuance below such floor price.

Cedar Cash Advances

On May 16, 2023, SG Building entered into a cash advance agreement with Cedar Advance LLC (“Cedar”) pursuant to which SG Building sold to Cedar $710,500 of its future receivables for a purchase price of $500,000. Cedar is expected to withdraw $25,375 a week directly from SG Building, until the $710,500 due to Cedar is paid in full. In the event of a default (as defined in the cash advance agreement), Cedar, among other remedies, can demand payment in full of all amounts remaining due under the cash advance agreement. SG Building’s obligations under the cash advance agreement have been guaranteed by SG Echo.

On September 26, 2023, SG Building and Cedar entered into a second cash advance agreement pursuant to which SG Building sold to Cedar $1,171,500 of its future receivables for a purchase price of $825,000, less underwriting fees and expenses paid and the repayment of prior amounts due Cedar, for net funds provided of $504,625. Cedar is expected to withdraw $41,800 a week directly from SG Building, until the $1,171,500 due to Cedar is paid in full. In the event of a default (as defined in the cash advance agreement), Cedar, among other remedies, can demand payment in full of all amounts remaining due under the cash advance agreement. SG Building’s obligations under the cash advance agreement have been guaranteed by SG Echo.

On November 20, 2023, SG Building entered into a third cash advance agreement with Cedar pursuant to which SG Building sold to Cedar $511,200 of its future receivables for a purchase price of $360,000, less underwriting fees and expenses paid, for net funds provided of $342,200. Cedar is expected to withdraw $20,300 a week directly from SG Building’s bank account until the $511,200 due to Cedar under the cash advance agreement is paid. In the event of a default (as defined in the cash advance agreement), Cedar, among other remedies, can demand payment in full of all amounts remaining due under the Cash Advance Agreement. SG Building’s obligations under the cash advance agreement have been guaranteed by SG Echo.

On January 29, 2024, SG Building and Cedar entered into a fourth cash advance agreement pursuant to which SG Building sold to Cedar $1,733,420 of its future receivables for a purchase price of $1,180,000, less underwriting fees and expenses paid and the repayment of prior amounts due Cedar, for net funds provided of $215,575. Cedar is expected to withdraw $49,150 a week directly from SG Building, until the $1,733,420 due to Cedar is paid in full. In the event of a default (as defined in the cash advance agreement), Cedar, among other remedies, can demand payment in full of all amounts remaining due under the cash advance agreement. SG Building’s obligations under the cash advance agreement have been guaranteed by SG Echo.

January Cash Advance Agreement

On January 5, 2024, SG Building and SG Echo (collectively, the “Merchants”), entered into a Cash Advance Agreement (“Cash Advance Agreement”) with Maison Capital Group (“Maison”) pursuant to which the Merchants sold to Maison $300,000 of their future receivables for a purchase price of $200,000, less underwriting fees and expenses paid, for net funds provided of $190,000.

Pursuant to the Cash Advance Agreement, Maison is expected to withdraw $12,500 a week directly from the Merchants’ bank account until the $300,000 due to Maison under the Cash Advance Agreement is paid. In the event of a default (as defined in the Cash Advance Agreement), Maison, among other remedies, can demand payment in full of all amounts remaining due under the Cash Advance Agreement. The Merchants’ obligations under the Cash Advance Agreement are secured by a security interest in all accounts, including without limitation, all deposit accounts, accounts-receivable, and other receivables, chattel paper, documents, equipment, general intangibles, instruments, and inventory, as those terms are defined by Article 9 of the Uniform Commercial Code, now or hereafter owned or acquired by any of them. In addition, SG Building’s obligations under the Cash Advance Agreement have been guaranteed by SG Echo, and SG Echo’s obligations under the Cash Advance Agreement have been guaranteed by SG Building. The amounts outstanding under the Cash Advance Agreement may be prepaid by the Merchants at any time without penalty.

Southstar Factoring Agreement

In connection with the exercise of its option to acquire 19 acres of land and the approximately 56,775 square foot facility located at 101 Waldron Road in Durant Oklahoma (the “Premises”), on June 8, 2023, SG Echo issued a secured commercial promissory note, dated June 1, 2023 (the “Secured Note”), in the principal amount of $1,750,000 with SouthStar Financial, LLC, a South Carolina limited liability company (“SouthStar”), and entered into a Non-Recourse Factoring and Security Agreement, dated June 1, 2023 (the “Factoring Agreement”), with SouthStar providing for its purchase from SG Echo of up to $1,500,000 of accounts receivable, subject to reduction by South Star (the “Facility Amount”).

The Secured Note bears interest at 23% per annum and is due and payable on June 1, 2025. The Secured Note is secured by a mortgage (the “Mortgage”) on the Premises and secured by a Security Agreement, dated June 1, 2023 (the “Security Agreement”), pursuant to which SG Echo granted to SouthStar a first priority security interest in all of SG Echo’s presently-owned and hereafter-acquired personal and fixture property, wherever located, including, without limitation, all accounts, goods, chattel paper, inventory, equipment, instruments, investment property, documents, deposit accounts, commercial tort claims, letters-of-credit rights, general intangibles including payment intangibles, patents, software trademarks, trade names, customer lists, supporting obligations, all proceeds and products of the foregoing. SG Echo paid to SouthStar an origination fee in the amount of 3% of the face amount of the Secured Note. Upon the occurrence of an Event of Default (as defined in the Secured Note), the default interest rate will be 28% per annum, or the maximum legal amount provided by law, whichever is greater.

The Factoring Agreement provides that upon acceptance of an account receivable for purchase SouthStar will pay to SG Echo eighty percent (80%) of the face amount of the account receivable, or such lesser percentage as agreed by the parties. SG Echo will also pay to SouthStar one and 95/100 percent (1.95%) of the face amount of the accounts receivable for the first twenty-five (25) day period after payment for the accounts receivable is transmitted to SouthStar plus one and 25/100 percent (1.25%) for each additional fifteen (15) day period or part thereof, calculated from the date of purchase until payments received by SouthStar in collected funds on the purchased accounts receivable equals the purchase price of the accounts receivable, plus all charges due SouthStar from SG Echo at the time. An additional one and 50/100 percent (1.50%) per fifteen (15) day period will be charged for invoices exceeding sixty (60) days from advance date. The Factoring Agreement provides that SG Echo may require additional funding from SouthStar (an “Overadvance”) and SouthStar may provide the Overadvance in its sole discretion. In the event of an Overadvance, SG Echo will pay SouthStar an amount equal to three and 90/100 percent (3.90%) of the amount of the Overadvance for the first twenty-five (25) day period after the Overadvance is transmitted to SouthStar plus two and 50/100 percent (2.50%) for each additional fifteen (15) day period or part thereof until payments received by SouthStar in collected funds equals the amount of the Overadvance, plus all charges due SouthStar from SG Echo at the time.

The Factoring Agreement provides that SG Echo will also pay a transactional administrative fee of $50.00 for each new account debtor submitted to it and a fee equal to 0.25% of the face amount of all purchased accounts receivable for the handling, collecting, mailing, quality assuring, insuring the risk, transmitting, and performing certain data processing services with respect to the maintenance and servicing of the purchased accounts.

As security for the payment and performance of SG Echo’s present and future obligations to SouthStar under the Factoring Agreement, SG Echo granted to SouthStar a first priority security interest in all of SG Echo’s presently-owned and hereafter-acquired personal and fixture property, wherever located, including, without limitation, all accounts, goods, chattel paper, inventory, equipment, instruments, investment property, documents, deposit accounts, commercial tort claims, letters-of-credit rights, general intangibles including payment intangibles, patents, software trademarks, trade names, customer lists, supporting obligations, all proceeds and products of the foregoing.

The Factoring Agreement has an initial term of thirty-six (36) months from the first day of the month following the date the first purchased accounts receivable is purchased. Unless terminated by SG Echo, not less than sixty (60) but not more than ninety (90) days before the end of the initial term, the Factoring Agreement will automatically extend for an additional thirty-six (36) months. SG Echo is required to provide the same not less than sixty (60) but not more than ninety (90) days notice during any and all renewal terms in order to terminate the Factoring Agreement, and if no notice is provided, the renewal term will extend for an additional thirty-six (36) month period.

If SouthStar has not purchased accounts receivable in a quarterly period during any initial or renewal term which exceed fifty percent (50%) of the Facility Amount per calendar quarter, in which $250,000.00 of the purchased accounts each month must be with a specific customer of the Company. (“Minimum Amount”), the Factoring Agreement provides that SG Echo will pay to SouthStar, on demand, an additional amount equal to what the charges provided for elsewhere in the Factoring Agreement would have been on the Minimum Amount assuming the number of days from the date of purchase of the Minimum Amount until receipt of payment of the Minimum Amount is thirty one (31) days, less the actual charges paid by SG Echo to SouthStar during such period.

Pursuant to a Secured Continuing Corporate Guaranty, dated June 8, 2023 (the “Corporate Guaranty”), we have guaranteed SG Echo’s obligations to SouthStar under the Secured Note and Factoring Agreement.

Pursuant to a Cross-Default and Cross Collateralization Agreement (the “Cross Default Agreement”), effective June 8, 2023, between SouthStar, SG Echo and us, SG Echo’s obligations under the Secured Note and Factoring Agreement are cross-defaulted and cross-collateralized such that any event of default under the Secured Note shall constitute an event of default under the Factoring Agreement at SouthStar’s election (and vice versa, any event of default under the Factoring Agreement shall constitute an event of default under the Secured Note at SouthStar’s election) and any collateral pledged to secure SG Echo’s obligations under the Secured Note shall also secure SG Echo’s obligations under the Factoring Agreement (and vice versa).

February Cash Advances

On February 23, 2024, the SG Building Blocks and SG Echo, together with SG Building Blocks, the (“Merchants”), entered into a Cash Advance Agreement (“Third Cash Advance Agreement”) with Bridgecap Advance LLC (“Bridgecap”) pursuant to which the Merchants sold to Bridgecap $224,850 of their future receivables for a purchase price of $150,000, less underwriting fees and expenses paid, for net funds provided of $135,000.

Pursuant to the Third Cash Advance Agreement, Bridgecap is expected to withdraw $2,248.50 a day directly from the Merchants’ bank account until the $224,850 due to Bridgecap under the Third Cash Advance Agreement is paid. In the event of a default (as defined in the Cash Advance Agreement), Bridgecap, among other remedies (including penalties and fees) can demand payment in full of all amounts remaining due under the Third Cash Advance Agreement. The Merchants’ obligations under the Third Cash Advance Agreement are secured by a security interest in all accounts, including without limitation, all deposit accounts, accounts-receivable, other receivables, and proceeds therefrom, as those terms are defined by Article 9 of the Uniform Commercial Code, now or hereafter owned or acquired by any of them. The amounts outstanding under the Third Cash Advance Agreement may be prepaid by the Merchants at any time without penalty.

March Note

On March 5, 2024, the we issued a Promissory Note (“Note”) in favor of 1800 Diagonal Lending LLC (the “Lender”) in the aggregate principal amount of $149,500 (the “Principal”), and an accompanying Securities Purchase Agreement, dated March 5, 2024 (the “SPA”).

The Note was purchased by the Lender for a purchase price of $130,000, representing an original issue discount of $19,500. A one-time interest charge of ten percent (10%) (the “Interest Rate”) will be applied on the issuance date to the Principal. Under the terms of the Note, beginning on April 15, 2024, we are required to make nine monthly payments of accrued, unpaid interest and outstanding principal, subject to adjustment, in the amount of $18,272,23. We have a five business day grace period with respect to each payment. Any amount of principal or interest on this Note which is not paid when due will bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”). We have the right to accelerate payments or prepay in full at any time with no prepayment penalty.

Among other things, an event of default (“Event of Default”) will be deemed to have occurred if we fail to pay the principal or interest when due on the Note, whether at maturity, upon acceleration or otherwise, if bankruptcy or insolvency proceedings are instituted by or against us or if we fail to maintain the listing of its common stock on The Nasdaq Stock Market. Upon the occurrence of an Event of Default, the Note will become immediately due and payable and we will be obligated to pay to the Investor, in satisfaction of its obligations under the Note, an amount equal to 200% times the sum of the then outstanding principal amount of the Note plus accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment plus Default Interest, if any.

After an Event of Default, at any time following the six-month anniversary of the Note, the Lender will have the right, to convert all or any part of the outstanding and unpaid amount of the Note into shares of the Company’s common stock at a conversion price equal to the greater of $0.08 or 65% multiplied by the lowest closing bid price during the 10 trading days prior to the conversion date (representing a discount rate of 35%). The Note may not be converted into shares of our common stock if the conversion would result in the Lender and its affiliates owning an aggregate of in excess of 4.99% of the then outstanding shares of our common stock. In addition, unless we obtain shareholder approval of such issuance, we shall not issue a number of shares of its common stock under Note, which when aggregated with all other securities that are required to be aggregated for purposes of Nasdaq Rule 5635(d), would exceed 19.99% of the shares of our common stock outstanding as of the date of definitive agreement with respect to the first of such aggregated transactions (the “Conversion Limitation”). Upon the occurrence of an Event of Default as a result of us being delisted from Nasdaq, the Conversion Limitation shall no longer apply.

We may need to generate additional revenues or secure additional financing sources, such as debt or equity capital, to fund future growth, which financing may not be available on favorable terms or at all. We do not have any additional sources secured for future funding, and if we are unable to raise the necessary capital at the times we require such funding, we may need to materially change our business plan, including delaying implementation of aspects of such business plan or curtailing or abandoning such business plan altogether.

Cash Flow Summary

	For The Year Ended December 31,
	2023	2022
Net cash provided by (used in):
Operating activities	$(7,141,754)	$(5,630,614)
Investing activities	(864,817)	(3,853,298)
Financing activities	7,441,243	(2,957,693)
Net increase (decrease) in cash and cash equivalents	$(565,328)	$(12,441,605)

Operating activities used net cash of $7,141,754 during the year ended December 31, 2023, and $5,630,614 during the year ended December 31, 2022. Generally, our net operating cash flows fluctuate primarily based on changes in our profitability and working capital. Cash used in operating activities increased by approximately $1,092,821 primarily due to a decrease in working capital due in part to decreases in accounts payable with the additions of operations of new entities, SG DevCorp. and SG Echo, from the corresponding period of the prior years. In addition, we had an increase of approximately $411,787 in stock-based compensation and an increase in the overall net loss of approximately $18,475,379, during the year ended December 31, 2023 compared to the year ended December 31, 2022. The December 31, 2023 amount is due to a net loss of $26,757,906, adjusted by depreciation expense of $370,525, amortization of intangible assets of $187,640, impairment of $3,189,877, bad debt expense of $491,388, amortization of deferred license costs of $40,785, amortization of debt issuance costs of $994,923, SG DevCorp issuances of $684,438, amortization of right-of-use asset of $2,433,865, plus common stock issued for services of $653,575, stock-based compensation of $3,210,631, and a decrease in accounts receivable of $606,315, contract assets of $25,639, inventories of $309,048, prepaid expenses and other current assets of $96,432,; added by increase in liability of $5,761,194 of accounts payable and accrued expenses, contract liabilities of $1,057,422 less decrease in other current liability of $5,795 and lease liability of $2,859,852. Included in net cash used in operating activities was $4,570,603 and $2,316,170 used in operating activities by discontinued operations for the years ended December 31, 2023 and 2022, respectively.

Investing activities used net cash of $864,817 during the year ended December 31, 2023, and $3,853,298 during the year ended December 31, 2022. Cash used in investing activities decreased by $2,988,481 from the corresponding period of the prior year. The December 31, 2023 amount is due to $608,004 purchase of property, plant and equipment, $120,781 project development costs, purchase of intangible assets of $93,970 and $42,662 investment in and advances to equity affiliates.  Included in net cash used in investing activities was $59,609 and $1,397,022 used in investing activities by discontinued operations for the years ended December 31, 2023 and 2022, respectively.

Financing activities provided net cash of $7,441,243 during the year ended December 31, 2023, and provided net cash of $2,957,693 during the year ended December 31, 2022. Cash provided by financing activities increased by approximately $4,064,232. December 31, 2023 amount is due to $9,639,640 proceeds from short-term note payable, $780,812 proceeds from long-term notes payable, less $3,704,129 payment of short-term notes payable, $394,735 from the issuance of common stock, $46,417 distribution paid to non-controlling interest, and $42,716 repurchase of common stock.  Included in net cash provided by financing activities was $4,632,728 and $3,713,912 provided by financing activities by discontinued operations for the years ended December 31, 2023 and 2022, respectively.

We provide services to our construction customers in three separate phases: the design phase, the architectural and engineering phase and the construction phase. Each phase is independent of the other, but builds through a progression of concept through delivery of a completed structure. These phases may be embodied in a single contract or in separate contracts, which is typical of a design build process model. As of December 31, 2023, we had 7 projects totaling $2,578,882 in backlog revenue.

Backlog may fluctuate significantly due to the timing of orders or awards for large projects and is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as revenue. The decrease in backlog at December 31, 2023 is primarily attributable to revenue being recognized during the year ended December 31, 2023. We expect our backlog revenue will be realized by December 31, 2024.

There can be no assurance that our customers will decide to and/or be able to proceed with these construction projects, or that we will ultimately recognize revenue from these projects in a timely manner or at all.

Off-Balance Sheet Arrangements

As of December 31, 2023 and 2022, we had no material off-balance sheet arrangements to which we are a party.

In the ordinary course of business, we enter into agreements with third parties that include indemnification provisions which, in our judgment, are normal and customary for companies in our industry sector. These agreements are typically with consultants and certain vendors. Pursuant to these agreements, we generally agree to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to actions taken or omitted by us. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. We have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, we have no liabilities recorded for these provisions as of December 31, 2023.

Critical Accounting Estimates and New Accounting Pronouncements

Critical Accounting Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). In connection with the preparation of the financial statements, we are required to make assumptions and estimates and apply judgments that affect the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that we believe to be relevant at the time the consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in “Note 3—Summary of Significant Accounting Policies” of the notes to our consolidated financial statements included elsewhere in this Annual Report. We believe that the following accounting policies are the most critical in fully understanding and evaluating our reported financial results.

Share-based payments. We measure the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, including non-employee directors, the fair value of the award is measured on the grant date. For non-employees, the fair value of the award is generally re-measured on interim financial reporting dates and vesting dates until the service period is complete. The fair value amount is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. We recognize stock-based compensation expense on a graded-vesting basis over the requisite service period for each separately vesting tranche of each award. Stock-based compensation expense to employees and all directors is reported within payroll and related expenses in the consolidated statements of operations. Stock-based compensation expense to non-employees is reported within marketing and business development expense in the consolidated statements of operations.

Convertible instruments. Safe & Green bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract; (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP measures with changes in fair value reported in earnings as they occur; and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Safe & Green determined that the embedded conversion options that were included in the previously outstanding convertible debentures should be bifurcated from their host and a portion of the proceeds received upon the issuance of the hybrid contract has been allocated to the fair value of the derivative. The derivative was subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Revenue recognition – The Company determines, at contract inception, whether it will transfer control of a promised good or service over time or at a point in time, regardless of the length of contract or other factors. The recognition of revenue aligns with the timing of when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five steps in accordance with its revenue policy:

(1)	Identify the contract with a customer

(2)	Identify the performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to performance obligations in the contract

(5)	Recognize revenue as performance obligations are satisfied

On certain contracts, the Company applies recognition of revenue over time, which is similar to the method the Company applied under previous guidance (i.e. percentage of completion). Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress toward complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.

For product or equipment sales, the Company applies recognition of revenue when the customer obtains control over such goods, which is at a point in time.

We entered into a joint venture agreement with Clarity Lab Solutions, LLC (“Clarity Labs”) (the “JV”). Revenue from the activities of the JV is related to clinical testing services and is recognized when services have been rendered, which is at a point in time. In addition, we formed Chicago Airport Testing, LLC which collects rental revenue. For the years ended December 31, 2023 and 2022, the Company recognized approximately $0 million and $11.6 million, respectively, related to activities through these two joint ventures, which is included in medical revenue on the accompanying consolidated statements of operations.

We acquired a 10% non-dilutable equity interest for JDI-Cumberland Inlet, LLC and acquired a 50% membership interest in Norman Berry II Owner LLC in the second quarter of 2021. We have determined we are not the primary beneficiary and thus will not consolidate the activities on the consolidated financial statements. We will use the equity method to report the activities as an investment in on our consolidated financial statements.

Goodwill. Goodwill represents the excess of reorganization value over the fair value of identified net assets upon emergence from bankruptcy. In accordance with the accounting guidance on goodwill, Safe & Green performs its impairment test of goodwill at the reporting unit level each fiscal year, or more frequently if events or circumstances change that would more likely than not reduce the fair value of its reporting unit below its carrying value. Our evaluation of goodwill completed during the year ended December 31, 2023, resulted in $1,309,330 worth of impairment loss.

Intangible assets – Intangible assets consist of $2,766,000 of proprietary knowledge and technology, which is being amortized over 20 years. In addition, included in intangible assets is $97,164 of trademarks, and $115,632 of website costs that are being amortized over 5 years. We evaluated intangible assets for impairment during the year ended December 31, 2023, and determined that there are $1,880,547 worth of impairment losses.

New Accounting Pronouncements

See Note 3 to the accompanying consolidated financial statements for all recently adopted and new accounting pronouncements.

Non-GAAP Financial Information

In addition to our results under GAAP, we also present EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) attributable to common stockholders before interest expense, income tax benefit (expense), depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before certain non-recurring, unusual or non-operational items, such as litigation expense, stock issuance expense and stock compensation expense. We believe that adjusting EBITDA to exclude the effects of these items that are not closely associated with ongoing corporate operations provides management and investors with a meaningful measure that increases period-to -period comparability of our operating performance.

We believe the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. Our management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing us and our results of operations.

Our measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this Quarterly Report on Form 10-Q, limiting their usefulness as a comparative measure. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss) attributable to common stockholders, or any other measures of financial performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be substitutes for or superior to the information provided by our GAAP financial results. . The non-GAAP information should be read in conjunction with our consolidated financial statements and related notes.

These measures also should not be construed as an inference that our future results will be unaffected by the non-recurring, unusual or non-operational items for which these non-GAAP measures make adjustments. Additionally, EBITDA and Adjusted EBITDA are not intended to be liquidity measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Net loss attributable to common stockholders of Safe & Green Holdings Corp.	$(26,282,533)	$(8,319,048)
Addback interest expense	2,608,683	336,239
Addback interest income	(119)	(73,821)
Addback depreciation and amortization	3,459,286	615,191
EBITDA (non-GAAP)	(20,214,683)	(7,441,439)

Addback loss on asset disposal	—	25,265
Addback litigation expense	154,217	664,724
Addback stock-based compensation expense	3,210,631	2,798,844
Adjusted EBITDA (non-GAAP)	$(16,849,835)	$(3,952,606)

BUSINESS

Company Overview

We operate in the following four segments: (i) manufacturing and construction services; (ii) medical; (ii) real estate development; and (iv) environmental. The manufacturing and construction segment designs and manufactures modular structures built in our factories using raw materials that are Made-in-America. In the medical segment we have previously used our modular technology to offer prefabricated health facilities for on-site immediate COVID-19 testing and plan to provide our modular technology to offer turnkey solutions to medical testing and treatment and generating revenue from medical testing. Our real estate development segment’s current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. The environmental segment, the newest segment, plans to offer a sustainable medical and waste management solution that will utilize a patented technology to collect waste and treat waste for safe disposal.

We are a provider of modular facilities. We currently provide Modules made out of both code-engineered cargo shipping containers and traditional construction using wood and steel framing for use as both permanent or temporary structures for residential housing use and commercial use. Prior to the COVID-19 pandemic, the Modules we supplied were primarily for retail, restaurant and military use and were manufactured by third party suppliers using our proprietary technology and design and engineering expertise, which modifies code-engineered cargo shipping containers and purpose-built modules for use for safe and sustainable commercial, industrial and residential building. In March 2020, in response to the COVID-19 pandemic we began increasing our focus on providing our Modules as health care facilities for deployable medical response solutions. In September 2020, we acquired substantially all the assets of Echo DCL, LLC, a Texas limited liability company, except for Echo’s real estate holdings. Echo was a container/modular manufacturer based in Durant, Oklahoma specializing in the design and construction of permanent modular and temporary modular buildings and was one of our key supply chain partners. This acquisition allowed us to have more control over the manufacturing process and, as a result, we have increased our product offerings to add Modules made out of wood, steel and traditional construction materials.

During 2021, through our subsidiary, Safe and Green Development Corporation (“SG DevCorp”) we also began to focus on acquiring property to build multi-family housing projects in underserved regions nationally utilizing the manufacturing services of our subsidiary, SG Echo, LLC (“SG Echo”). In March 2022, we formed SG Environmental Solutions Corp (“SG Environmental”) to focus on biomedical waste removal utilizing a patented technology that it licenses to shred and disinfect biomedical waste, rendering the waste disinfected, unrecognizable, and of no greater risk to the public health than residential household waste. In March 2023, we formed Safe and Green Medical Corporation, to focus on providing our Modules as health care facilities with various clinics and labs that cater to the specific needs of local communities. To date, we have not generated revenue from SG DevCorp, SG Environmental or SG Medical.

Our Modules

Prior to October 2019, our business model was solely a project-based construction model pursuant to which we were responsible for the design and construction of finished products that incorporated our technology primarily to customers in the retail, restaurant, military and education industries throughout the United States. In October 2019, we changed our business model for our residential building construction to a royalty fee model and entered into a five-year exclusive license with CPF GP 2019-1 LLC (“CPF”) under which CPF licensed on an exclusive basis our proprietary technology and intellectual property to develop and commercialize products in the United States (and its territories) for residential use, including, without limitation, single-family residences and multi-family residences, but excluding military housing. On June 15, 2021, we terminated the exclusive license by mutual agreement and ceased our royalty fee model.

Prior to the COVID-19 pandemic, our core customer base was comprised of architects, landowners, builders and developers who used our Modules in commercial and residential structures. Our cargo modified Modules allow for the redesign, repurpose and conversion of heavy-gauge steel cargo shipping containers into Safe & Green™, which are safe green building blocks for commercial, industrial, and residential building construction, rather than consuming new steel and lumber. Our technology and expertise is also used to purpose-build modules, or prefabricated steel modular units customized for use in modular construction, to augment or complement a Safe & Green™ structure.

Modular Construction

We produce purpose built pre-fabricated modular structures, for both residential and commercial use, using wood or steel as the base material. We believe that modular construction provides the following benefits:

	STRONG		FAST		GREEN
●	Factory produced modules provide greater quality of construction	●	Modules can be produced in parallel to the local site and civil work to enhance the date of completion	●	Modular construction allows for energy savings and more efficient waste management than traditional construction
●	Modules are inspected by a third party engineering firm to meet or exceed all applicable building codes	●	Projects can save up to 50% on speed to market in comparison to traditional construction	●	Less site disturbance and impact on local traffic
●	Less weather related damage to construction materials

Products Produced with Our GreenSteel™ Modular Technology

The building products developed with our proprietary technology and design and engineering expertise are generally stronger, more durable, environmentally sensitive, and erected in less time than traditional construction methods. The use of the Safe & Green building structure typically provides between four to six points towards the Leadership in Energy and Environmental Design (“LEED”) certification levels, including reduced site disturbance, resource reuse, recycled content, innovation in design and use of local and regional materials. Due to our ability to satisfy such requirements, we believe the products produced utilizing our technology and expertise is a leader in environmentally sustainable construction.

There are three core product offerings that utilize our GreenSteel technology and engineering expertise. The first product offering involves GreenSteel Modules, which are normally container based, and are the structural core and shell of a Safe & Green building. We procure the containers, engineer required openings with structural steel enforcements, paint the containers and then deliver them on-site, where the customer or a customer’s general contractor will complete the entire finish out and installation. The second product offering involves replicating the process to create the GreenSteel product either container based or conventional volumetric units and, in addition, installing selected materials, finishes and systems (including, but not limited to floors, windows, doors, interior painting, electrical wiring and fixtures, plumbing outlets and bathrooms, roofing system) and delivering Safe & Green pre-fabricated Modules to the site for a third party licensed general contractor to complete the final finish out and installation. Finally, the third product offering is the completely fabricated and finished Safe & Green building (including but not limited to floors, windows, doors, interior painting, electrical wiring and fixtures, plumbing outlets and bathrooms, roofing systems), including erecting the final unit on site and completing any other final steps. The building is ready for occupancy and/or use as soon as installation is completed. Construction administration and/or project management services are typically included in our product offerings.

Other Modular Products

We also produce pre-fabricated modular containers, for both residential and commercial use, at SG Echo using wood framing as the base material instead of steel containers. We have found that some clients prefer a mix of wood and steel containers for their projects. Since our acquisition of Echo, approximately 85% of our Module sales have been for wood-based modules.

ESR Approval

In April 2017, the ICC Evaluation Service, LLC (“ICC-ES”) granted us an Evaluation Service Report (“ESR”) for the Safe & Green structural building materials. We believe we were the first modular building company to receive such certification. Our ESR indicates that the ICC-ES recognizes the suitability and technical capabilities of the Safe & Green structural building materials for use in compliance with the International Building Code and Residential Code, the California Building Code and Residential Code, and the Florida Building Code—Building and Residential. We believe our ESR has expedited reviews and approvals by state and local building departments, helped the Safe & Green concept gain wider acceptance in the construction industry and opened up licensing opportunities internationally We also believe the ESR will make it more difficult for other companies in the industry to compete with us because the quality control and design acceptance criteria are specific to us and our associated facilities.

Our ESR program is based out of our main manufacturing facility in Durant, Oklahoma. The inspection and certification of intermodal containers as detailed in our ESR procedures is not site specific but rather depends on the use of qualified inspectors who are trained to evaluate the cargo worthiness of intermodal containers using established industry standards including AC 462 from the ICC and IICL. Our quality control and inspection processes are reviewed annually by the ICC-ES to verify compliance with the Acceptance Criteria established by the ICC and detailed in ESR 3764. The ESR program is current with these recertifications and the up-to-date ESR is posted to the industry wide approved ESR list on the ICC web-based network. Once a container is inspected a medallion is permanently affixed to the unit to signify compliance with ESR 3764 which is used by local building officials to verify conformance of the container module to the ICC criteria. All Safe and Green Holdings container-based modules have this medallion that validates the quality control process.

Target Markets

To date, the target markets for the products that utilize our technology and expertise of Modules have been the new construction market in the United States. The Modules that utilize our technology and expertise have a particular application in a number of segments, including:

●	Single-Family and Multi-Family Housing

●	Restaurants and Quick Service Restaurants

●	Military

●	Education/Student Housing

●	Health Care including medical laboratories

●	Equipment Enclosures and Stacking Solutions

●	Office and Commercial

●	Commercial and residential customers

●	Athletic facilities and support structures

●	Administration Facilities

In addition, future target markets for expansion of such products and services include data centers, warehouse/public storage, reclamation/drop off centers and medical.

SG Echo

In September 2020, we consummated the transaction contemplated by the Asset Purchase Agreement that SG Echo entered into with Echo DCL, LLC pursuant to which SG Echo acquired substantially all the assets of Echo DCL, LLC, a Texas limited liability company, except for Echo’s real estate holdings. Echo was a container/modular manufacturer based in Durant, Oklahoma specializing in the design and construction of permanent modular and temporary modular buildings and was one of our key supply chain partners. Echo catered to the military, education, administration facilities, healthcare, government, commercial and residential customers. This acquisition allowed us to expand our reach for our Modules and offered us an opportunity to vertically integrate a large portion of our cost of goods sold, as well as increase margins, productivity and efficiency in the areas of design, estimating, manufacturing and delivery.

SG Echo opened a second factory (the “Waldron Factory”), also in Durant, Oklahoma, in the second half of 2023. The Waldron Factory produces modulars for multiple clients in various industries,

Safe & Green Medical

In March 2020, we began increasing our focus on providing our Modules as health care facilities for deployable medical response solutions. In May 2020, we entered into a joint development agreement with Grimshaw Design to assist with the deployment of our D-Tec suite of prefabricated health facilities for on-site immediate COVID-19 testing.

On August 27, 2020, we entered into a joint venture agreement (the “Clarity Mobile Venture”) with Clarity Labs Solutions, LLC, a CLIA-certified laboratory based in Miami, Florida (“Clarity Labs”). Under the Clarity Mobile Venture, we, along with Clarity Labs agreed to jointly market, sell, and distribute certain lab testing products and services On November 12, 2020, Clarity Mobile Venture entered into a contract with the City of Los Angeles for the operations of a COVID-19 PCR Test Laboratory at Los Angeles International Airport (“LAX”) to provide a full-service modular COVID-19 laboratory and testing facility onsite at Los Angeles International Airport. This facility conducted PCR tests with results available within three hours for passengers and airline crew, and no later than 24 hours for LAX airport employees. In September 2022, we terminated the Clarity Mobile Venture by mutual agreement. For the years ended December 31, 2023 and 2022, the Company recognized approximately $0 million and $11.6 million, respectively, related to activities through these joint ventures, which is included in medical revenue on the accompanying consolidated statements of operations.

As an expansion to our prior modular COVID-19 offerings, we plan to provide our modular technology to offer turnkey solutions to deliver medical testing and treatment and generate revenues from medical testing, In furtherance of this objective, in March 2023, we formed Safe and Green Medical Corporation. To date, we have not generated revenue from SG Medical.

SG Development

During February 2021, we formed SG DevCorp for the purpose of real property development utilizing our technologies and our manufacturing facility. SG DevCorp’s current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. To date, SG DevCorp has not generated any revenue and its activities have consisted solely of the acquisition of three properties and an investment in two entities that have acquired two properties to be further developed; however it has not yet commenced any development activities. SG DevCorp intends to construct many of its planned developments using Modules built by SG Echo. In addition to these development projects, it intends, subject to its ability to raise sufficient capital, to build additional, strategically placed manufacturing facilities that will be sold or leased to third parties as well as leased to SG Echo. SG DevCorp intends to build manufacturing sites for lease to SG Echo near its project sites in order to take advantage of cost savings for transportation of modules. SG DevCorp’s business model is flexible and it anticipates developing properties on its own and also through joint ventures in which SG DevCorp partners with third-party equity investors or other developers.

SG DevCorp has entered into, and may continue in the future to enter into, joint ventures (including limited liability companies or partnerships) through which it would own an indirect economic interest of less than 100% of the property owned directly by such joint ventures. The decision to either develop a property on its own or through a joint venture is based on a variety of factors and considerations, including: (i) the economic and tax terms required by the seller of land; (ii) SG DevCorp’s desire to diversify its portfolio of communities by market, submarket and product type; (iii) SG DevCorp’s desire at times to preserve its capital resources to maintain liquidity or balance sheet strength; and (iv) SG DevCorp’s projections, in some circumstances, that it will achieve higher returns on its invested capital or reduce its risk if a joint venture vehicle is used. Each joint venture agreement is individually negotiated, and SG DevCorp’s ability to operate and/or dispose of a community in its sole discretion may be limited to varying degrees depending on the terms of the joint venture agreement.

In December 2022, we announced our plan to separate our company and SG DevCorp into two separate publicly traded companies. To implement the Separation, on September 27, 2023, we effected a pro rata distribution to our stockholders of approximately 30% of the outstanding shares of SG DevCorp’s common stock. In connection with the Distribution, each of our stockholders received 0.930886 shares of SG DevCorp’s common stock for every five (5) shares of our Common Stock held as of the close of business on September 8, 2023, the record date for the Distribution, as well as a cash payment in lieu of any fractional shares. Immediately after the Distribution, SG DevCorp was no longer a wholly-owned subsidiary of ours and we held approximately 70% of SG DevCorp’s issued and outstanding securities. On September 28, 2023, SG DevCorp’s common stock began trading on the Nasdaq Capital Market under the symbol “SGD.

In connection with the Separation and Distribution, we entered into a separation and distribution agreement and several other agreements with SG DevCorp. These agreements provide for the allocation between us and SG DevCorp of the assets, employees, liabilities and obligations (including, among others, investments, property, employee benefits and tax-related assets and liabilities) of us and our subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and SG DevCorp subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreements entered into with us included a tax matters agreement and a shared services agreement.

During 2024, our ownership in SG DevCorp fell below 50%, and we deconsolidated SG DevCorp from our financial statements (the “Deconsolidation”). As of September 30, 2024, we account for our investment in SG DevCorp on the equity method. Upon deconsolidation, we recognized a gain of $4,728,348 which resulted from the difference between the fair value of our investment upon deconsolidation, and the net assets and carrying value of the non-controlling interest. The Deconsolidation represents a strategic shift in our operations and will have a major effect on our operations and financial results.

SG Environmental

In March 2022, we entered into a ten-year exclusive distribution agreement with Sanitec Industries LLC (“Sanitec”), a sustainable waste management company that is the global patent holder for the Sanitec Microwave Healthcare Waste Disinfection System™ for the State of New York with a right to expand to other states. The Sanitec Microwave Disinfection Unit is designed to shred and disinfect biomedical waste, rendering the waste disinfected, unrecognizable, and of no greater risk to the public health than residential household waste. Sanitec Industries’ existing customers are primarily centered in healthcare facilities nationwide, ranging from large hospital systems to single practitioner doctors’ offices. In connection with our entry into the Sanitec distribution agreement we formed a new subsidiary, SG Environmental Solutions Corp. SG Environmental plans to offer biomedical waste removal utilizing the patented technology that it licenses from Sanitec to shred and disinfect biomedical waste for safe disposal. To date, we have not generated revenue from SG Environmental.

Our Competitive Strengths

Although the construction industry is highly competitive, we are committed to educating the real estate community on the benefits of our technology and expertise and positioning the products that utilize our technology and expertise as complementary to the strategy of developers, rather than as competition. We may compete for building opportunities with regional, national and international builders that possess greater financial, marketing and other resources than we do, and competition within the general construction industry may increase if there is future consolidation in the land development and construction industry or from new building technologies that could arise. Within the modular building space, we compete against a small number of companies providing modular-building services. The principal competitive factors in our construction business include, but are not limited to, the availability of building materials; technical product knowledge and expertise; previous experience in modular construction; consulting or other service capabilities; pricing of products; and the marketability of our ESR within the structural building space.

We believe we can distinguish ourselves from our competitors on the basis of our ESR, quality, cost and construction time savings when utilizing our technology and expertise. Our proprietary construction for our cargo based containers method is typically less expensive than traditional construction methods, particularly in urban locations and multi-story projects, and construction time is also generally reduced by using our construction method, reducing both construction and soft costs substantially. Safe & Green are designed to be hurricane-, tornado- and earthquake-resistant and able to withstand harsh climate conditions. The flexibility and the stack-ability of the Modules allows architects, developers and owners to design Modules to meet their specific needs. In addition, our management team has a breadth of knowledge in the modular building industry with a combined 130 years of experience. Our experience in a wide range of construction applications, including office, enclosures, residential, commercial, quick service restaurants, experiential and restaurant applications, gives us an advantage over our competition through the use of market-based prototypes. With the acquisition of Echo, we have been able to vertically integrate our manufacturing process and reduce some of our cost of goods sold, productivity and efficiency.

Our Customers

We market our construction products to a broad customer base, comprised primarily of contractors, home builders, building owners and other resellers across the continental United States. In addition, as stated above, we have supplied and offer our Modules to the medical community. Safe & Green customers come from all walks in the economy and include government agencies, private developers, the U.S. Military, the Native American Community, the QSR operators, and a host of entrepreneurs looking to launch ideas and technology. At December 31, 2023 and 2022 100% and 80%, respectively, of our gross accounts receivable were due from three and four customers. Revenue relating to one customer represented approximately 87% and 65% of our total revenue for the years ending December 31, 2023 and 2022, respectively.

Our Suppliers and Partners

Although the primary use of shipping containers is for transportation, when constructing Safe & Green, we use standard materials made in America to modify the container shell structure and finish out the modules. In addition, we use the same standard construction materials to construct and finish out the wood base modules produced at SG Echo. We utilize the same suppliers and materials used by conventional construction. Materials such as windows, doors, insulation mechanical systems, electrical systems and other such supplies are all off-the-shelf materials and equipment commonly available and used in the industry. We believe we have access to alternative suppliers, with limited disruption to the business, should circumstances change with our existing suppliers.

Intellectual Property

We operate under our United States registered trademarks “Safe & Green” and “GreenSteel” and our trademarked “SG” logo.

Legal Proceedings

The Company is subject to certain claims and lawsuits arising in the normal course of business. For information regarding legal proceedings, see “Note 17 - Commitments and Contingencies” of our Quarterly Form 10-Q for the quarterly period ended September 30, 2024, filed on November 27, 2024.

Government Regulation and Approval

The design and construction of buildings are controlled at the project level, with local and state municipalities having jurisdiction in most cases. All buildings, conventionally built or modularly built, are subject to published building codes and criteria that must be achieved during the architectural and engineering phase in order to be approved for construction. There are no specific regulations that impact our design and construction technology. While much of the regulation in our industry occurs at the project level, we are subject to various federal, state and local government regulations applicable to the business in the jurisdictions in which we operate, including laws and regulations relating to our relationships with our employees, public health and safety, workplace safety, transportation, zoning and fire codes. Also, to the extent we expand into medical waste removal and medical testing we will be subject to various federal, state and local government regulations. We strive to operate in accordance with applicable laws, codes and regulations. We believe we are in compliance in all material respects with existing applicable environmental laws and regulations and, in addition, that our employment, workplace health and workplace safety practices comply with related regulations.

General Corporate Information

We were incorporated in the State of Delaware on December 29, 1993 under the name PC411, INC. On January 12, 1999, we changed our name to CDSI Holdings, Inc. On November 4, 2011, CDSI Merger Sub, Inc., our wholly-owned subsidiary, completed a reverse merger with and into SG Building Blocks, Inc. (“SG Building”), with SG Building surviving the reverse merger as our wholly owned subsidiary. Also on November 4, 2011, we changed our name to SG Blocks, Inc. On December 16, 2022, we changed our name to Safe & Green Holdings Corp. In addition, on December 16, 2022, our then wholly-owned subsidiary, SGB Development Corp. changed its name to Safe and Green Development Corporation. Prior to our emergence from bankruptcy in June 2016, our Common Stock was quoted on the OTC Bulletin Board. Our Common Stock is currently listed for trading on the Nasdaq Capital Market under the symbol “SGBX.”

Our principal offices are located at 990 Biscayne Blvd., #501, Office 12, Miami, Florida 33132. Our website address is www.safeandgreeenholdings.com. The information contained in, and that can be accessed through our website, is not incorporated into and is not a part of this Annual Report. We make available on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as soon as reasonably practicable after those reports are filed with the SEC. The following Corporate Governance documents are also posted on our website: Code of Business Conduct and Ethics and the Charters for the following Committees of the Board of Directors: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our phone number is (646) 240-4235. Our filings may also be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Room 1580 Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

Our Emergence from Bankruptcy

On October 15, 2015, the Company and its subsidiaries (collectively, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under the caption In re SG Blocks, Inc. et al., Case No. 15-12790. On February 29, 2016, the Debtors filed a Disclosure Statement (the “Disclosure Statement”), attaching a Plan of Reorganization (the “Reorganization Plan”), along with a motion seeking approval of the Disclosure Statement by the Bankruptcy Court. On June 30, 2016 (the “Effective Date”), the Reorganization Plan became effective and the Debtors emerged from bankruptcy.

Prior to the Effective Date, the Company was authorized to issue: (i) 300,000,000 shares of common stock, par value $0.01 (the “Former Common Stock”) of which 42,918,927 shares were issued and outstanding as of June 29, 2016 (2,145,946 as adjusted for the May Stock Split); and (ii) 5,000,000 shares of preferred stock, par value $0.01 (the “Former Preferred Stock”), none of which were issued and outstanding prior to the Effective Date.

On the Effective Date, and pursuant to the terms of the Reorganization Plan, the Company entered into a Securities Purchase Agreement, dated June 30, 2016, pursuant to which the Company sold for a subscription price of $2.0 million a 12% Original Issue Discount Senior Secured Convertible Debenture to Hillair Capital Investments L.P. (“HCI”) in the principal amount of $2.5 million, with a maturity date of June 30, 2018 (the “Exit Facility”).

On the Effective Date, all previously issued and outstanding shares of the Former Common Stock were deemed discharged, cancelled and extinguished, and, pursuant to the Reorganization Plan, the Company issued, in the aggregate 410 shares (as adjusted to effect a 1-for-20 reverse stock split) of common stock, par value $0.01 (the “New Common Stock”), to the holders of Former Common Stock. Further, under the Reorganization Plan, upon the Effective Date, certain members of the Company’s management were entitled to receive options (the “Management Options”) to acquire approximately 546 shares (as adjusted to effect a 1-for-20 reverse stock split), of the Company’s New Common Stock, on a fully diluted basis.

On the Effective Date, pursuant to the terms of the Plan and the Company’s Amended and Restated Certificate of Incorporation, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Convertible Preferred Stock, designating 1,801,670 shares (as adjusted to effect a 1-for-3 reverse stock split) of preferred stock, par value $1.00, all of which were issued upon our emergence from bankruptcy. Prior to our public offering that we consummated in June 2017, all outstanding shares of our preferred stock, were converted into 90,084 shares of Common Stock. No preferred stock currently remains outstanding.

Reverse Stock Split

On May 2, 2024, we effected a 1-for-20 reverse stock split of our common stock. All share and per share amounts set forth in the consolidated financial statements have been retroactively restated to reflect the split effected in May 2024 as if it had occurred as of the earliest period presented and unless otherwise stated, all other share and per share amounts for all periods presented in this Annual Report have been adjusted to reflect the reverse stock split effected in May 2024.

Human Capital

We believe that our success depends upon our ability to attract, develop and retain key personnel. As of February 3, 2025, we directly employed 32 full-time employees and two full time non-US persons and engaged outside professional firms and subcontractors to deliver projects to customers, and SG Echo directly employed eighty full-time employees.

Health and Safety

The health and safety of our employees is our highest priority, and this is consistent with our operating philosophy. Accordingly, with the global spread of the ongoing novel coronavirus pandemic, we have implemented plans designed to address and mitigate the impact of the COVID-19 pandemic on the safety of our employees and our business, which include:

●	Adding work from home flexibility;

●	Adjusting attendance policies to encourage those who are sick to stay home;

●	Increasing cleaning protocols across all locations;

●	Initiating regular communication regarding impacts of the COVID-19 pandemic, including health and safety protocols and procedures;

MANAGEMENT

Below is certain information regarding our directors and executive officers.

Name of Director or Executive Officer	Ages	Position	Served as an Officer and/or Director Since
Paul M. Galvin	62	Former Chairman of the Board and Former Chief Executive Officer	November 2011
Michael McLaren	61	Chief Executive Officer	January 2025
Jim Pendergast	64	Chief Operating Officer	January 2025
Patricia Kaelin	62	Chief Financial Officer	May 2023
Christopher Melton (2)(5)(7)	52	Director	November 2011
Shafron E. Hawkins (1)(3)(6)	50	Director	December 2022
Thomas Meharey (4)	43	Director	October 2023
Jill Anderson (1) (3)	50	Director	October 2023

(1)	Audit Committee Member.
(2)	Audit Committee Chairperson.
(3)	Compensation Committee Member.
(4)	Compensation Committee Chair.
(5)	Nominating. Environmental, Social and Corporate Governance Committee Member
(6)	Nominating. Environmental, Social and Corporate Governance Committee Chair
(7)	Lead Independent Director.

Michael McLaren, brings more than 30 years of leadership experience in the energy industry, including significant contributions to military and energy projects, field services, and mergers and acquisitions. He is the founder and CEO of Olenox Ltd., where he has led innovative energy solutions and is the developer and patent holder of Olenox technology. Mr. McLaren earned a Master’s Degree in Science and a Master’s Degree in Business from the University of British Columbia. Mr. McLaren wrote, together with Dr. Olev Trass, several publications on Selective Oil Agglomeration for Ecological Benefits, Coal Water Oil Fuel (CWF), and the preparation of various fuels for clean coal energy. He currently serves as CEO & Founding Shareholder of Olenox Ltd. He also has extensive experience in operating E&P companies, Field service and negotiating M&A opportunities.

Patricia Kaelin is a member of the AICPA with more than 25 years of financial leadership, strategic planning, and public company experience. Patricia Kaelin was appointed Chief Financial Officer on May 1, 2023. She has served as Chief Financial Officer for public and privately held companies and has extensive experience in the construction, real estate, manufacturing and healthcare industries. She has expertise in mergers and acquisitions and corporate restructuring, as well as private and public equity and debt financing. Ms. Kaelin served as Chief Financial Officer of 1933 Industries, Inc., a publicly traded company based in Vancouver, British Columbia, with operations in the US and as VP of Finance and IT at Prolong, a publicly traded manufacturing company based in California. Ms. Kaelin also served as Chief Financial Officer at Clifton Larson Allen, one of the largest CPA and consulting firms in the United States and as Chief Financial Officer for multiple private companies including a large construction and real estate development company with over $1B in revenues and operations in several states. She began her career at BDO USA, LLP, spending seven years in public accounting where she earned her CPA certificate. Ms. Kaelin holds a Bachelor’s degree in Business Administration and Accounting from California State University, Fullerton and has served on multiple boards for children’s charities and a telehealth company.

Jim Pendergast, brings over 25 years of leadership in corporate operations, having served as CEO, CFO, and COO across public and private companies in the energy, construction, manufacturing, and agricultural sectors. He has expertise in mergers and acquisitions, corporate restructuring, and equity and debt financing. His previous roles include COO at MGO Systems Ltd., where he oversaw more than 50 construction projects during his time there, and CEO/CFO at Paramount Structures Inc., leading its acquisition and financial restructuring. As CEO of FP Genetics Inc., he refocused the company on profitable growth. Earlier, at Agrium Inc., he managed large-scale business development projects and represented the company to investors. He has also served on the boards of several companies, providing leadership in corporate governance, strategic planning, and financial management. He holds an MBA in International Business and Finance from McMaster University and a BA (Honors) in Political Studies and Economics from Queen’s University.

Christopher Melton was appointed as a director of the Company upon consummation of the Merger on November 4, 2011. Mr. Melton is a licensed real estate salesperson in the State of South Carolina and until June 2019 was a principal of Callegro Investments, LLC, a specialist land investor investing in the southeastern U.S., which he founded 2012. Since June 2019 he has served as a specialist Land Advisor with SVN. Mr. Melton also serves on several public and private boards, including Jupiter Wellness, Inc. since August 2019 and has served since February 2018 as chief investment officer and analyst at TNT Capital Advisors, a capital advisory firm based in Florida. He also served as a sales agent as MSK Commercial Services, a commercial real estate company, from February 2018 to June 2019. From 2000 to 2008, Mr. Melton was a Portfolio Manager for Kingdon Capital Management (“Kingdon”) in New York City, where he ran an $800 million book in media, telecom and Japanese investment. Mr. Melton opened Kingdon’s office in Japan, where he set up a Japanese research company. From 1997 to 2000, Mr. Melton served as a Vice President at JPMorgan Investment Management as an equity research analyst, where he helped manage $500 million in REIT funds under management. Mr. Melton was a Senior Real Estate Equity Analyst at RREEF Funds in Chicago from 1995 to 1997. RREEF Funds is the real estate investment management business of Deutsche Bank’s Asset Management division. Mr. Melton earned a Bachelor of Arts in Political Economy of Industrial Societies from the University of California, Berkeley in 1995. Mr. Melton earned Certification from University of California, Los Angeles’s Anderson Director Education Program in 2014.

We selected Mr. Melton to serve on our Board because he brings extensive knowledge of finance and the real estate industry. Mr. Melton’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his real estate investment and development activities.

Shafron Hawkins was appointed as a director of the Company in December of 2022. Shafron Hawkins’ career spans the industries of financial services, government and nonprofits. Hawkins started his career working for TD Waterhouse Securities in its active investors division before moving to Credit Suisse First Boston. In June 2002, Hawkins founded Hawkins Capital Group, where he served as Principal while helping raise acquisition capital for small companies. In 2016, Hawkins became a legislative fellow in the U.S. House of Representatives, advising a Way and Means Committee member and helping push forward the Simplifying America’s Tax System (SATS) plan. Soon after, Hawkins served as a U.S. Senate Tax and Trade Counsel where he worked to expand the Tax Cuts and Jobs Act to include the Opportunity Zones provision. Hawkins also served as Majority Staff Director for the Senate Finance Subcommittee on Energy, Natural Resources, and Infrastructure, having previously served as Majority Staff Director for the Senate Finance Subcommittee on Fiscal Responsibility and Economic Growth. Upon leaving Capitol Hill, Hawkins founded the Opportunity Funds Association, an organization that helps advocate for Opportunity Zones and drive investments into underserved areas. In 2022, Hawkins worked with Congress to introduce the bi-partisan, bi-cameral Opportunity Zones Transparency Extension and Improvement Act which achieves the OFA member policy goals of increased investment and greater transparency in Opportunity Zones.

Mr. Hawkins earned his undergraduate degree in economics from The Ohio State University, his MBA from Columbia Business School as a Credit Suisse First Boston Fellow, and his JD from the Moritz College of Law at OSU. He is currently an adjunct professor at the Cleveland State University College of Law.

We selected Mr. Hawkins to serve on our Board because he brings extensive knowledge with respect to the financial services, government and nonprofit industries. Mr. Hawkins’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his financial services, government and nonprofit activities.

Jill Anderson was appointed as a director of the Company in August 2023. Ms. Anderson has over twenty years of in-house and law firm experience counseling life sciences and healthcare companies on a variety of business issues and transactions, including corporate, regulatory, data privacy and security, employment, marketing and sales, real estate and litigation matters. Since August 2020, Ms. Anderson has served as Chief Legal Officer and Privacy Officer of miR Scientific, a precision healthcare company committed to transforming cancer management globally by developing non-invasive tests for the detection and risk classification of cancers. From December 2006 to August 2020, Ms. Anderson was a partner in the Healthcare and Privacy & Cybersecurity departments at the law firm of Moses & Singer LLP in New York City. Before that, Ms. Anderson held legal roles at Dana-Farber Cancer Institute and Mass General Brigham (formerly Partners Healthcare System). Ms. Anderson also serves on the Board of Directors of Fight Cancer Global, a nonprofit organization dedicated to creating patient-centric solutions which unite all constituents to end the isolation for cancer patients globally. Ms. Anderson successfully completed training at the 2023 Program on Corporate Compliance and Enforcement (PCCE) at NYU School of Law in Board Governance, Board Effectiveness, Risk Management, ESG and DEI. Ms. Anderson earned her J.D. at Widener University School of Law and holds a Bachelor of Science degree in Pre-Medicine from Rutgers University.

We selected Ms. Anderson to serve on our Board because she brings extensive knowledge with respect to the healthcare industry. Ms. Anderson’s pertinent experience, qualifications, attributes and skills include scientific expertise, managerial experience and the knowledge and experience she has attained through her healthcare experience.

Thomas Meharey was appointed as director of the Company in October 2023. Mr. Meharey currently serves as a Vice President and board member for kathy ireland Worldwide, a global lifestyle company (“kiWW”). Mr. Meharey was appointed Vice President of kiWW in 2007 and as a board member of kiWW in 2017. During his time with kiWW, Mr. Meharey launched the MIVI Millennial brand for men and women alongside global lifestyle designer Kathy Ireland. From 2003 to 2007, Mr. Meharey served as the Director of kathy ireland Weddings and Resorts, where he managed a portfolio of properties in excess of $40 million dollars. In 2004, Mr. Meharey founded a general contracting business in Hawaii, where he managed projects ranging from modest homes to multi-million dollar estates. Mr. Meharey served our country as a marine from 1999-2003.

We selected Mr. Meharey to serve on our Board due to his leadership skills and experience, his expertise in scaling businesses and his knowledge of the luxury brand, advertising, real estate and construction industries.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. Our Board is currently led by a Chairman of the Board who also serves as our Chief Executive Officer. The Board understands that the right Board leadership structure may vary depending on the circumstances, and our independent directors periodically assess these roles and the Board leadership to ensure the leadership structure best serves the interests of the Company and stockholders.

Mr. McLaren currently holds the Chairman and Chief Executive Officer roles. Mr. Melton currently serves as the Lead Independent Director appointed by the majority of the Board.

The responsibilities of the Lead Independent Director include, among others: (i) serving as primary intermediary between non-employee directors and management; (ii) approving the agenda and meeting schedules for the Board; (iii) advising the Chairman of the Board as to the quality, quantity and timeliness of the information submitted by management to directors; (iv) recommending director candidates and selections for the membership and chairman position for each committee of the Board; (v) calling meetings of independent directors; and (vi) serving as liaison for consultation and communication with stockholders.

We believe the current leadership structure, with combined Chairman and Chief Executive Officer roles and a Lead Independent Director, best serves the Company and its stockholders at this time. Mr. Galvin possesses detailed and in-depth knowledge of the Company and the industry and the issues, opportunities and challenges we face, and is best positioned to ensure the most critical business issues are brought for consideration by the Board. In addition, having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership, as well as clear accountability to our stockholders and customers. This enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions. The Board believes the appointment of a strong Lead Independent Director and the use of regular executive sessions of the non-management directors, along with a majority the Board being comprised of independent directors, allow it to maintain effective oversight of management. We believe that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances and, based on the relevant facts and circumstances, separation of these offices would not serve our best interests and the best interests of our stockholders at this time.

Director Independence

Nasdaq Listing Rule 5605 requires a majority of a listed company’s board to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the Audit Committee and Compensation Committee must also satisfy the independence criteria set forth in Rules 10A-3 and 10C-1 under the Exchange Act, respectively. Under Nasdaq Listing Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Exchange Act Rule 10A-3, an Audit Committee member may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, or otherwise be affiliated with the Company or any of its subsidiaries. In order for Compensation Committee members to be considered independent for purposes of Exchange Act Rule 10C-1, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by the Company to the director; and (2) whether the director is affiliated with the Company or any of its subsidiaries or affiliates.

The Board has reviewed the materiality of any relationship that each of our directors has with the Company and has determined that each of Messrs. Hawkins, Melton and Meharey and Ms. Anderson, is “independent” in accordance with the Nasdaq Listing Rules. Messrs. Galvin and Villarreal are not considered “independent” due to their executive position. As such independent directors comprise a majority of our Board and the members of our Audit, Compensation, and Nominating, Environmental, Social and Corporate Governance Committees are fully independent.

Board and Committee Responsibilities

Generally

The Board is the ultimate decision-making body of the Company, except with respect to those matters to be decided by the stockholders. It selects the Chief Executive Officer and other members of the senior management team, which is charged with the conduct of the Company’s day-to-day business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The function of the Board to monitor the performance of senior management is facilitated by the presence of non-employee directors who have substantive knowledge of the Company’s business.

Our Board has established a separate standing Audit Committee, Compensation Committee and Nominating, Environmental, Social and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating, Environmental, Social and Corporate Governance Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at https ://www.safeandgreenholdings.com under the “Investors — Corporate Governance” tab.

Audit Committee

The members of our Audit Committee are Mr. Melton, who serves as chairperson, Mr. Hawkins and Ms. Anderson. The Audit Committee Charter requires that the Audit Committee consist of at least three members of the Board, each of whom is required to be independent as defined by Nasdaq and SEC rules. The Board has determined that each member of the Audit Committee is independent, as defined by Rule 10A-3 of the Exchange Act and Nasdaq Marketplace Rule 5605(a)(2). The Board has also determined that Mr. Melton is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Functions of the Audit Committee include, but are not limited to, reviewing the results and scope of the audit performed, and the financial recommendations provided by, our independent registered public accounting firm and coordinating the Board’s oversight of our internal financing and accounting processes.

All audit services to be provided to the Company by our independent public accounting firm, are pre-approved by the Audit Committee prior to the initiation of such services (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee approved all services provided by our independent public accounting firm to us during 2022 and 2023.

Compensation Committee

The members of our Compensation Committee are Mr. Meharey, who serves as chairperson, Ms. Anderson and Mr. Hawkins The Compensation Committee Charter requires that the Compensation Committee consist of at least two members of the Board, each of whom is required to be independent as defined by Nasdaq rules. The Board has determined that each member of the Compensation Committee is independent, as defined in Nasdaq Marketplace Rule 5605(a)(2).

Functions of the Compensation Committee, include, but are not limited to: reviewing and approving, or recommending the Board approve, compensation arrangements for our executive officers, including salary and payments under the Company’s equity-based plans; reviewing compensation for non-employee directors and recommending changes to the Board; and administering our stock compensation plans. Our principal executive officer annually reviews the performance of each of the named executive officers and other officers and makes recommendations regarding the compensation of the named executive officers and other officers and managers of the company, while the Compensation Committee reviews the performance of our principal executive officer. The conclusions and recommendations resulting from our principal executive officer’s review are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in modifying any of our principal executive officer’s recommendations. The Compensation Committee may delegate its authority to a subcommittee of its members.

In performing its functions, the Compensation Committee may retain or obtain the advice of such compensation consultants, legal counsel and other advisors. In March 2022, the Compensation Committee engaged Haigh & Company as its independent compensation consultant. With the assistance of Haigh & Company, the Compensation Committee developed and implemented an organizational framework covering salary, annual bonus and equity ownership, with the goal of attracting and retaining talented individuals who are critical to the Company’s long-term success and aligning pay with performance. The Compensation Committee assessed the independence of Haigh & Company pursuant to SEC rules and in accordance with Nasdaq listing standards, noting that Haigh & Company (i) did not have any relationships with the Company, our executive officers or our Committee members that would impair its independence, and (ii) does not provide any services to the Company other than advice to the Compensation Committee regarding executive officer and director compensation, and concluded that Haigh & Company is free from conflicts of interest and is independent.

Nominating, Environmental, Social and Corporate Governance Committee

The Nominating, Environmental, Social and Corporate Governance Committee is currently comprised of Mr. Hawkins, who serves as chairperson, and Mr. Melton. The Nominating, Environmental, Social and Corporate Governance Committee Charter requires that the Nominating, Environmental, Social and Corporate Governance Committee consist of at least two members of the Board, each of whom is required to be independent as defined by Nasdaq rules. The Board has determined that each member of the Nominating, Environmental, Social and Corporate Governance Committee is independent, as defined in Nasdaq Marketplace Rule 5605(a)(2). Specific responsibilities of the Nominating, Environmental, Social and Corporate Governance Committee include: (i) considering and recommending to the Board, candidates for election to the Board; (ii) considering recommendations and proposals submitted by stockholders in respect of Board nominees, establishing policies in respect of such recommendations and proposals (including stockholder communications with the board of directors), and recommending any action to the Board in respect of such stockholder recommendations and proposals; (iii) identifying, evaluating and recommending to the board of directors, candidates to serve on committees of the Board; (iv) assessing the performance of the Board; (v) reviewing the Company’s sustainability and societal impact and (vi) reviewing risk governance structure, risk assessment and risk management practices and guidelines, policies and processes for risk assessment and risk management, including cyber security measures.

Role of the Board in Risk Oversight

Our executive officers are responsible for the day-to-day management of risks the Company faces, while our Board has an advisory role in the Company’s risk management process, as a whole and at the committee level, and, in particular, the Board is responsible for monitoring and assessing strategic and operational risk exposures, including cybersecurity risk. The Board and committees rely on the representations of management, the external audit of our financial and operating results, our systems of internal control and our historic practices when assessing the Company’s risks. The Audit Committee oversees management of financial risk exposures and the steps management has taken to monitor and control these exposures, and additionally provides oversight of internal controls. The Compensation Committee, in conjunction with the Audit Committee, assesses and monitors whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks by committee reports, as well as advice and counsel from expert advisors.

Family Relationships

There are no family relationships between the directors of the Board or any of the executive officers of the Company.

Conduct of Board Meetings

The Chairman sets the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Agenda items that fall within the scope of responsibilities of a committee of the Board are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting. At the invitation of the Board, members of senior management recommended by the Chairman attend Board meetings or portions thereof for the purpose of participating in discussions.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on our website at https://www.safeandgreenholdings.com under the “Investors — Corporate Governance” tab, and is available free of charge, upon request to our Corporate Secretary at Safe & Green Holdings Corp., 990 Biscayne Blvd., #501, Office 12, Miami, FL 33132; telephone number: (646) 240-4235.  Any substantive amendment of the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct and Ethics for executive officers or directors, will be made only after approval by the Board or a committee of the Board and will be disclosed on our website.

Delinquent Section 16(a) Reports.

Section 16(a) of the Exchange Act and the regulations promulgated thereunder require our executive officers, directors and persons who beneficially own more than 10% of our common stock to file forms with the SEC to report their ownership of the Company’s shares and any changes in ownership. We have reviewed all forms filed electronically with the SEC during, and with respect to, fiscal 2023. Based on that review and written information given to us by all of our directors and executive officers, we believe that all of our directors, executive officers and holders of more than 10% of our stock filed on a timely basis all reports that they were required to file under Section 16(a) during fiscal 2023, except the following.

●	John Shaw-Form 3 filed March 28, 2023 for 11 transactions

●	John Shaw-Form 4 filed 4-27-23 for 2 transactions

●	John Shaw -Form 4 filed 8-31-23 for 5 transactions

●	Paul Galvin-Form 4 filed 5-10-23 for 30 transactions

●	Paul Galvin -Form 4 filed 5-10-23 for 19 transactions

●	William Rogers-Form 4 filed 5-10-23 for 25 transactions

EXECUTIVE COMPENSATION

We are a “smaller reporting company” and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2023 executive compensation program for our named executive officers.

Our executive officers named in the Summary Compensation Table below are referred to herein as the “named executive officers.” These named executive officers are:

●	Paul M. Galvin, Former Chairman and Former Chief Executive Officer

●	Patricia Kaelin, Chief Financial Officer

●	William Rogers, Former Chief Operating Officer

●	Jim Pendergast, Chief Operating Officer

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by the following named executive officers for the fiscal years ended December 31, 2024, and 2023:

Name and Principal Position	Year	Salary ($)	Bonus ($)			Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Paul M. Galvin,	2024	522,445		$—		$440,656	$6,400	$969,501
Former Chairman and Former Chief Executive Officer	2023	$572,917		$35,100		$127,260	$11,250	$746,527

Patricia Kaelin,	2024	429,743	$		( )	$34,050	$6,492	$470,285
Chief Financial Officer (3)	2023	$200,000		$—		$50,172	$1,000	$251,172

William Rogers	2024	$—		$—		$—	$—	$—
Former Chief Operating Officer (4)	2023	$300,000		$—		$—	$80,500	$380,500

(1)	This column indicates the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).
(2)	For 2024, all other compensation consisted of: Mr. Galvin — $6,400 auto allowance; and Ms. Kaelin — $6,492 in paid health benefits.
(3)	Ms. Kaelin was appointed Chief Financial Officer of the Company on May 1, 2023.
(4)	Mr. Rogers’ employment with us terminated on December 31, 2023.

Narrative Disclosure to Summary Compensation Table

Following is a brief summary of each core element of the compensation program for our named executive officers.

Base Salary

We provide competitive base salaries that are intended to attract and retain key executive talent. Base salary levels depend on the executive’s position, responsibilities, experience, market factors, recruitment and retention factors, internal equity factors and our overall compensation philosophy.

Effective January 1, 2017, we entered into an employment agreement with Mr. Galvin. Mr. Galvin’s employment agreement originally provided for base compensation in the amount of $240,000 per year. On July 24, 2018, the Compensation Committee increased Mr. Galvin’s annual base salary to $370,000, retroactive to January 1, 2018. Such increase was based on a competitive market assessment provided by Haigh & Company, the Compensation Committee’s independent compensation consultant. On December 1, 2019, the annual base salary for Mr. Galvin was decreased from $370,000 to $180,000. On April 24, 2020, the annual base salary for Mr. Galvin was increased from $180,000 to $400,000. On July 5, 2022, the annual base salary for Mr. Galvin was increased to $500,000. On September 19, 2023, Mr. Galvin’s employment agreement was amended to increase Mr. Galvin’s annual base salary to $750,000.

On May 1, 2023, we engaged Patricia Kaelin to serve as our Chief Financial Officer with an annual base salary of $250,000, which was increased to $300,000 on July 26, 2023. The Compensation Committee has recommended that the Board approve an increase to Ms. Kaelin’s salary to $350,000 in 2024.

On December 7, 2020, the Company appointed William Rogers to serve as the Company’s Chief Operating Officer with an annual base salary of $300,000 per year. Mr. Rogers’ employment with us terminated on December 31, 2023. See “-Employment Agreements.”

Bonus Payments

Bonuses were accrued in 2022 for Mr. Galvin for $50,000 and Mr. Rogers for $60,000. Mr. Galvin was paid $50,000 of his 2022 bonus during 2022. On September 26, 2023 the Compensation Committee approved a cash bonus of $35,100 be paid to Mr. Galvin for his service to the Company in connection with the Separation and Distribution. In addition, the Compensation Committee has recommended that the Board approve 2023 bonuses of $350,000 for Mr. Galvin and $100,000 for Ms. Kaelin to be paid in cash, equity or a combination of cash and equity; this was approved by the full Board on February 27, 2024.

Equity Awards

During 2022 and 2023, we granted restricted stock unit awards to our key employees, including our named executive officers, as the long-term incentive component of our compensation program.

On November 3, 2022, the Compensation Committee granted Mr. Galvin an award of 250,000 restricted stock units (RSUs) (12,500 as adjusted for the May Stock Split) under our stock incentive plan, vesting quarterly over two years. On April 4, 2023, Mr. Galvin was granted an award of 126,000 RSUs (6,300 as adjusted for the May Stock Split). We anticipate that the Company will, in 2024, issue to Mr. Galvin RSUs representing a contingent right to receive such number of shares of Common Stock as will result in him owning a total of 9.9% of our outstanding shares of our Common Stock.

On May 10, 2023, Ms. Kaelin was granted an award of 60,000 RSUs (3,000 as adjusted for the May Stock Split) which vested upon issuance. The Compensation Committee has recommended that the Board approve an award of 300,000 RSUs (15,000 as adjusted for the May Stock Split) to Ms. Kaelin in 2024. This was approved by the full Board on February 27, 2024.

On May 4, 2023, the Board took action to vest in full 1,627,773 RSUs (81,389 as adjusted for the May Stock Split) granted under the Company’s stock incentive plan, which included 476,049 RSUs (23,802 as adjusted for the May Stock Split) granted to Mr. Galvin and 86,960 RSUs (4,348 as adjusted for the May Stock Split) granted to Mr. Rogers. The Company expects to submit payment for each of Mr. Galvin and Mr. Rogers for a portion of the taxes paid by them in respect of the accelerated vesting.

Employment Agreements

The following discussion relates to compensation arrangements on behalf of, and compensation paid by the Company to, Messrs. Galvin, and Armstrong pursuant to the terms of their employment/consulting agreements with the Company.

Paul M. Galvin

Mr. Galvin’s was the former Chief Executive Officer and former Chairman of the Board, pursuant to an employment agreement, effective January 1, 2017. The employment agreement provided for an initial term of two years, with automatic renewals unless earlier terminated pursuant to the provisions of the employment agreement. The employment agreement originally provided for base compensation in the amount of $240,000 per year, which was increased to $370,000 in early 2019, but subsequently reduced to $180,000 in December 2019. The employment agreement also provides for incentive compensation at the discretion of our Board. The agreement provides for the payment of severance compensation in an amount equal to one year of his base annual salary, if his employment is terminated by the Company other than for “Cause,” as defined therein. In April 2020, we entered into an amendment to Mr. Galvin’s employment agreement employment to December 31, 2021 and increased the annual base salary to $400,000, provide for a performance bonus structure for a bonus of up to 50% of base salary upon the Company’s achievement of $2,000,000 EBITDA and additional performance bonus payments for the achievement of EBITDA in excess of $2,000,000 based on a percentage of the incremental increase in EBITDA (ranging from 10% of the incremental increase in EBITDA if the Company achieves over $2,000,000 and up to $7,000,000 in EBITDA, 8% of the incremental increase in EBITDA if the Company achieves over $7,000,000 and up to $12,000,000 in EBITDA and 3% of the incremental increase in EBITDA over $12,000,000), provide for a profits-based additional bonus of up to $250,000 in certain limited circumstances, and provide for one (1) year severance, plus a pro-rated amount of any unpaid bonus earned by him during the year as verified by the Company’s principal financial officer, if Mr. Galvin is terminated without cause. At the Company’s option, up to fifty (50%) percent of the EBITDA performance bonuses may be paid in restricted stock units if then available for grant under the Company’s Stock Incentive Plan. In July 2022, we entered into an amendment to Mr. Galvin’s employment agreement to increase his annual base salary to $500,000 and in September 2023 we entered into an amendment to Mr. Galvin’s employment agreement to increase his annual base salary to $750,000. All other terms of the employment agreement remain in full force and effect. As of December 31, 2024, Mr. Galvin is no longer the Company’s Chief Executive Officer and Chairman of the Board of the Company.

Patricia Kaelin

On May 1, 2023, we entered into an employment agreement with Patricia Kaelin, our Chief Financial Officer, (the “Kaelin Employment Agreement”) to employ Ms. Kaelin in such capacity for an initial term of two (2) years, which Kaelin Employment Agreement provides for an annual base salary of $250,000, which was increased to $300,000 on July 26, 2023, a discretionary bonus of up to 20% of her base salary upon achievement of objectives as may be determined by the Board of Directors and severance in the event of a termination without cause on or after September 30, 2023 in amount equal to one year’s annual base salary and benefits. The Kaelin Employment Agreement also provides for the grant to Ms. Kaelin of a restricted stock grant under the stock incentive plan, as amended and as available for grant, of 60,000 shares of Common Stock (3,000 as adjusted for the May Stock Split), vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. On May 10, 2023, Ms. Kaelin was granted an award of 60,000 RSUs (3,000 as adjusted for the May Stock Split) which were fully vested upon issuance.

William Rogers

On September 27, 2021, we entered into an executive employment agreement with William Rogers (the “Rogers Employment Agreement”) to employ Mr. Rogers as the Company’s Chief Operating Officer for an initial term of two (2) years, which provided for an annual base salary of $300,000, a discretionary bonus of up to 25% of his base salary upon achievement of objectives as may be determined by the Company’s board of directors, term life insurance coverage equal to two (2) times annual base salary, three weeks’ vacation and severance in the event of a termination without cause in amount equal to one year’s annual base salary and benefits.

Pursuant to the terms of the Rogers Employment Agreement, October 1, 2021, Mr. Rogers was issued a restricted stock grant under our stock incentive plan of 37,500 shares of the Company’s Common Stock (1,875 as adjusted for the May Stock Split), vesting upon issuance, and a restricted stock grant under the stock incentive plan of 200,000 shares of our Common Stock (10,000 as adjusted for the May Stock Split), vesting monthly over two years.

Mr. Rogers is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

Mr. Rogers employment with us terminated on December 31, 2023. On October 20, 2023, we entered into a mutual settlement and release agreement with Mr. Rogers (the “Release Agreement”) pursuant to which (i) we agreed to pay Mr. Rogers a settlement payment equal to $75,000 for his lost vacation, life insurance and related costs through December 31, 2023; (ii) we and Mr. Rogers agreed to extend the Rogers Employment Agreement through December 31, 2023, at which point the Rogers Employment Agreement ended as a mutual termination; (iii) we and Mr. Rogers agreed that Mr. Rogers’ title under the Rogers Employment Agreement changed from COO to Project Development Advisor, as of October 20, 2023, and he reported to David Villarreal for the remaining term of the Rogers Employment Agreement and all other terms of the Rogers Employment Agreement remained unchanged, including Mr. Roger’s right to receive RSUs and right to accrue additional vacation days; (iv) Safe and Green Development Corporation and Mr. Rogers entered into a consulting agreement that commenced on January 1, 2024, which consulting agreement was entered into on October 20, 2023, and was effective January 1, 2024.

Retirement, Health, Welfare, and Additional Benefits

Our executive officers are eligible to participate in our employee benefit plans and programs, including medical benefits, flexible spending accounts, short and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our executive officers are also eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as our other full-time employees. Currently, we do match contributions made by participants in the 401(k) plan or make other contributions to participant accounts.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding option awards held by the named executive officers as of December 31, 2024:

		Options Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul M. Galvin	3/30/2018	4,108	(5)	—	$92.20	3/30/2028
	3/10/2017	5,298	(1)	—	$100.00	3/10/2027
	3/10/2017	3,973	(1)	—	$120.00	3/10/2027
	1/30/2017	4,841	(2)	—	$60.00	1/30/2027
	11/01/2016	4,914	(3)	—	$60.00	11/01/2026
	11/01/2016	667	(4)	—	$60.00	11/01/2026
Patricia Kaelin		—		—	—	—
William Rogers		—		—	—	—

(1)	In connection with a public offering by the Company, completed in June 2017, Mr. Galvin was granted performance-based option awards, to vest upon the completion of certain conditions. A portion of the shares were granted at an exercise price to equal the price per share at which the public purchased shares in the offering ($100.00 per share), while the remainder were granted at an exercise price equal to 120% of such price per share ($120.00 per share). In September 2017, the Compensation Committee determined that Mr. Galvin met his performance conditions and the option awards vested in full.
(2)	Of these options, 990 vested on the grant date, while the remaining 3,851 vested in equal quarterly installments on the last day of each fiscal quarter following the date of grant over a two-year period. All options vested in full as of December 31, 2018.
(3)	Of these options, 2,184 vested on the grant date, while the remainder vested in three equal installments of 910 on the three anniversaries following the grant date. Such options vested in full as of November 1, 2019.
(4)	These options vested in equal quarterly installments on the last day of each fiscal quarter following the date of grant and vested in full as of September 30, 2017.
(5)	These options vested in equal quarterly installments over a two-year period, beginning March 31, 2018, and vested in full as of December 31, 2019.

DIRECTOR COMPENSATION

Compensation Program

Our director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our stockholders. We compensate directors who are not employed by the Company with a combination of cash and equity awards. Mr. Galvin did not receive any compensation for serving on our Board in 2024.

The Compensation Committee reviews the director compensation program and recommends proposed changes for approval by the Board. As part of this review, the Compensation Committee considers the significant amount of time expended, and the skill level required, by each director not employed by the Company in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and the market compensation practices and levels of our peer companies.

Our Compensation Committee periodically reviews the compensation of our non-employee directors and makes recommendations to our Board for adjustments. As part of this review, the Compensation Committee may solicit the input of outside compensation consultants. For 2024, our director compensation program consisted of the following components:

Cash Fees

The following table sets forth the cash fee schedule for compensating non-employee directors from January 2024 through December 2024:

1/24 - 12/24
Annual Board Retainer	$80,000
Lead Independent Director	$5,000
Audit Committee Chair	$5,000
Compensation Committee Chair	$5,000
Nominating, Environmental, Social and Corporate Governance Committee Chair	$5,000

The above cash fees were to be paid quarterly in four equal installments, to each person serving as a non-employee director at the time when such payment is made. Non-employee directors may choose to receive the annual Board retainer as equity in the form of restricted stock units or stock options. Directors receive no additional per-meeting fee for Board or committee meeting attendance. All director fees owed for 2024 will be paid in 2025 in restricted stock units or stock options, at each director’s election.

Equity Awards

In addition, our director compensation program for 2024 provided that each director was to receive, pursuant to our stock incentive plan, an equity grant of restricted stock units with a grant date value of approximately $80,000 that would vest quarterly over two years, subject to such director’s continued service as a director. During 2024, each of Messrs. Meharey, Melton, and Hawkins and Ms. Anderson received a grant of RSUs, with a grant date value of approximately $20,000 per quarter, vesting quarterly over two years. Mr. Villareal, who also serves as the Chief Executive Officer of Safe and Green Development Corporation, received a grant of RSUs, with a value of $20,000 per quarter, vesting quarterly over two years. See “- Other Agreements” for a description of Ms. Villaverde’s 2023 equity grant. All director equity awards owed for Q4 of 2024 will be paid in Q1 of 2025 in restricted stock units or stock options, at each director’s election.

On May 4, 2023, the Board took action to vest in full 1,627,773 RSUs granted under the Company’s stock incentive plan, 140,105 RSUs granted to Mr. Villarreal, 59,439 RSUs granted to Mr. Melton, 37,500 RSUs granted to Ms. May-Cormier, 37,500 RSUs granted to Mr. Hawkins, and 68,814 RSUs granted to Mr. Blumenfeld. The Company expects to reimburse each of such directors for a portion of the taxes paid by them in respect of the accelerated vesting.

Additional Compensation

In connection with special committees that the Board may form from time to time in connection with various transactions or undertakings, the Board may award additional compensation to the directors, in its discretion, for membership on such special committees. The Board may, from time to time, grant additional merit-based cash or equity compensation to non-employee directors for extraordinary service. All directors are reimbursed for expenses incurred in connection with each Board and committee meetings attended.

Other Agreements

On February 3, 2023, Safe and Green Development Corporation entered into an executive employment agreement with David Villarreal to employ Mr. Villarreal as its President and Chief Executive Officer for an initial term of two (2) years, which provides for an annual base salary of $300,000, a discretionary bonus of up to 25% of his base salary upon achievement of objectives as may be determined by the SG DevCorp board of directors and severance in the event of a termination without cause in amount equal to one year’s annual base salary and benefits. Pursuant to the terms of the employment agreement, subject to SG DevCorp’s board of directors approval, SG DevCorp agreed to issue to Mr. Villarreal a restricted stock grant of under SG DevCorp’s 2023 Incentive Compensation Plan for six hundred fifty thousand (650,000) shares of SG DevCorp’s common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. Mr. Villarreal is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

On December 20, 2023, Vanessa Villaverde notified the Company of her decision to resign, effective December 31, 2023, from her position as a member of the Board and the Nominating, Environmental, Social and Corporate Governance Committee. The Company entered into a Mutual Separation and Release Agreement (the “Separation Agreement”) with Ms. Villaverde. The Separation Agreement provides that the Company shall, on or before December 31, 2023, pay to Ms. Villaverde all outstanding board fees. The Agreement also contains a non-disparagement obligation on both parties and a release of claims. Pursuant to the Separation Agreement, the Company paid Ms. Villaverde outstanding board fees of $20,000 and granted her 42,553 RSUs with a grant date value of approximately $20,034, which were fully vested upon issuance.

Director Compensation Table

The following table sets forth information regarding all forms of compensation that were both earned by and paid to our non-employee directors during the year ended December 31, 2024. The compensation arrangements for Mr. Galvin is disclosed in the Summary Compensation Table set forth in the “Executive Compensation” section of this Annual Report. Mr. Galvin did not receive compensation for his services as a director during the year ended December 31, 2024.

	Fees Earned or Paid in Cash ($)	Stock Awards(1)	All Other Compensation ($)	Total(2)
Thomas Meharey (3)	$63,750	$107,326	$—	$171,076
Christopher Melton	$67,500	$56,306	$—	$123,806
Jill Anderson (4)	$60,000	$81,421	—	$141,421
David Villarreal (5)	$60,000	$91,187	$—	$151,187
Shafron Hawkins	$63,750	$81,411	$—	$145,161

(1)	This column indicates the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of the RSUs granted on April 4, 2023. As of December 31, 2023, none of the directors held any options or unvested restricted stock units.
(2)	Amounts to be paid in equity in 2024 related to 2023 compensation as described in ” – Compensation Program” are not included in this table.
(3)	Mr. Meharey joined the Board in October 2023.
(4)	Ms. Anderson joined the Board in August 2023.
(5)	This table does not include amounts paid to Mr. Villarreal, a former director, in 2023 by SG DevCorp for his services as Chief Executive Officer of SG DevCorp.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

 Related Party Transactions

The following is a summary of transactions since January 1, 2022 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements and equity awards granted to our executive officers and directors during 2022 and 2023 that are described under the sections of this proxy statement entitled “Executive Compensation” and “Director Compensation”.

On January 21, 2020, CPF GP 2019-1 LLC (“CPF GP”) issued to the Company a promissory note in the principal amount of $400,000 (the “Company Note”) and issued to Paul Galvin, the Company’s Chairman and CEO, a promissory note in the principal amount of $100,000 (the “Galvin Note”). The transaction closed on January 22, 2019, on which date the Company loaned CPF GP 2019-1 LLC $400,000 and Mr. Galvin personally loaned CPF GP $100,000 on behalf of the Company.

The Company Note and Galvin Note were issued pursuant to the Loan Agreement and Promissory Note, dated October 3, 2019, as amended on October 15, 2019 and November 7, 2019 by and between the CPF GP and the Company, and bear interest at five percent (5%) per annum, payable, together with the unpaid principal amount of the promissory notes, on the earlier of the July 31, 2023 maturity date or upon the liquidation, redemption sale or issuance of a dividend upon the LLC interests in CPF MF 2019-1 LLC, a Texas limited liability company of which CPF GP is the general partner. The terms of the Galvin Note, however, provide that all interest payments due to Mr. Galvin under the Galvin Note shall be paid directly to, and for the benefit of, the Company. In connection with the issuance of the Company Note and the Galvin Note, CPF GP, the Company and Mr. Galvin entered into a Security Agreement, dated January 21, 2020, pursuant to which CPF GP granted a security interest in its LLC interests in CPF MF 2019-1 LLC to the Company and Mr. Galvin to secure its obligations thereunder. Subsequent to the year ended December 31, 2021, the Galvin Note was assigned to the Company and the principal amount of $100,000 was returned to Mr. Galvin. The Company has a promissory note in the principal amount of $100,000 and the assignment of the promissory note occurred in January 2022.

On December 14, 2023, Mr. Galvin, loaned $75,000 to the Company. The loan was evidenced by a promissory note. The loan will be interest free (subject, however to any interest which may be imputed under applicable income tax laws) and is due and payable by December 14, 2024.

Loan Transactions with SG DevCorp

During 2021, SG DevCorp received $4,200,000 from due to affiliates. This amount was advanced to SG DevCorp by us, was evidenced by a promissory note, non-interest bearing and was due on demand. Included in this amount, were payroll and general and administrative expenses which were paid by us and allocated to SG DevCorp.

On August 9, 2023, we and SG DevCorp entered into a Note Cancellation Agreement, effective as of July 1, 2023, pursuant to which we cancelled and forgave the remaining $4,000,000 balance then due on that certain promissory note, dated December 19, 2021, made by SG DevCorp in favor of us in the original principal amount of $4,200,000.

In addition, as of September 30, 2023, $1,717,694 is due from us for advances made by the SG DevCorp.

The Spin-Off of SG DevCorp

In connection with the Separation and Distribution, we entered into a separation and distribution agreement and several other agreements with SG DevCorp to effect the Separation and provide a framework for our relationship with SG DevCorp after the Separation. These agreements provide for the allocation between us, on the one hand, and SG DevCorp, on the other hand, of the assets, liabilities and obligations associated with the spin-off business, on the one hand, and our other current businesses, on the other hand, and will govern the relationship between our company, on the one hand, and SG DevCorp, on the other hand, subsequent to the Separation and Distribution (including with respect to transition services, employee matters and tax matters).

Separation and Distribution Agreement

The separation and distribution agreement governs the overall terms of the Separation and Distribution and specified those conditions that must be satisfied or waived by us prior to the completion of the Separation. We and SG DevCorp each agreed to indemnify the other and each of the other’s current and former directors, officers, and employees, and each of the heirs, executors, administrators, successors, and assigns of any of them, against certain liabilities incurred in connection with the Separation and Distribution and our and SG DevCorp’s respective businesses. The amount of either SG DevCorp’s or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The separation and distribution agreement also establishes procedures for handling claims subject to indemnification and related matters.

Tax Matters Agreement

In connection with the Separation, we and SG DevCorp entered into a tax matters agreement that contains certain tax matters arrangements and governs the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes incurred as a result of the Separation and the Distribution. The tax matters arrangement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.

The tax matters agreement governs the rights and obligations that we and SG DevCorp have after the Separation with respect to taxes for both pre- and post-closing periods. Under the tax matters arrangement, SG DevCorp will be responsible for (i) any of SG DevCorp’s taxes for all periods prior to and after the Distribution and (ii) any taxes of the Safe & Green group for periods prior to the Distribution to the extent attributable to the real estate development business. We generally will be responsible for any of the taxes of the Safe & Green group other than taxes for which SG DevCorp is responsible. In addition, we will be responsible for our taxes arising as a result of the Separation and Distribution. Notwithstanding the foregoing, sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar taxes imposed on the Distribution shall be borne fifty percent (50%) by us and fifty percent (50%) by SG DevCorp. We shall be entitled to any refund (and any interest thereon received from the applicable tax authority) of taxes for which we are responsible for under the tax matters agreement and SG DevCorp shall be entitled to any refund (and any interest thereon received from the applicable tax authority) of taxes for which SG DevCorp is responsible for under the tax matters agreement.

Each of Safe & Green and SG DevCorp will indemnify each other against any taxes allocated to such party under the tax matters agreement and related out-of-pocket costs and expenses.

Shared Services Agreement

In connection with the Separation, we entered into a shared services agreement with SG DevCorp which sets forth the terms on which we provide to SG DevCorp certain services or functions that the companies historically have shared. Shared services will include various administrative, accounting, communications/investor relations, human resources, operations/construction services, and strategic management and other support services.

In consideration for such services, SG DevCorp pays fees to us for the services provided, and those fees are generally in amounts intended to allow us to recover all of its direct and indirect costs incurred in providing those services. We charge SG DevCorp a fee for services performed by (i) our employees which is a percentage of each employee’s base salary based upon an allocation of their business time spent providing such services and (ii) third parties, the fees charged by such third parties. SG DevCorp also pay us for general and administrative expenses incurred by us attributable to both the operation of Safe & Green (other than the provision of the services performed by our employees) and the provision of the shared services, including but not limited to information technology, data subscription and corporate overhead expenses, the portion of such costs and expenses that are attributable to the provision of the shared services, as reasonably determined by us. SG DevCorp also reimburses us for direct out-of-pocket costs incurred by us for third party services provided to SG DevCorp.

Other Related Party Transactions

Fabrication Agreement

On December 2, 2022, SG DevCorp entered into the Fabrication Agreement with SG Echo for the fabrication of approximately 800 multifamily market rate rental units, equal to approximately 800,000 square feet of new modular buildings to be located at the McLean site (the “McLean Project”). The Fabrication Agreement provided that SG Echo would be paid a fee equal to 15% of the cost of the McLean Project. The McLean Project will be fabricated in Phases of 100 to 150 units per phase, with the schedule of the phasing to be determined in SG DevCorp’s sole discretion. The terms of payment are as follows: (i) down payment of 30% upon release of project for fabrication; (ii) stage payment of 65% upon completion of fabrication, testing and inspection of each unit as it leaves the facility; and (iii) final payment of 5% upon completion of installation on site, including acceptance of punch list items, startup of equipment and City of Durant inspection. Notwithstanding the foregoing, SG DevCorp may withhold 10%, as retainage, from the payment otherwise due, to be reduced to 5% after field install is watertight and 2.5% after all punch list items have been complete. The Fabrication Agreement may be terminated for cause by either party upon 30-days written notice to the other party, subject to each party’s right to cure a default or breach, except for fraud or bad faith. In the event of termination, SG Echo will be entitled to be paid for all services rendered through the date of termination. In the event the termination by SG DevCorp is without cause, SG DevCorp will also pay any expenses incurred as a result of the termination (including without limitation supplier and vendor cancellation fees, restocking fees, subcontractor termination or cancellation fees, or other similar termination costs), plus a 15% markup as compensation for SG Echo’s anticipated profit on the value of services not performed by SG Echo. In connection with the entry into the Master Purchase Agreement, on December 18, 2023, SG DevCorp and SG Echo terminated that certain Fabrication Agreement, dated December 2, 2022, between the parties relating to the McLean mixed-use site.

Master Purchase Agreement

The Master Purchase Agreement provides that SG Echo will be paid a fee equal to 12% of the agreed cost of each project. The Master Purchase Agreement further provides that payment terms for all design work and the completion of the pre-fabricated container and module shall be made in accordance with the following schedule: (a) a deposit equal to 40% of the cost of the pre- fabricated container and module only shall be paid by SG DevCorp to SG Echo within 5 business days of the mutual execution of a project order; (b) a progress payment (not to exceed to 35% of the cost of the pre-fabricated container and module) shall be paid by SG DevCorp to SG Echo monthly in proportion to the percentage of Work completed, which payment shall be made within 10 business days of the SG DevCorp’s receipt of SG Echo’s invoice; (c) a progress payment equal to 15% of the cost of the pre-fabricated container and module shall be paid by SG DevCorp to SG Echo within 10 business days of the delivery of the pre-fabricated container and module to the specific project site; and (d) the final payment equal to 10% of the cost of the pre-fabricated container and module only shall be paid by SG DevCorp to SG Echo within 10 business days of the substantial completion of the Work. Substantial completion of the Work shall be as defined by the applicable project order. Notwithstanding the foregoing, SG DevCorp may withhold 10% of the invoiced amount, as retainage, which will be paid to SG Echo once the specific project is completed (including any punch list items). The Master Purchase Agreement may be terminated by either party if there is a material default by the other party and such default continues for a period of 20 days after receipt by the defaulting party of written notice thereof. If SG DevCorp terminates the Master Purchase Agreement or any project order as a result of a default by SG Echo, SG Echo will not be entitled to receive further payment until the Work is finished. If the unpaid balance of the amount set forth in the project order for the project is less than the cost of finishing the Work, SG Echo will pay the difference to SG DevCorp. In no event will SG Echo be entitled to receive any compensation if the cost to SG DevCorp of performing the balance of the Work is less than the unpaid balance. In addition, SG DevCorp may terminate the Master Purchase Agreement or any project order without cause. In the event the termination by SG DevCorp is without cause, SG Echo will be entitled to payment for all work and costs incurred prior to termination date plus the applicable fee owed to SG Echo thereon as more particularly described in the applicable project order.

The initial project for which modular construction services are anticipated to be provided to SG DevCorp by SG Echo is the Magnolia Gardens residential project to be built on the McLean mixed-use site in Durant, Oklahoma, consisting of 800 residential units. In accordance with the Master Purchase Agreement, SG Echo will provide SG DevCorp with an itemized cost proposal for the services to be performed for the Magnolia Gardens residential project and a firm schedule for performing the services. If the proposal and schedule is satisfactory to SG DevCorp, the proposal will be then incorporated into a project order to be executed by both parties.

Related Party Review Procedures

Pursuant to our Audit Committee charter, our Audit Committee reviews on an on-going basis our policies and procedures for reviewing and approving or ratifying all “Related Party Transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including the Company’s Related Person Transaction Policy, and recommend any changes to the Board. In accordance with our Related Person Transaction Policy and Nasdaq Rule 4350 (h), the Audit Committee conducts appropriate review and oversight of all related person transactions for potential conflict of interest situations on an ongoing basis. Any transaction with a related person is subject to our written policy for transactions with related persons. Pursuant to such policy, our Audit Committee reviews in advance all related person transactions. The Audit Committee approves only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as the Audit Committee determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to: whether the transaction was undertaken in the ordinary course of business of the Company; the purpose and potential benefits of the transaction to the Company; the terms of the transaction and of comparable transactions that would be available to unrelated third parties or to employees generally; and the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer. In reviewing and approving such transactions, the Audit Committee obtains, or will direct management to obtain on its behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction prior to its approval. The Audit Committee may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time.

DESCRIPTION OF CAPITAL STOCK

The following briefly summarizes the material terms of our capital stock that are contained in our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”). These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of our Certificate of Incorporation or Bylaws and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock. Our Certificate of Incorporation and Bylaws are included as exhibits to our registration statement on Form S-1, of which this prospectus forms a part. Since the terms of the Delaware General Corporation Law (the “DGCL”) are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.

General

Our authorized capital stock consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 5,405,010 shares of preferred stock, par value $1.00 per share.

Common Stock

Voting Rights. Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, except as otherwise required by statute. Except as otherwise required by law, the certificate of incorporation or the bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or the bylaws, directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Cumulative voting for the election of directors is not provided for in our certificate of incorporation.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights. Upon our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Rights and Preferences. The rights, preferences, and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,405,010 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Common Stock.

Anti-Takeover Effects of Our Charter Documents and Some Provisions of Delaware Law

Certain provisions set forth in our Certificate of Incorporation, our Bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Certificate of Incorporation and Bylaws

Proposals of business and nominations. Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 2.4 requires stockholders intending to submit proposals or nominations at a stockholders meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 2.4 provides a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock. Our board of directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies. Our Bylaws generally provide that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

Removal of Directors. Our Bylaws provide that directors may be removed by the stockholders only for cause.

Stockholder Actions. Our Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminates the right of stockholders to act by written consent without a meeting. Our Bylaws also provide that only our chairman of the board, chief executive officer, president (in the absence of a chief executive officer) or the board of directors pursuant to a resolution adopted by a majority of the directors may call a special meeting of stockholders.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Delaware Anti-Takeover Statute

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

●	before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

●	any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;

●	any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, under Section 203 defines an “interested stockholder” include an entity or person (other than the corporation any direct or indirect majority-owned subsidiary of the corporation) who, together with the person’s affiliates and associates, beneficially owns, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Since we have not opted out of Section 203, Section 203 may discourage or prevent mergers or other takeover or change of control attempts of us.

Listing of Common Stock on the Nasdaq Capital Market

Our Common Stock is currently listed on the Nasdaq Capital Market under the trading symbol “SGBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

DESCRIPTION OF SECURITIES WE ARE OFFERING

This is an offering of our Common Stock. Our Common Stock is listed on the Nasdaq Capital Market and currently trades under the symbol “SGBX.”

All of our issued and outstanding Common Stock are fully paid and non-assessable. Unless the board of directors determine otherwise, each holder of our Common Stock will not receive a certificate in respect of such Common Stock

Our authorized capital stock consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 5,405,010 shares of preferred stock, par value $1.00 per share.

Percentage ownership after this offering is based on 18,406,144  shares of our Common Stock outstanding assuming the issuance of all of the 12,371,133 shares of Common Stock being registered in this offering which are not outstanding on the date hereof.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Capital Stock” in the accompanying base prospectus and are incorporated herein by reference.

Voting Rights. Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, except as otherwise required by statute. Except as otherwise required by law, the certificate of incorporation or the bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or the bylaws, directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Cumulative voting for the election of directors is not provided for in our certificate of incorporation.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights. Upon our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Rights and Preferences. The rights, preferences, and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

General

Our authorized capital stock consists of 75,000,000  shares of Common Stock, par value $0.01 per share, and 5,405,010 shares of preferred stock, par value $1.00 per share.

As of February 3, 2025, 19,270,190 shares of our Common Stock are issued and outstanding, and no shares of our preferred stock are issued and outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Common Stock acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the Common Stock, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of Common Stock will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our Common Stock as compensation for services;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);

●	persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

●	banks or other financial institutions;

●	brokers or dealers in securities or currencies;

●	tax-exempt organizations or tax-qualified retirement plans;

●	pension plans;

●	regulated investment companies or real estate investment trusts;

●	persons that hold the Common Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

●	certain U.S. expatriates, former citizens, or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of Common Stock through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of Common Stock, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of Common Stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of Common Stock through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Common Stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Potential Acceleration of Income

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements.

In addition, under the Inflation Reduction Act signed into law on August 16, 2022, certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) are potentially subject to a 15% alternative minimum tax on the “adjusted financial statement income” of such large corporations for tax years beginning after December 31, 2022. The U.S. Treasury Department, the IRS, and other standard-setting bodies are expected to issue guidance on how the alternative minimum tax provisions of the Inflation Reduction Act will be applied or otherwise administered.

The application of these rules thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of these rules is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Tax Considerations Applicable to U.S. Holders

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of Common Stock.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the Common Stock and to the proceeds of a sale or other disposition of Common Stock paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “-U.S. Holders-Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock (determined separately with respect to each share of Common Stock), but not below zero, and then will be treated as gain from the sale of that share Common Stock.

Any distribution (including constructive distributions) on shares of Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate-holding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “-Backup Withholding and Information Reporting” and “-Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Common Stock

Subject to the discussions below under the sections titled “-Backup Withholding and Information Reporting” and “-Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of Common Stock:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

●	the Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock, if shorter), a “U.S. real property holding corporation,” unless the Common Stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the Common Stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become a “U.S. real property holding corporation.”

See the sections titled “-Backup Withholding and Information Reporting” and “-Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the Common Stock paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the Common Stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the Common Stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the Common Stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the Common Stock if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our Common Stock. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the Common Stock, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the Common Stock.

Federal Estate Tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of the Common Stock.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the Common Stock, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on Nasdaq or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. The Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

The Selling Shareholder may also sell securities under Rule 144 (“Rule 144”) or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We know of no existing arrangements between the Selling Shareholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will bear the costs incurred in connection with the registration of the Shares.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Exchange Act, as described below:

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our securities on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates have provided, or may in the future, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instrument.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities, where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2023 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of M&K CPAS PLLC, an independent registered public accounting firm, incorporated by reference, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements as of and for the year ended December 31, 2022 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm, incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.safeandgreenholdings.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after (i) the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the shares of our Common Stock included in this prospectus:

●	Our Annual Report on Form 10-K/A for the year ended December 31, 2023 (File No. 001-38037) filed with the SEC on May 10, 2024;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 (File No. 001-38037) filed with the SEC on May 17, 2024; Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 (File No. 001-38037) filed with the SEC on August 14, 2024; and Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 (File No. 001-38037) filed on November 27, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 14, 2025, January 21, 2025, January 27, 2025, January 29, 2025 and February 3, 2025 (File Nos. 001-38037); and

●	The description of the Registrant’s Common Stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, as filed on March 20, 2017 (File No. 001-38037), including any amendment or report filed for the purpose of updating such description, as updated by the description of the Common Stock filed as Exhibit 4.9 to our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on May 10, 2024, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) from our website (www.safeandgreenholdings.com) or by writing or calling us at the following address and telephone number:

Safe & Green Holdings Corp.
990 Biscayne Blvd., Suite 501
Miami, Florida 33132
(646) 240-4235

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

SAFE & GREEN HOLDINGS CORP.

19,270,190 Shares of Common Stock

PROSPECTUS

February 7, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for payments of unlawful dividends or unlawful stock repurchases or redemptions; (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

Our amended and restated bylaws provides that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify its employees and agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL.

We have entered into indemnification agreements with each of our directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

On May 3, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a single accredited institutional investor (the “Purchaser”) for the sale and issuance in a private placement (i) 130,000 unregistered shares (the “Shares”) of Common Stock, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,249,310 shares of Common Stock (the “Pre-Funded Warrant Shares”), and (iii) common warrants (the “Common Warrants”) to purchase up to 2,758,620 shares of Common Stock (the “Common Warrant Shares” and, together with the Shares and the Pre-Funded Warrant Shares, the “Registrable Securities”), for a combined offering price of each Share and Common Warrant set at $2.90 and the combined offering price of each Pre-Funded Warrant and Common Warrant set at $2.8999, for aggregate gross proceeds of approximately $4.0 million. As of the date hereof, Pre-Funded Warrants to purchase 279,310 shares of Common Stock were exercised. The foregoing transaction is referred to herein as the “Private Placement.”

Concurrently with the Private Placement, we entered into a Placement Agent Agreement, dated as of May 3, 2024 with A.G.P./Alliance Global Partners (the “Placement Agent”), pursuant to which we agreed to pay the Placement Agent, as the sole placement agent in connection with the Private Placement, a cash fee equal to 6.5% of the aggregate gross proceeds raised in the Private Placement. The Company also agreed to issue to the Placement Agent and/or its designees warrants to purchase such number of shares of Common Stock equal to five percent (5%) of the shares of Common Stock and Pre-Funded Warrants issued at the closing of the Private Placement (the “Placement Agent Warrants” and, together with the Common Warrants, the “Warrants”). The Placement Agent Warrants are exercisable commencing on the date of issuance and will terminate five years from the date of commencement of sales of the Private Placement. The exercise price of the Placement Agent’s Warrants is $2.65.

On January 11, 2024, we entered into a securities purchase agreement with Peak One Opportunity Fund, L.P., pursuant to which, among other things, we sold to Peak One Opportunity Fund, L.P warrants to purchase up to 375,000 shares of our Common Stock in a private placement and a debenture in the principal amount of $1,300,000 which is convertible into shares of Common Stock at a conversion price of $0.46 per share. The maximum number of shares of Common Stock that currently may be issued under the debenture is 2,835,302, which takes into account the Exchange Cap specified in such agreements.

On February 7, 2023, we entered into a securities purchase agreement with Peak One Opportunity Fund, L.P., pursuant to which, among other things, we sold to Peak One Opportunity Fund, L.P warrants to purchase up to 500,000 shares of our Common Stock in a private placement and a debenture in the principal amount of $1,00,000 which is convertible into shares of Common Stock at a conversion price of $1.50 per share. We also entered into an equity purchase agreement on the same date pursuant to which we issued to Peak One 75,000 shares of Common Stock and up to $10,000,000 of additional shares of Common Stock that we may put to Peak One Opportunity Fund, L.P. The maximum number of shares of Common Stock that currently may be issued under both agreements is 2,760,675, which takes into account the Exchange Cap specified in such agreements.

On October 25, 2021 in connection with a registered direct offering of our Common Stock and pre-funded warrants to purchase shares of Common Stock, we entered into a securities purchase agreement with an institutional investor (the “Purchaser”), pursuant to which, among other things, we sold to the Purchaser warrants (the “Warrants”) to purchase up to 1,898,630 shares of our Common Stock in a private placement. No separate consideration was paid for the issuance of the Warrants.

On June 10, 2020, the Company entered into an Exchange Agreement with an accredited investor to exchange a promissory note issued to him by the Company, dated February 4, 2020, in the principal amount of $200,000, together with the interest accrued thereon, for 73,665 shares of the Company’s Common Stock.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Order Confirming Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563).
2.2	Disclosure Statement for Amended Plan of Reorganization for Safe & Green, et al. under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.3	Order of the Bankruptcy Court for the Southern District of New York Approving the Disclosure Statement and Setting Plan of Reorganization Confirmation Deadlines (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.4	Separation and Distribution Agreement by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 28, 2017 (File No. 000-22563)).
3.4	Certificate of Amendment to Certificate of Designation, dated May 11, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 12, 2017 (File No. 001-38037)).
3.5	Certificate of Elimination of Series A Convertible Preferred Stock, dated December 13, 2018 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 17, 2018 (File No. 001-38037)).
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated June 5, 2019 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2019 (File No. 001-38037)).
3.7	Form of Certificate of Designation of the Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.7 to the Registration Statement on Form S-1/A as filed by the Registrant with the Securities and Exchange Commission on December 9, 2019 (File No. 333-235295))
3.8	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 5, 2020 (File No. 001-38037)).
3.9	Amended and Restated Bylaws of the Company dated June 4, 2021 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 7, 2021 (File No. 001-38037)).
3.10	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 22, 2022 (File No. 001-38037)).
3.11	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 17, 2023 (File No. 001-38037)).
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).

4.2	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).
4.3	Form of Representative’s Warrant Agreement (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 31, 2019 (File No. 001-38037)).
4.4	Form of Representative’s Warrant (incorporated herein by reference to Exhibit 4.14 to the Registration Statement on Form S-1/A filed by the Registrant with the Securities and Exchange Commission on May 5, 2020 (File No. 333-237682)).
4.5	Debenture, dated February 7, 2023, in the principal amount of $1,100,000 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38037)
4.6	Warrant, dated February 7, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38037)
4.7	Form of Indenture (incorporated by reference to Exhibit 4.2 to the Registration Statement Form S-3 as filed by the Registrant with the Securities and Exchange Commission on July 24, 2023 (File No. 001-38037)
4.8	Debenture, dated November 30, 2023, in the principal amount of $700,000 (Incorporated by reference to Exhibit 4.1 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
4.9	Warrant, dated November 30, 2023 (Incorporated by reference to Exhibit 4.2 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
4.10	Debenture dated January 11, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)
4.11	Warrant dated January 11, 2024 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)
5.1*	Legal opinion of Sichenzia Ross Ference Carmel LLP
10.1#	Form of the Company Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).
10.2#	Form of the Company Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).
10.3#	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017 (File No. 333-215922)).
10.4#	SG Blocks, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017 (File No. 333-215922)).
10.5#	Executive Employment Agreement, effective as of January 1, 2017, between Paul M. Galvin and the Company (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on March 14, 2017 (File No. 000-22563)).
10.6#	Amendment No. 1 to the SG Blocks, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2018 (File No. 001-38037)).
10.7#	Form of SG Blocks, Inc. Restricted Share Unit Agreement (Non-Employee Directors) (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 30, 2018 (File No. 001-38037)).
10.8#	Form of Restricted Share Unit Agreement (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).
10.9#	Form of Restricted Share Unit Agreement (Special Bonus) (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).

10.10	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)
10.11#	Amendment No. 2 to the SG Blocks, Inc. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 25, 2020 (File No. 001-38037))
10.12#	Asset Purchase Agreement by and between SG Echo, LLC and Echo DCL, LLC, dated September 17, 2020 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2020 (File No. 001-38037)).
10.13	Unimproved Property Contract, dated February 25, 2021, by and between the Company and Northport Harbor LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 11, 2021 (File No. 001-38037)).
10.14	Settlement and Mutual Release Agreement, dated June 15, 2021, by and among CPF GP 2019-1 LLC, Capital Plus Financial, LLC and the Company (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.15	Termination of Exclusive License Agreement, effective June 15, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.16	Assignment of Limited Rights Under Membership Interest Redemption Agreement, dated June 15, 2021, by and among Capital Plus Financial, LLC, the Company and CPF GP 2019-1 LLC (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.17	Operating Agreement by and between SGB Development Corp., Jacoby Development, Inc. and JDI-Cumberland Inlet. LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.18	Fabrication and Building Services Agreement by and between JDI-Cumberland Inlet, LLC and SG Echo, LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.19	Real Estate Lien Note, dated July 14, 2021, in the principal amount of $2,000,000 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.20	Deed of Trust, dated July 14, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.21	Assignment of Leases and Rents, dated July 8, 2021 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.22#	Amendment No. 3 to the SG Blocks, Inc. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed by the Registrant with the Securities and Exchange Commission on July 14, 2021 (File No. 001-38037)).
10.23#	Employment Agreement, dated September 27, 2021, between the Company and William Rogers (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 1, 2021 (File No. 001-38037)).
10.24	Form of Securities Purchase Agreement, dated as of October 25, 2021 by and between the Company and the Purchaser named therein (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 26, 2021 (File No. 001-38037)).
10.25	Lease Agreement by and between SG Echo LLC and May Properties, LLC, dated October 28, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.26	Guaranty by the Company dated October 28, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.27	Loan Agreement by and among SG Echo LLC, The Durant Industrial Authority and the Company, as guarantor, dated October 29, 2021 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.28	Forgivable Promissory Note, dated October 29, 2021, issued by SG Echo LLC (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.29#	Amendment to Employment Agreement, dated July 5, 2022, between the Company and Paul Galvin (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 8, 2022 (File No. 001-38037)).
10.30#	Employment Agreement between SG Blocks, Inc. and Marc Brune, dated September 1, 2022, between SG Blocks, Inc. and (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 1, 2022 (File No. 001-38037)).

10.31	Fabrication Agreement between SGB Development Corp. and SG Echo, LLC, dated December 2, 2022, (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 6, 2022 (File No. 001-38037)).
10.32#	Employment Agreement, dated February 3, 2023, between Safe and Green Development Corporation and David Villarreal (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2023 (File No. 001-38037)).
10.33	Securities Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38037)
10.34	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38037)
10.35	Equity Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38037)
10.36	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38037)
10.37	Loan Agreement, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.38	Promissory Note, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.39	Deed of Trust and Security Agreement, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.40	Assignment of Contract Rights, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38087)
10.41	Mortgage, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.42	Limited Guaranty, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.43	Resignation Letter from Yaniv Blumenfeld (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 3, 2023 (File No. 001-38037)
10.44	Employment Agreement by and between the Company and Patricia Kaelin dated as of May 1, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 3, 2023 (File No. 001-38037)
10.45	Standard Cash Advance Agreement, dated May 16, 2023 by and between SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 22, 2023 (File No. 001-38037)
10.46	Secured Commercial Promissory Note, date June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.47	Mortgage, date June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.48	Non-Recourse Factoring and Security Agreement, dated June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.49	Secured Continuing Corporate Guaranty, date June 8, 2023 by and between the Company in favor of SouthStar Financial LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.50	Cross-Default and Cross Collateralization Agreement, date June 8, 2023 by and between the Company, SG Echo LLC and SouthStar Financial LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.51	Loan Agreement, dated as of June 16, 2023, between the Company and BCV S&G DevCorp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 29, 2023 (File No. 001-38037)
10.52	Escrow Agreement, dated June 21, 2023 among the Company, Bridgeline Capital Partners S.A., acting on behalf BCV S&G DevCorp, and American Stock Transfer & Trust Company, LLC, as Escrow Agent (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 29, 2023 (File No. 001-38037)

10.53	Note Cancellation Agreement, Effective as of July 1, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 11, 2023 (File No. 001-38037)
10.54	Promissory Note by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 11, 2023 (File No. 001-38037)
10.55	Amendment No. 1 to Loan Agreement, dated as of August 25, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 28, 2023 (File No. 001-38037)
10.56	Offer Letter by and between the Company and Vanessa Villaverde dated August 28, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 29, 2023 (File No. 001-38037)
10.57	Offer Letter by and between the Company and Jill Anderson dated August 30, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 5, 2023 (File No. 001-38037)
10.58	Amendment No. 2 to Loan Agreement dated as of September 11, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 12, 2023 (File No. 001-38037)
10.59	Amendment to Employment Agreement dated as of September 19, 2023 by and between the Company and Paul Galvin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 19, 2023 (File No. 001-38037)
10.60	Shared Services Agreement by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
10.61	Tax Matters Agreement by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
10.62	Amendment No. 4 to the Company’s Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 10, 2023 (File No. 001-38037)
10.63	Mutual Settlement and Release Agreement by and between the Company and William Rogers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 25, 2023 (File No. 001-38037)
10.64	Standard Cash Advance Agreement, dated September 26, 2023, by and between SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 25, 2023 (File No. 001-38037)
10.65	Note Subscription Agreement by and between the Company and E-Lovu Health, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 16, 2023 (File No. 001-38037)
10.66	Standard Cash Advance Agreement, dated November 20, 2023 by and between the Company and SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 22, 2023 (File No. 001-38037)
10.67	Contribution Agreement between LV Peninsula Holding LLC and Preserve Acquisitions, LLC entered into as of November 28, 2023 (Incorporated by reference to Exhibit 10.1 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 4, 2023)
10.68	Securities Purchase Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.1 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.69	Registration Rights Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.2 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.70	Equity Purchase Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.3 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.71	Registration Rights Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.4 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.72	2023 Subsidiaries Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 11, 2023 (File No. 001-38037)

10.73	Form of Promissory Note by and between the Company and Paul Galvin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 20, 2023 (File No. 001-38037)
10.74	Master Purchase Agreement by and between the Company and SG Echo LLC and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 21, 2023 (File No. 001-38037)
10.75	Mutual Separation And Release Agreement by and between the Company and Vanessa Villaverde (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 26, 2023 (File No. 001-38037)
10.76	Standard Merchant Cash Advance Agreement by and among SG Building Blocks, Inc., SG Echo, LLC and Madison Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 10, 2024 (File No. 001-38037)
10.77	Securities Purchase Agreement dated January 11, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)
10.78	Registration Rights Agreement dated January 11, 2024 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)
10.79	Securities Purchase Agreement, dated January 21, 2025, by and between the Company and the Investor
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
23.1*	Consent of Whitley Penn LLP, Independent Registered Public Accounting Firm
23.2*	Consent of M&K CPAS, PLLC
23.3*	Consent of Sichenzia Ross Ference Carmel LLP (see Exhibit 5.1 above)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

#	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, February 7, 2025.

SAFE & GREEN HOLDINGS CORP.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael McLaren, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael McLaren	Chairman, Chief Executive Officer	February 7, 2025
Michael McLaren	(Principal Executive Officer)

/s/ Patricia Kaelin	Chief Financial Officer	February 7, 2025
Patricia Kaelin	(Principal Financial and Accounting Officer)

/s/ Jim Pendergast	Chief Operating Officer	February 7, 2025
Jim Pendergast

/s/ Paul Galvin	Director	February 7, 2025
Paul Galvin

/s/ Christopher Melton	Director	February 7, 2025
Christopher Melton

/s/ Shafron E. Hawkins	Director	February 7, 2025
Shafron E. Hawkins

/s/ Jill Anderson	Director	February 7, 2025
Jill Anderson

/s/ Thomas Meharey	Director	February 7, 2025
Thomas Meharey